EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AMN HEALTHCARE SERVICES, INC.,

NIGHTINGALE ACQUISITION, INC.,

NIGHTINGALE ACQUISITION, LLC,

NF INVESTORS, INC.

and

GSUIG, L.L.C.

(in its capacity as the Representative)

Dated as of July 28, 2010

i

(Continued)

(Continued)

(Continued)

EXHIBITS

Exhibit A	Stockholder Consent
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Stockholders Agreement
Exhibit D	Non-Competition and Severance Agreement
Exhibit E	Management Termination Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Press Release
Exhibit H	Form of Series A Certificate of Designations

SCHEDULES

SEE ATTACHED

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2010 (this “Agreement”), by and among AMN Healthcare Services, Inc., a Delaware corporation (the “Buyer”), Nightingale Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Nightingale Acquisition, LLC, a Delaware limited liability company, the sole member of which is the Buyer (“LLC Sub”), NF Investors, Inc., a Delaware corporation (the “Company”), and GSUIG, L.L.C., a Delaware limited liability company (the “Initial Representative”), in its capacity as the Representative.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC” and, together with the DGCL, “Delaware Law”), the Buyer, Merger Sub, LLC Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “First Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), and then immediately after the First Merger and as a part of an integrated plan, the Surviving Corporation will merge with and into LLC Sub (the “Second Merger,” and together with the First Merger, the “Mergers”), with LLC Sub as the surviving entity (the “Surviving LLC,” and together with the Surviving Corporation, the “Surviving Company”).

WHEREAS, the Board of Directors of the Company (i) has determined that the First Merger is consistent with and in furtherance of the long-term business strategy of the Company, and in the best interests of the company and its Stockholders, and has approved and adopted this Agreement, the First Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that the Stockholders of the Company approve and adopt this Agreement and the First Merger;

WHEREAS, the Board of Directors of the Buyer has determined that the Mergers are consistent with and in furtherance of the long-term business strategy of the Buyer, and in the best interests of the Buyer and its stockholders and has approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared its advisability;

WHEREAS, the Board of Directors of Merger Sub (i) has determined that the First Merger is in the best interests of Merger Sub and its sole stockholder and has approved and adopted this Agreement, the First Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that the Buyer, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the First Merger;

WHEREAS, the Buyer, as the sole member of LLC Sub, has determined that the Second Merger is in the best interest of LLC Sub and has approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, Merger Sub shall have delivered to the Company the Buyer’s written consent approving and adopting this Agreement, in its capacity as sole stockholder of Merger Sub, in accordance with the requirements of the DGCL;

WHEREAS, the Persons listed on Schedule A (the “Stockholders”) own in the aggregate 100% of the issued and outstanding: (i) shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Series A Preferred Stock”), (ii) shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Series B Preferred Stock” and together with Company Series A Preferred Stock, the “Company Preferred Stock”), (iii) shares of Series C Redeemable Preferred Stock, par value $0.001 per share, of the Company (“Company Series C Preferred Stock”), (iv) Preferred Options, (v) Options, (vi) Preferred Warrants and (vii) Warrants, in each case in such amounts as are set forth opposite each Stockholder’s name on Schedule A, which Company Preferred Stock, Company Series C Preferred Stock, Preferred Options, Options, Preferred Warrants and Warrants constitute all of the issued and outstanding Capital Stock of the Company as of the date of this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer and Merger Sub to enter into this Agreement, the Company shall have delivered to the Buyer and Merger Sub the irrevocable written consent of certain of the Stockholders of the Company (representing approximately 85.6% of the issued and outstanding Capital Stock of the Company) in the form attached as Exhibit A adopting and approving the First Merger and this Agreement (collectively, the “Stockholder Consent”);

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Buyer shall cause to be delivered to the Company, concurrently with the Closing, a registration rights agreement between certain of the Stockholders and the Buyer, duly executed by the Buyer, substantially in the form attached as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, the Buyer and certain of the Stockholders are executing and delivering, concurrently with the execution of this Agreement, among other things, a stockholders agreement substantially in the form attached as Exhibit C (the “Stockholders Agreement”);

WHEREAS, as a material inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement, concurrently with the execution of this Agreement, AMN Healthcare, Inc., a wholly-owned subsidiary of the Buyer, and Robert Livonius are executing and the Buyer (on behalf of AMN Healthcare, Inc.) and Robert Livonius are delivering a non-competition and severance agreement in the form attached as Exhibit D (the “Non-Competition and Severance Agreement”);

WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, the Buyer, the Company and certain of the Stockholders are executing and delivering, concurrently with the execution of this Agreement, among other things, a management termination and release agreement substantially in the form attached as Exhibit E (the “Management Termination Agreement”); and

WHEREAS, the parties intend for the Mergers to constitute an integrated transaction that qualifies as a reorganization with the meaning of Section 368(a)(1)(A) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.    The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, dispute, claim, suit, proceeding, arbitration, mediation, administrative or regulatory hearing or conference, investigation, assessment of civil or administrative penalties, or inquiry.

“Adjustment Amount” means an amount determined pursuant to clause (i) of the definition of the Aggregate Exchange Buyer Series A Preferred Stock, as such amounts may be adjusted pursuant to Section 3.4.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Balance Sheet Rules” means, collectively, the accounting principles, methods and practices used in preparing the Audited Balance Sheet, applied on a consistent basis and in accordance with GAAP.

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Common Stock” means the shares of common stock, $0.01 par value per share, of the Buyer.

“Buyer Credit Facility” means that certain Credit Agreement, dated as of December 23, 2009, by and among AMN Healthcare, Inc., as borrower, AMN Healthcare Services, Inc., AMN Services, Inc., O’Grady-Peyton International (USA), Inc., International Healthcare Recruiters, Inc., AMN Staffing Services, Inc., The MHA Group Inc., Merritt, Hawkins & Associates, AMN Healthcare Allied, Inc., RN Demand, Inc., Staff Care, Inc., MHA Allied Consulting, Inc., AMN Allied Services, LLC, Lifework, Inc., Pharmacy Choice, Inc., and Rx Pro Health, Inc. as guarantors, the lenders identified on the signature pages thereto and Bank of America, N.A., as administrative agent.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Corporate Organization), 5.2 (Authorization; Enforceable Agreement), 5.6 (Valid Issuance of Buyer Stock), 5.7 (Capitalization) and 5.10 (Brokers).

“Buyer SEC Reports” means all publicly available forms, reports, statements, certificates and other documents filed with or furnished to the SEC by the Buyer since December 31, 2007 (excluding any disclosures set forth in any section of a Buyer SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature).

“Buyer Series A Preferred Stock” means the Series A Conditional Convertible Preferred Stock, par value $0.01 per share, of the Buyer with the rights, preferences, powers and privileges specified in the Series A Certificate of Designations.

“Buyer Stock” means the Buyer Series A Preferred Stock and the Buyer Common Stock.

“Capital Stock” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Closing Indebtedness” means the amount of consolidated Indebtedness of the Company and its Subsidiaries outstanding immediately before the Closing, determined in accordance with the Balance Sheet Rules.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means shares of common stock, par value $0.001 per share, of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Company Organization), 4.2 (Authorization; Enforceable Agreement), 4.6 (Capitalization), 4.7 (Subsidiaries), 4.17 (Authority to Cancel Common Stock), 4.18(f) (Labor Matters), 4.25 (Affiliate Transactions), 4.26 (Brokers), 4.27 (Cost Reports), 4.29 (Health Care Compliance), 4.30 (HIPAA), 4.33 (Non-Accredited Investors), 4.34 (Representation Relating to Transaction Expenses), 4.35 (Medicare/Medicaid) and 4.36 (Amendment of Certificates of Designations).

“Company Plan” means any Benefit Plan: (a) under which any current or former director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates; or (b) with respect to which the Company or any of its Subsidiaries has any Liability.

“Consideration Percentage” means, with respect to any Stockholder, the percentage set forth opposite each Stockholder’s name on Schedule A; provided, however, that the Company (prior to the Closing) or the Representative (from and after the Closing) may deliver to the Buyer a revised Schedule A changing only the Consideration Percentage of any Stockholder or Stockholders if necessary to reflect any changes in any of the underlying components of the calculation including, among other things, Series A Preferred Stock Consideration, accrued dividends and exercise proceeds; provided, further that any such changes to Schedule A shall be made only after consultation with, and with the prior written consent of Buyer with respect to computations of the Consideration Percentages not having been made in accordance with the Organization Documents of the Company or the Series B Equity Arrangements (such consent not to be unreasonably withheld, conditioned or delayed).

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral).

“Covered Persons” means: (a) any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries; (b) any Subsidiary of the Company or holder of Capital Stock (including securities convertible into or exchangeable for Capital Stock) of the Company or any of its Subsidiaries (or Affiliate or family member or associate thereof); or (c) any Person in which the Company or any of its Subsidiaries holds Capital Stock (or securities convertible into or exchangeable for any such Capital Stock).

“Current Assets” means the consolidated current assets of the Company and its Subsidiaries, which current assets shall include only the line items set forth on the Latest Balance Sheet, attached hereto as Schedule C, under the heading “Current Assets” and no other assets.

“Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries, which current liabilities shall include only the line items set forth on the Latest Balance Sheet, attached hereto Schedule C, under the heading “Current Liabilities” and no other liabilities; provided, that no component of Indebtedness (other than such components referred to in the parentheticals in clauses (b), (d) and (f) of the definition of Indebtedness) or Transaction Expenses shall be a Current Liability.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement.

“DOL” means the U.S. Department of Labor.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and (b) general principles of equity.

“Environmental Law” means any Law, Order or any Contract with any Governmental Authority, relating to (a) the environment, (b) the protection of human health and safety, or (c) the regulation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” means Wells Fargo Escrow Company (or any other escrow agent to be agreed by the parties).

“Escrow Agreement” means the Escrow Agreement to be entered into at Closing by the Buyer, the Representative and the Escrow Agent, as containing such terms and conditions, including as contemplated by this Agreement, reasonably agreed by the parties.

“Existing Credit Facilities” means (i) the Credit Agreement, dated as of August 9, 2007, by and among NF Holdings Corporation, as Borrower, NF Investors, Inc., as one of the Guarantors, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as Administrative Agent and Collateral Agent, as amended by the Limited Waiver and Amendment No. 1 to Credit Agreement, dated as of November 24, 2009, by and among NF Holdings Corporation, NF Investors, Inc., the other Loan parties thereto, the Lenders party thereto, the L/C Issuers and the Supplemental L/C Issuers parties thereto and General Electric Capital Corporation, as Administrative Agent and Collateral Agent and (ii) the Second Lien Credit Agreement, dated as of August 9, 2007, by and among NF Holdings Corporation, as Borrower, NF Investors, Inc., as one of the Guarantors, the Lenders party thereto and General Electric Capital Corporation, as Administrative Agent and Collateral Agent, as amended by the Limited Waiver and Amendment No. 1 to the Second Lien Credit Agreement, dated as of November 24, 2009, by and among NF Holdings Corporation, NF Investors, Inc., the other Loan parties thereto, the Lenders party thereto, and General Electric Capital Corporation as Administrative Agent and Collateral Agent.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means: (a) any pollutant, contaminant, waste or chemical; (b) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; or (c) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons.

“Home Health Agency or Home Health Agencies” means each licensed home health agency owned and operated by the Company or any of its Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as to any Person, without duplication: (a) any indebtedness or other obligation of such person for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness of such Person evidenced by any note, bond, debenture or other security or similar instrument (other than short term insurance premium financing incurred in the ordinary course of business consistent with past practice, but only to the extent such short term insurance premium financing is otherwise included in the calculation of Net Working Capital as a Current Liability); (c) any liabilities of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities of such Person for the deferred purchase price of property or other assets, including any “earn-out” or similar payments, but excluding accounts payable (to the extent such accounts payable are incurred in the ordinary course of business consistent with past practice and are otherwise included in the calculation of the Net Working Capital as Current Liabilities); (e) any liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities of such Person under any letter of credit to the extent drawn upon, bank overdrafts and similar charges (other than to the extent such bank overdrafts and similar charges are otherwise included in the calculation of Net Working Capital as a Current Liability); (g) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (h) any indebtedness referred to in clauses (a) through (g) above of any other Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, such Person. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs; (d) trade secrets, know-how, inventions, processes, procedures, databases, operations manuals, customer lists, confidential business information and other proprietary information and rights; (e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (a) when used in reference to the Company, the actual knowledge of any of Robert Livonius, Christian Rutherford, Patrick McColpin, Chris Friedrichs, Denise Deans-Graf or Linda Sheffield, in each case, after due inquiry; and (b) when used in reference to the Buyer, the actual knowledge of any of Susan R. Nowakowski, Bary G. Bailey or Denise L. Jackson, in each case, after due inquiry.

“Labor Laws” means any Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages, hours, workplace safety and insurance or pay equity.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Liability” means any liability, debt, obligation, loss, damage (including incidental and consequential, as well as, when determining the amount of any Losses, any diminution of value or loss of future revenues or income), claim, cost or expense (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.

“License” means any license, permit, certificate, approval, consent, registration or similar authorization of any Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“Losses” means any Liability, whether or not involving a Third Party Claim.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, occurrences, states of fact or developments, has had or would be reasonably expected to have a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; provided that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) conditions affecting the U.S. economy as a whole; (b) an earthquake or other natural disaster; (c) a change in accounting rules, (d) the announcement of the Contemplated Transactions, (e) any action taken by the Person in accordance with this Agreement or with the prior written consent of the other party to this Agreement, (f) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (g) with respect to the Buyer only, a change in the market price of the Buyer Common Stock in the U.S. securities or financial markets, or (h) with respect to the Buyer only, any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, which, in the case of any of the foregoing clauses (a), (c) or (h) does not disproportionately affect such Person or any of its Subsidiaries relative to other companies in the industries in which they operate.

“Medical Reimbursement Program” means the government reimbursement programs, including Medicare, Medicaid, TRICARE, Medicaid waiver programs, and all other programs that qualify as Federal Health Care programs in which the Company or any of its Subsidiaries participate.

“Multiemployer Plan” means any Company Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Working Capital” means Current Assets, minus Current Liabilities as determined in accordance with the Balance Sheet Rules, each calculated immediately before, and without giving effect to, the Closing.

“Net Working Capital Adjustment” means (i) if the Net Working Capital is less than $15,000,000, an amount equal to the Net Working Capital minus $15,000,000 and (ii) if the Net Working Capital is greater than $17,000,000, an amount equal to Net Working Capital minus $17,000,000, in each case, expressed as a positive number, if positive, and as a negative number, if negative.

“Nonqualified Deferred Compensation Plan” means the NF Investors, Inc. Nonqualified Deferred Compensation Plan, dated as of August 9, 2007.

“Nursefinders” means Nursefinders, Inc. a Texas corporation and a wholly owned Subsidiary of the Company.

“Option” means any option to purchase Company Common Stock issued pursuant to the NF Investors, Inc. 2007 Incentive Compensation Plan.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Permitted Liens” means: (a) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with the Balance Sheet Rules; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with the Balance Sheet Rules; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (d) Liens on goods in transit incurred pursuant to documentary letters of credit and (e) any other Liens which are not material to the Company or any of its Subsidiaries; provided, however, that none of such Liens under clause (e), individually or in the aggregate, interfere with or impair, in any material respect, the use, occupancy or operation of the assets of the Company or its Subsidiaries, as currently used, occupied and operated.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Preferred Option” means any option to purchase Company Series B Preferred Stock issued pursuant to the NF Investors, Inc. 2007 Rollover Stock Incentive Plan.

“Preferred Warrant” means any warrants to purchase Company Series A Preferred Stock.

“Representative” means the Initial Representative or any successor representative of the Stockholders appointed in accordance with the terms of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Certificate of Designations” means the Certificate of Designations of Buyer Series A Preferred Stock in the form attached hereto as Exhibit H.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) (a) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity, or (b) controls the management; provided, that THS shall not be considered a Subsidiary of the Company for purposes of this Agreement.

“Tax” means: (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, escheat, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and (iii) customs duties; (b) any liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group, or (ii) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any of the items described in clause (a) or (b) above.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“THS” means Texas Health SingleSource Staffing, LLC.

“THS ERISA Affiliate” means any entity that, together with THS or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Transaction Documents” means this Agreement, the Stockholder Consent, the Registration Rights Agreement, the Stockholders Agreement and the Escrow Agreement.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries, in each case in connection with the Contemplated Transactions (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including: (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (b) any amounts owed to existing Stockholders, including accrued management fees, sponsor transaction fees and Affiliated payments; (c) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (d) any fees, costs and expenses or payments of the Company or any of its Affiliates related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments required to be set forth on Schedule 4.34 or otherwise made by the Company or any of its Subsidiaries to any employee of the Company or any of its Affiliates as a result of the execution of this Agreement or in connection with or as a result of the consummation of the transactions contemplated by this Agreement (other than such fees, costs and expenses (i) which arise as a direct result of unilateral actions by the Buyer or the Surviving Company following the Effective Time or (ii) that are incurred by the Company or any of its Subsidiaries at the request of the Buyer and that have been consented to by the Buyer pursuant to a written waiver of Section 6.1(o) of this Agreement; provided that, for the avoidance of doubt, this parenthetical shall not apply to payments made by the Buyer or the Surviving Company as contemplated by Section 3.8(b) of this Agreement); (e) to the extent not paid, any other fees, costs and expenses or payments resulting from the change of control of the Company or any of its Subsidiaries or otherwise payable in connection with receipt of any consent or approval in connection with the Contemplated Transactions (other than filing fees required in connection with any “change of ownership or control” for purposes of Medicare and Medicaid certification); and (f) fifty percent (50%) of the filing fees required under the HSR Act only with respect to the Buyer and the Company.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.).

“Warrants” means any warrants to purchase Company Common Stock.

1.2 Other Capitalized Terms.    The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
197 Attributes	4.11(o)
Accounting Firm	3.4(b)
Aggregate Exchange Buyer Common Stock	3.2(b)(i)
Aggregate Exchange Buyer Series A Preferred Stock	3.2(b)(ii)
Aggregate Exchange Buyer Stock	3.2(b)(iii)
Agreement	Preamble
Audited Balance Sheet	4.8
Audited Financial Statements	4.8
Buyer	Preamble
Buyer Holdback Amount	3.2(b)(ii)
Buyer Indemnified Parties	11.2
Cancelled Shares	3.1(b)
Cap	11.5(d)
Certificate	3.3(a)
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Closing Statement	3.4(a)
Closing Transaction Expenses	3.2(a)
CMS	6.23
Company	Preamble
Company Intellectual Property	4.14(a)
Company Licenses	4.23
Company Preferred Stock	Recitals
Company Series A Preferred Stock	Recitals
Company Series B Preferred Stock	Recitals
Company Series C Preferred Stock	Recitals
Company Series C Preferred Stock Consideration	3.1(c)(i)
Confidentiality Agreement	6.2
Contest	7.5(a)
Cost Reports	4.27
Deficiencies	4.29(e)
Delaware Law	Recitals
DGCL	Recitals
Dispute	3.4(b)
Dissenting Shares	3.5(a)
DLLC	Recitals
Effective Time	2.2
Exchange Act	5.4
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Expiration Date	11.1
Expiration Date Distribution Amount	11.3(c)
Final Adjustment Amount	3.4(d)
Final Distribution Amount	11.3(d)
Financial Statements	4.8
Financing	6.7(a)
Financing Agreements	6.7(a)

Term	Section
First Merger	Recitals
Franchise Agreements	4.31(a)
Funded Indebtedness	3.8(a)
HIPAA	4.30
Indemnified Party	11.7(a)
Indemnifying Party	11.7(a)
Initial Distribution Amount	11.3(b)
Initial Representative	Preamble
Interim Financial Statements	4.8
IP Licenses	4.14(c)
Latest Balance Sheet	4.8
Leases	4.15
Licensed Intellectual Property	4.14(a)
LLC Sub	Preamble
Management Termination Agreement	Recitals
Material Contracts	4.12(a)
Merger Sub	Preamble
Mergers	Recitals
NOLs	4.11(o)
Non-Competition and Severance Agreement	Recitals
Objections Statement	3.4(b)
Owned Intellectual Property	4.14(a)
Pay-Off Lender	3.8(a)
Pay-Off Letters	3.8(a)
Personal Information	4.14(g)
Post-Closing Taxes	7.3(b)
Post-Signing Returns	7.2(a)
Pre-Closing Statement	3.2(a)
Pre-Closing Taxable Periods	7.6(a)
Pre-Closing Taxes	7.3(a)
Privacy Policy	4.14(g)
Proxy Statement	6.12(a)
Registration Rights Agreement	Recitals
Second Certificate of Merger	2.2
Second Effective Time	2.2
Second Merger	Recitals
Series B Equity Arrangements	6.19(c)
Stockholder Approvals	5.2(a)
Stockholder Consent	Recitals
Stockholder Indemnified Parties	11.4
Stockholder Meeting	6.12(a)
Stockholders	Recitals
Stockholders Agreement	Recitals
Straddle Period	7.7
Surrender Agreement	6.19(a)
Surviving Company	Recitals
Surviving Corporation	Recitals
Surviving LLC	Recitals
Tangible Property	4.16
Tax Attributes	4.11(p)
Tax Benefits	11.9(c)

Term	Section
Tax Costs	11.9(c)
Tax Indemnified Buyer Parties	7.3(a)
Tax Indemnified Stockholder Parties	7.3(b)
Tax Indemnified Stockholder Party	7.3(b)
Tax Loss	7.3(a)
Tax Losses	7.3(a)
Tax Matter	7.5(a)
Tax Sharing Agreements	4.11(h)
Termination Date	10.1(d)
Third Party Claim	11.7(a)
Threshold Amount	11.5(c)

1.3 Interpretive Provisions.    Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

THE MERGERS

2.1 The Mergers.    At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the Surviving Corporation of the First Merger and shall continue its legal existence under the DGCL. Immediately after the Effective Time and as part of an integrated plan and in accordance with Delaware Law, (i) the Surviving Corporation shall be merged with and into LLC Sub, (ii) the separate corporate existence of the Surviving Corporation shall cease and (iii) LLC Sub shall be the Surviving LLC of the Second Merger and shall continue its legal existence under the DLLC.

2.2 Effective Time; Closing Date.    The closing of the Mergers (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m. local time, on the last Business Day of the month in which all of the conditions to the Closing set forth in Article VIII and Article IX shall have been satisfied or waived (other than conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date, time and place as the Company and the Buyer may mutually agree in writing (the “Closing Date”); provided that in no event shall the Closing occur prior to August 31, 2010. On or as soon as practicable following the Closing, the Company and Merger Sub shall cause the First Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the parties hereto shall make all other filings or recordings required by the DGCL or other applicable Law in connection with the First Merger. The First Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the date and time when the First Merger is Effective, the “Effective Time”). Immediately following the Effective Time, the Surviving Corporation and LLC Sub shall cause the Second Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of Delaware (the “Second Certificate of Merger”) and shall make all other filings or recordings required by Delaware Law or other applicable Law in connection with the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed in accordance with the applicable provisions of Delaware Law, or at such later time as may be stated in the Second Certificate of Merger (the date and time when the Second Merger is effective, the “Second Effective Time”).

2.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided herein and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers, franchises and assets of the Surviving Corporation and LLC Sub shall vest in the Surviving LLC, and all debts, liabilities, obligations and duties of the Surviving Corporation and LLC Sub shall become the debts, liabilities, obligations and duties of the Surviving LLC.

2.4 Organizational Documents.

(a) At the Effective Time:

(i) Subject to Section 6.10, the form of certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the form of certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(ii) Subject to Section 6.10, the form of bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the form of bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such bylaws.

(b) At the Second Effective Time:

(i) Subject to Section 6.10, the form of certificate of formation of LLC Sub, as in effect immediately prior to the Second Effective Time, shall be the form of certificate of formation of the Surviving LLC until thereafter amended as provided by Law and such certificate of formation.

(ii) Subject to Section 6.10, the limited liability company operating agreement, as in effect immediately prior to the Second Effective Time, shall be the limited liability operating agreement of the Surviving LLC, until thereafter amended as provided by Law and such limited liability company operating agreement.

2.5 Board of Directors and Officers.    The parties hereto shall take all actions reasonably necessary so that from and after the Effective Time, (i) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6 Further Assurances.    If, at any time after the Effective Time or the Second Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company, Merger Sub or LLC Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors, as applicable, or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub or LLC Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Merger Sub or LLC Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company, Merger Sub or LLC Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

2.7 Tax Consequences.    The parties intend that, for federal income tax purposes, the Mergers shall constitute an integrated transaction that is characterized as a merger of Company into Buyer and that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Buyer, Merger Sub, LLC Sub and Company are parties to such reorganization within the meaning of Section 368(b) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Reg. §§ 1.368-2(g) and 1.368-3(a).

ARTICLE III

EFFECTS OF THE MERGERS; CONSIDERATION

3.1 Conversion of Capital Stock of the Company.    At the Effective Time, by virtue of the First Merger and without any action on the part of the Company, Merger Sub, the Buyer, or the holders of any of the Capital Stock of the Company:

(a) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) all Capital Stock of the Company that is owned by the Company, as treasury stock, or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled, retired and shall cease to exist, without any conversion thereof, and no distribution shall be made with respect thereto (the “Cancelled Shares”);

(c) except for Cancelled Shares and Dissenting Shares (in accordance with Section 3.5) and subject to Section 7.7(b):

(i) the shares of Company Series C Preferred Stock that are issued and outstanding immediately prior to the Effective Time shall, in the aggregate, be converted, without the consent of the holders thereof, into the right to receive the Company Series C Preferred Stock Consideration. The term “Company Series C Preferred Stock Consideration” means a number of fully paid and non-assessable shares of Buyer Series A Preferred Stock equal to the quotient obtained by dividing (A) the aggregate Series C Liquidation Value (as defined in the Certificate of Designations of the Company Series C Preferred Stock) with respect to all issued and outstanding shares of Company Series C Preferred Stock, by (B) $10 (as adjusted in accordance with Section 3.2(c) of this Agreement); and

(ii) the shares of Company Preferred Stock and the Preferred Options and Preferred Warrants issued and outstanding immediately prior to the Effective Time shall be (a) with respect to the shares of Company Preferred Stock (including the shares of Company Preferred Stock, if any, previously issued upon exercise of Preferred Options and Preferred Warrants), converted, without the consent of the holders thereof, into the right to receive, and (b) with respect to the Preferred Options and Preferred Warrants, whether or not then exercisable, sold by means of surrender and cancellation in exchange for, collectively, an aggregate number of shares of Buyer Stock equal to the Aggregate Exchange Buyer Stock, which shall be allocated among the holders of shares of Company Preferred Stock and the holders of the Preferred Options and Preferred Warrants in accordance with their respective Consideration Percentages; provided, however, that such consideration payable under this Section 3.1(c)(ii) shall be adjusted pursuant to Sections 3.4(d) and 3.6;

(d) immediately after the Effective Time, all Capital Stock of the Company, including any Preferred Options, Preferred Warrants, Options and Warrants relating thereto, shall no longer be outstanding and, to the extent outstanding, shall automatically be canceled and retired, or converted in accordance with the terms of this Agreement.

Schedule B sets forth, for illustrative purposes only, a sample calculation of the Aggregate Exchange Buyer Series A Preferred Stock (including the components thereof) and the allocation of the shares of Buyer Stock issuable pursuant to Sections 3.1(c)(i) and 3.1(c)(ii) among the Stockholders (including holders of Preferred Options and Preferred Warrants) based on their respective Consideration Percentages, and the Company Series C Preferred Stock, Company Preferred Stock, Preferred Options and Preferred Warrants they will own at the Closing.

3.2 Calculation of Consideration.

(a) Pre-Closing Statement and Transaction Expenses.    Not fewer than three Business Days prior to the anticipated Closing Date, (i) the Company shall deliver to the Buyer a certificate executed by the Chief Financial Officer of the Company (the “Pre-Closing Statement”) setting forth the Company’s good faith estimates of (A) Closing Indebtedness, (B) Transaction Expenses, (C) Net Working Capital and (D) the Adjustment Amount, in each case, determined in accordance with the Balance Sheet Rules, together with supporting documentation for such estimates and any additional information reasonably requested by the Buyer, and (ii) the Representative shall deliver to the Buyer final invoices with respect to all Transaction Expenses to be paid by the Company or any of its Subsidiaries at the Closing (the “Closing Transaction Expenses”). The Pre-Closing Statement shall be prepared in consultation with the Buyer and shall be reasonably acceptable to the Buyer.

(b) Defined Terms for purposes of Calculation of Consideration.

(i) “Aggregate Exchange Buyer Common Stock” means 6,300,000 shares of Buyer Common Stock.

(ii) “Aggregate Exchange Buyer Series A Preferred Stock” means a number of fully paid and non-assessable shares of Buyer Series A Preferred Stock equal to the quotient obtained by dividing (i) (A) $198,710,000, minus (B) $19,000,000 (the “Buyer Holdback Amount”), plus (C) the estimated Net Working Capital Adjustment (if the estimated Net Working Capital Adjustment is a positive number), minus (D) the absolute value of the estimated Net Working Capital Adjustment (if the estimated Net Working Capital Adjustment is a negative number), minus (E) the estimated Closing Indebtedness, minus (F) the estimated Transaction Expenses by (ii) $11. The Aggregate Exchange Buyer Series A Preferred Stock shall be subject to adjustment following the closing pursuant to Section 3.4.

(iii) “Aggregate Exchange Buyer Stock” means (i) a number of shares of Buyer Common Stock equal to the Aggregate Exchange Buyer Common Stock, plus (ii) a number of shares of Buyer Series A Preferred Stock equal to the Aggregate Exchange Buyer Series A Preferred Stock less the Company Series C Preferred Stock Consideration.

(c) Adjustments.    The calculation of the consideration payable and the valuation of each share of Buyer Stock, for all purposes of this Agreement, shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or any Company Common Stock), reorganization, recapitalization, reclassification or similar change with respect to Buyer Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Closing.

(d) Withholding.    Each of the Buyer and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable hereunder to any Person such consideration as it is required to deduct and withhold under any provision of any Tax Law. To the extent that any consideration is so deducted and withheld, such deducted and withheld consideration shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.3 Exchange Procedures.

(a) Prior to the Effective Time, the Buyer shall appoint American Stock Transfer & Trust Company as an exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates of the Company Series C Preferred Stock and the Company Preferred Stock and copies of executed Surrender Agreements as evidence of Preferred Options and Preferred Warrants (each, a “Certificate”) for the Buyer Stock, in accordance with the terms of this Agreement. As soon as reasonably practicable after the Effective Time, the Buyer will cause the Exchange Agent to send, to the extent not already sent by the Company in accordance with Section 6.26, to each holder of record of shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options and Preferred Warrants as of the Effective Time, whose shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options and Preferred Warrants were converted or exchanged, as applicable, into the right to receive shares of Buyer Stock pursuant to Section 3.1, a letter of transmittal substantially in the form of Exhibit F (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of such Certificates to the Exchange Agent in exchange for the Buyer Stock (which letter of transmittal shall be accompanied by all financial information with respect to Buyer as required to be furnished to the Stockholders pursuant to Rule 502(b)(2)(ii) if so requested by Buyer). Promptly after the Effective Time, the Buyer shall cause to be deposited with the Exchange Agent the number of shares of Buyer Stock (which shall be in non-certificated book-entry form) payable as consideration upon due surrender of the Certificates pursuant to the provisions of this Article III. All book-entry shares representing Buyer Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Buyer Stock contemplated to be delivered to the Stockholders out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Each holder of shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options and Preferred Warrants that have been converted or exchanged, as applicable, into the right to receive shares of Buyer Stock, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Buyer or the Exchange Agent, will be entitled to receive in exchange therefor shares of Buyer Stock (which shall be in non-certificated book-entry form) representing, in the aggregate, the number of shares of Buyer Stock that such holder has the right to receive pursuant to the provisions of this Article III (less any required Tax withholding). The Buyer Stock shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificates and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any consideration payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Buyer Stock as contemplated by Section 3.1.

(c) If any portion of the Buyer Stock payable under this Article III is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Buyer Stock shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants. From and after the Effective Time, the holders of Certificates representing shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or the Buyer, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants six (6) months after the Effective Time shall be returned to the Buyer, upon demand, and any such holder who has not exchanged his or her shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants for the Buyer Stock in accordance with this Section 3.3 prior to that time shall thereafter look only to the Buyer for delivery of the Buyer Stock in respect of such holder’s shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants. Notwithstanding the foregoing, neither the Buyer, the Surviving Company nor the Company shall be liable to any holder of shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants for any consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Buyer Stock payable in accordance with this Agreement remaining unclaimed by holders of shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options or Preferred Warrants immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto.

3.4 Series A Preferred Stock Consideration Adjustment.

(a) Closing Statement.    Within 90 days following the Closing Date, the Buyer shall prepare and deliver to the Representative a certificate executed by an executive officer of the Buyer (the “Closing Statement”) setting forth the Buyer’s determination of (i) Closing Indebtedness, (ii) Transaction Expenses,

(iii) Net Working Capital and (iv) the Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules. Following delivery of the Closing Statement, the Buyer shall provide the Representative with any supporting documentation for the Closing Statement that the Representative may reasonably request.

(b) Dispute Resolution.    Within 30 days after the Representative’s receipt of the Closing Statement, the Representative shall deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be limited to mathematical errors and/or computations of the amounts specified in clauses (i), (ii), (iii) and (iv) of Section 3.4(a) not having been made in accordance with the terms of this Agreement. If the Representative does not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all parties. If the Representative does deliver an Objections Statement within such 30-day period, then the Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”). After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties. If the Buyer and the Representative are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is not available for such assignment, such other nationally recognized accounting firm upon which the Buyer and the Representative shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Buyer and the Representative, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c) Fees and Expenses of Accounting Firm.    The fees, costs and expenses of the Accounting Firm shall be borne by either the Buyer or the Stockholders as follows: (i) if the Accounting Firm determines that the Adjustment Amount is more than five percent (5%) greater or lower than the Adjustment Amount determined by the Buyer, then the Buyer shall bear the fees, costs and expenses of the Accounting Firm, and (ii) if the Accounting Firm determines that the Adjustment Amount is less than five percent (5%) greater or lower than the Adjustment Amount determined by the Buyer, then the Stockholders shall bear the fees, costs and expenses of the Accounting Firm through the payment of such fees, costs and expenses by the Buyer and a deduction of the amount thereof from the Buyer Holdback Amount in the form of shares of Buyer Series A Preferred Stock (based on a value of $11 per share). In such event the Buyer and the Representative shall instruct the Escrow Agent to release the proper amount of shares of Buyer Series A Preferred Stock from the Buyer Holdback Amount to the Buyer.

(d) Final Adjustment Amount.    As used herein, “Final Adjustment Amount” means (i) if the Representative fails to deliver an Objections Statement in accordance with Section 3.4(b), the Adjustment Amount as set forth in the Closing Statement, or (ii) if the Adjustment Amount set forth in the Closing Statement is resolved by resolution of the Buyer and the Representative or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 3.4(b), the Adjustment Amount as so resolved. If the Final Adjustment Amount is greater than the estimated Adjustment Amount set forth in the Pre-Closing Statement, then the Buyer shall promptly (but in any event within five Business Days following the determination of the Final Adjustment Amount) deliver to the Exchange Agent, for distribution to the Stockholders (based on their Consideration Percentages) a number of fully paid and non-assessable shares of Buyer Series A Preferred Stock equal to the quotient obtained by dividing (i) the excess of the Final Adjustment Amount over the estimated Adjustment Amount set forth in the Pre-Closing Statement, by (ii) $11. If the Final Adjustment Amount is less than the estimated Adjustment Amount set forth in the Pre-Closing Statement, then the Buyer and the Representative shall instruct the Escrow Agent to deliver from the Buyer Holdback Amount to the Buyer a number of fully paid non-assessable shares of Buyer Series A Preferred Stock equal to the quotient obtained by dividing (i) the excess of the estimated Adjustment Amount set forth in the Pre-Closing Statement over the Final Adjustment Amount, by (ii) $11. All consideration payable pursuant to this Section 3.4 shall be treated by all parties for tax purposes as adjustments to the consideration payable by the Buyer under Article III.

3.5 Dissenting Shares.

(a) Effect on Dissenting Shares.    Notwithstanding any provisions of this Agreement to the contrary, shares of Company Preferred Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Preferred Stock in accordance with Section 262 of the DGCL and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the right to receive any portion of the consideration payable in accordance with Article III, but shall be entitled to only such rights as are granted by the DGCL. The Buyer shall be entitled to retain any portion of the Aggregate Exchange Buyer Common Stock and the Aggregate Exchange Buyer Series A Preferred Stock payable by the Buyer under Article III that would otherwise have been paid to holders of such Dissenting Shares pending resolution of the claims of such holders, and the Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status.    Notwithstanding the provisions of Section 3.5(a), if any holder of shares of Company Preferred Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Preferred Stock shall automatically be converted into the right to receive the applicable consideration payable by the Buyer under Article III, without interest thereon, as and when payable pursuant to this Agreement, following the surrender of the certificate or certificates representing such shares of Company Preferred Stock.

(c) Notice of Dissenting Shares.    The Company shall give the Buyer: (i) prompt notice of any demands for appraisal of shares of Company Preferred Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of shares of Company Preferred Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

3.6 Escrow of Buyer Holdback Amount.    At the Closing, the Buyer shall deposit with the Escrow Agent pursuant to the Escrow Agreement the Buyer Holdback Amount, which shall be represented by 1,727,272.7 shares of Buyer Series A Preferred Stock (based on a value of $11 per share of Buyer Series A Preferred Stock). The Buyer Holdback Amount shall be used to satisfy any claims of the Buyer Indemnified Parties for indemnification pursuant to Article VII or Article XI, if any, made from and after the Closing but on or before the applicable Expiration Date, or to cover any payments required from the Stockholders by Section 3.4, in each case, based on a value of $11 per share of Buyer Series A Preferred Stock. For example, if a Buyer Indemnified Party is entitled to receive an amount equal to $1,100,000 as an indemnification pursuant to Article XI, such Buyer Indemnified Party shall receive 100,000 shares of Buyer Series A Preferred Stock (i.e., $1,100,000 divided by $11) from the Buyer Holdback Amount. Any shares of Buyer Series A Preferred Stock of the Buyer Holdback Amount not so used to satisfy any claims of the Buyer Indemnified Parties for indemnification pursuant to Article VII or Article XI or to cover any payments pursuant to Section 3.4 on or before the applicable Expiration Date (other than such shares of Buyer Series A Preferred Stock with respect to which the Buyer notifies the Representative and the Escrow Agent of a claim for indemnification pursuant to Article VII or Article XI on or before the applicable Expiration Date, which shares of Buyer Series A Preferred Stock shall remain in the possession of the Escrow Agent until such claim is fully resolved or judicially determined) shall be distributed to the Stockholders pro rata based on their respective Consideration Percentage (for avoidance of doubt, it is understood that the holders of shares of Company Series C Preferred Stock shall not, in their capacity as holders of shares of Company Series C Preferred Stock, be entitled to participate in any such distribution). The Escrow Agent shall hold the Buyer Holdback Amount and release the Buyer Holdback Amount pursuant to the provisions of this Agreement and the Escrow Agreement. For the avoidance of doubt, and notwithstanding other provisions of this Agreement, the Buyer Holdback Amount shall be the Buyer’s sole and exclusive recourse with respect to any claims for indemnification pursuant to Article VII or Article XI and for any payments pursuant to Section 3.4.

3.7 Allocation of Buyer Stock.    The allocation of shares of Buyer Stock to the Stockholders (after giving effect to the conversion of the shares of Company Series C Preferred Stock into shares of Buyer Series A Preferred Stock in accordance with Section 3.1(c)(i) and the satisfaction of a portion of the Transaction Expenses utilizing shares of Buyer Series A Preferred Stock as contemplated by Section 3.8(b)) shall be pro rata based on their respective Consideration Percentages and in accordance with Section 3 of the Company Series A Preferred Stock and Company Series B Preferred Stock Certificates of Designations, as applicable.

3.8 Payment of Funded Indebtedness and Transaction Expenses.

(a) No fewer than five (5) Business Days and no more than seven (7) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Buyer: (a) a certificate executed by the Chief Financial Officer of the Company setting forth the Company’s good faith estimate of all Closing Indebtedness pursuant to the instruments listed on Schedule 3.8 (the “Funded Indebtedness”) as of the anticipated Closing Date, including the names of each Person to which such Funded Indebtedness is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender; and (b) pay-off letters in form and substance reasonably satisfactory to the Buyer to be executed at the Closing by all Pay-Off Lenders (the “Pay-Off Letters”). The Buyer and the Company shall cooperate in arranging for the repayment by the Company of all Funded Indebtedness at the Closing. The Company shall, and shall cause its Subsidiaries to, facilitate such repayment and the release, in connection with such repayment, of any Liens securing such Funded Indebtedness.

(b) On the Closing Date, the Buyer shall, or shall cause the Surviving Company to, pay all Closing Transaction Expenses in cash, except for such portion of the Closing Transaction Expenses relating to or arising under clause (b) of the definition of Transaction Expenses, which shall be satisfied through the payment of cash and the issuance of shares of Buyer Series A Preferred Stock (valued at $11 per share) as set forth in Schedule 4.34 and in accordance with the terms of the Management Termination Agreement.

3.9 Conversion of Capital Stock of the Surviving Corporation.    At the Second Effective Time, by virtue of the Second Merger and without any action on part of the Buyer, the Surviving Corporation or LLC Sub:

(a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and retired and shall cease to exist, and no merger consideration or other consideration shall be delivered in exchange therefor; and

(b) each membership interest of LLC Sub issued and outstanding prior to the Second Effective Time shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Corporation immediately after the Second Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to the Buyer and Merger Sub as follows:

4.1 Company Organization.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on the ability of the Company to enter into this Agreement or consummate the Contemplated Transactions and would not have a Material Adverse Effect with respect to the Company. The Company has supplied the Buyer with a true, correct and complete copy of its Organizational Documents, each as in effect on the date hereof, of the Company.

4.2 Authorization; Enforceable Agreement.

(a) The Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the Board of Directors of the Company, and no other proceeding, consent or authorization on the part of the Company is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions (other than the approval of the First Merger and the adoption of this Agreement by the requisite vote of the Company’s Stockholders (which shall be given in the Stockholder Consent) and the filing of the Certificate of Merger pursuant to the DGCL)). Each Transaction Document to which the Company is or will be a party, has been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and Merger Sub, as applicable, constitute, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) The Board of Directors of the Company has unanimously (i) determined that this Agreement is fair to, and in the best interests of, the Company and its Stockholders, (ii) approved and declared advisable this Agreement and (iii) resolved to recommend that the Company’s Stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c) The affirmative vote of the holders of a majority of outstanding shares of Company Preferred Stock (after giving effect to the exercise of the Preferred Warrants and Preferred Options, as applicable), voting together as a single class, is the only vote of the holders of any class or series of the Capital Stock of the Company necessary to adopt this Agreement (which shall be given in the Stockholder Consent). When delivered to Buyer, the Stockholder Consent shall be effective, valid, enforceable and irrevocable.

4.3 No Conflict.    The execution and delivery by the Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of the Company’s or of its Subsidiaries’ assets are bound;

(b) assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Company or any of its Subsidiaries;

(c) violate or conflict with the Organizational Documents of the Company or any of its Subsidiaries; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Company or any of its Subsidiaries.

4.4 No Authorization or Consents Required.    Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to or consent, approval, Order or authorization of, or designation, qualification, declaration or filing with, any Governmental Authority or other Person is required by the Company or any of its Subsidiaries with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, except for (i) the applicable requirements of the HSR Act; (ii) as otherwise disclosed on Schedule 4.4; and (iii) where the failure to give such notice to or obtain such consent, approval, Order or authorization of, or to make designation, qualification, declaration or filing with any Person (other than any Governmental Authority) would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.5 Litigation; Orders.    There are no pending or, to the Knowledge of the Company, threatened material Actions before or by any Governmental Authority or by any other Person against the Company or any of its Subsidiaries. None of the Company and any of its Subsidiaries is subject to any outstanding Order that would be reasonably expected to prohibit or otherwise restricts the ability of the Company or any of its Subsidiaries to fully consummate the Contemplated Transactions or would have a Material Adverse Effect with respect to the Company.

4.6 Capitalization.    Schedule 4.6(a) sets forth a true, correct and complete list of the authorized, issued and outstanding Capital Stock of the Company as of the date hereof, including, with respect to each Preferred Option, Preferred Warrant, Option and Warrant, the number of the underlying Company Series B Preferred Stock, the underlying Company Series A Preferred Stock and the Company Common Stock, as applicable, the date of grant (with respect to each Preferred Option and Option) and the applicable exercise price thereof. All of the Preferred Options and Options have been issued pursuant to forms of agreement, true, correct and complete copies of which have been provided to the Buyer. The issued and outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights in respect thereto. There is no other Capital Stock of the Company authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholders of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (a) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, the Company, or (b) vote or dispose of any Capital Stock of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of the Company. Schedule 4.6(b) sets forth a true, correct and complete list of the issued and outstanding Capital Stock of the Company that will be issued and outstanding immediately prior to the Closing Date (after giving effect to the exercise of all Preferred Warrants and Preferred Options and the cancellation of the Warrants and Options as contemplated by this Agreement). As of the date of this Agreement, the only amount of outstanding Indebtedness of the Company and its Subsidiaries (including any interest thereof but excluding intercompany amounts) is $133,780,054 (which amount includes (i) $128,776,000 of term loans and $1,500,000 of revolving loans outstanding under the Existing Credit Agreement). In addition, as of the date of this Agreement, there are $12,197,400 of letters of credit under the Existing Credit Agreement.

4.7 Subsidiaries.

(a) Schedule 4.7(a) sets forth a true, correct and complete list of each of the direct or indirect Subsidiaries of the Company and their respective jurisdictions of organization. Each of the Subsidiaries identified on Schedule 4.7(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. All outstanding shares of Capital Stock of each Subsidiary are held directly by the Company or by one or more of wholly owned Subsidiaries of the Company as set forth on such schedule. All of the issued and outstanding shares of Capital Stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. The Company has supplied the Buyer with a true, correct and complete copy of the Organizational Documents, each as in effect on the date hereof, of each Subsidiary.

(b) With respect to each Subsidiary of the Company, there is no other Capital Stock of such Subsidiary authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party or is bound. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or stockholders of such Subsidiary on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, any Subsidiary of the Company or the Company, or (ii) vote or dispose of any Capital Stock of, or other equity or voting interest in, any Subsidiary of the Company or the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity securities of any Subsidiary of the Company. None of the Company and its Subsidiaries is obligated to make any loan or capital contribution to any Subsidiary of the Company.

(c) Other than the Capital Stock that the Company owns of its Subsidiaries and THS, the Company does not own any Capital Stock of any other Person. None of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

(d) As of the date of this Agreement, the Company owns 40% of the Capital Stock of THS (on a fully diluted basis). Schedule 4.7(d) sets forth a true, correct and complete list of each of the direct and indirect Subsidiaries of THS and their respective jurisdictions of organization. THS and each of its Subsidiaries identified on Schedule 4.7(d)s duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. THS and each of its Subsidiaries is duly licensed or qualified and is in good standing as a foreign corporation or other legal entity in all jurisdictions in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to be, material to THS and its Subsidiaries, taken as a whole. All outstanding Capital Stock of each Subsidiary of THS are held directly by THS or by one or more wholly owned Subsidiaries of THS as set forth on Schedule 4.7(d). All of the issued and outstanding Capital Stock of THS and any of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. THS has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of THS on any matter. Other than with respect to THS’ right with respect to any of its Capital Stock owned by the Company pursuant to the Company Agreement of Texas Health SingleSource Staffing, LLC, dated June 8, 2009, there are no Contracts to which THS is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interest in, any Subsidiary of the THS or THS, or (ii) vote or dispose of any Capital Stock of, or other equity or voting interest in, any Subsidiary of THS or THS. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of equity securities of THS or any of its Subsidiaries.

4.8 Financial Statements.    (i) The Company’s unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of July 4, 2010 and the related statements of income and cash flows for the five-month period then ended (together with the Latest Balance Sheet, the “Interim Financial Statements”), and (ii) the Company’s audited consolidated balance sheets (the “Audited Balance Sheet”) and statements of income and cash flows for the fiscal years ended December 28, 2008 and January 3, 2010 (together with the Audited Balance Sheet, the “Audited Financial Statements” and together with the Interim Financial Statements, collectively, the “Financial Statements”) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures, and (ii) changes resulting from normal year-end adjustments. Except as set forth in the Financial Statements, none of the Company and its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

4.9 No Undisclosed Liabilities.    There are no Liabilities of or with respect to the Company or any of its Subsidiaries, other than (a) Liabilities set forth, reflected in, reserved against or disclosed, in the Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice, since the date of the latest Audited Balance Sheet, (c) Liabilities incurred in connection with the Contemplated Transactions, and (d) Liabilities that in the aggregate do not exceed $250,000.

4.10 Absence of Certain Developments.    Since the date of the Audited Balance Sheet through the date of this Agreement, (a) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, and (b) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer pursuant to Section 6.1. Since the date of the Audited Balance Sheet, there has not been any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.11 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed. Except as set forth in Schedule 4.11(a) and Schedule 4.11(o), all such Tax Returns (including information provided therewith or with respect to thereto) are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return), and have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof. The Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such Financial Statements. Since the date of such Financial Statements, neither the Company nor any of its Subsidiaries has incurred any Tax Liabilities, other than for Taxes relating to the ordinary course of business conducted by the Company and its Subsidiaries consistent with past practice.

(c) The Company has supplied, or made available to, the Buyer with true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period. No request for any such waiver or extension is currently pending.

(e) No audit or other Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Authority has given notice in writing of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements.

(f) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g) Neither the Company nor any of its Subsidiaries has (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law), or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax Law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law).

(h) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”), or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which the Company is the common parent) under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or similar provision of any Tax Law, as a transferee or successor, pursuant to a Contract or otherwise; provided, however, that Tax Sharing Agreements shall not include the Company’s contingent obligation to pay to the former shareholders of NF Acquisition Corporation certain Tax Benefits, as defined in that certain Stock Purchase Agreement, dated June 27, 2007, between NF Acquisition Corporation, Gryphon Partners II, L.P. and NF Holdings Corporation, and as further described in the subsequent Settlement Agreement and Mutual Release, dated September 3, 2008, between NF Acquisition Corporation, Gryphon Partners II, L.P., NF Holdings Corporation, and GSUIG L.L.C.

(i) Except as set forth on Schedule 4.11(i), the Company and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws. The Company and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(j) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(k) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of (i) the installment method of accounting, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) the cash method of accounting, (v) Section 481 of the Code or comparable provisions of any Tax Law, (vi) Section 108(i) of the Code or comparable provision of any Tax Law, or (vii) any other reason.

(l) Any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate Governmental Authorities, has been so reported.

(m) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(n) Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Schedule 4.11(o) accurately reflects, in all material respects, (i) the net operating loss carryforwards of the Company and its Subsidiaries (the “NOLs”) and (ii) the amortizable section 197 intangibles of the Company and its Subsidiaries, including the basis at which such intangibles are held and the period over which they are amortizable (the “197 Attributes”).

(p) Excluding the effect of the transactions contemplated by this Agreement, except as set forth on Schedule 4.11(o), no tax attributes of the Company and its Subsidiaries, including but not limited to the NOLs and the 197 Attributes (collectively, the “Tax Attributes”), are subject to any limitation under Sections 197, 382, or 384 of the Code or otherwise. There are no Actions pending or, to the Knowledge of the Company, threatened against, with respect to or in limitation of any Tax Attributes, including any limitations under Sections 197, 382, or 384 of the Code (other than limitations incurred in connection with transactions contemplated by this Agreement).

(q) Neither the Company nor any of its Subsidiaries has any (i) “excess loss accounts” or (ii) “deferred gains” with respect to any “deferred intercompany transactions,” within the meaning of Treasury Regulation §§ 1.1502-19 and 1.1502-13, respectively, or any comparable provision of Law.

(r) Neither the Company nor any of its Subsidiaries is or ever has been a “personal holding company” within the meaning of Section 542 of the Code.

(s) None of the indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code and with respect to which any interest deductions may be disallowed under Section 279 of the Code; (ii) an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code; or (iii) a “disqualified debt instrument” within the meaning of Section 163(l) of the Code.

4.12 Contracts.

(a) Schedules 4.12 and 4.12(a) contain a true, correct and complete list of all Material Contracts as of the date hereof; provided that Schedule 4.12 shall apply to Contracts to which the Company or any of its Subsidiaries is a party and Schedule 4.12(a) shall apply to Contracts to which THS or any of its Subsidiaries is a party. “Material Contracts” means any Contract to which either (i) the Company or any of its Subsidiaries of (ii) THS or any of its Subsidiaries is a party and which falls within any of the following categories:

(i) any Contract that the Company reasonably anticipates will involve individual or aggregate payments or consideration of more than $50,000 in the calendar year ending January 2, 2011 for goods and services furnished to the Company or any of its Subsidiaries;

(ii) any Contract under which the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, would incur any change-in-control payment or similar compensation obligations to any Person, including any employee of the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, by reason of any Transaction Document or the Contemplated Transactions;

(iii) any Contract under which the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;

(iv) any joint venture, partnership or limited liability company Contract;

(v) any Contract with another Person which purports to limit or restrict the ability of the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(vi) any Contract with any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, with any family member of any of the foregoing, or with any Affiliate of any such family member;

(vii) any Contract for the sale, transfer or acquisition of any of the assets, Capital Stock or businesses of the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, Capital Stock or businesses of the Company or any of its Subsidiaries, in each case under which there are material outstanding obligations;

(viii) any license, covenant-not-to-sue or other Contract granting the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, the right to use any Intellectual Property that is material to the conduct of its business (other than off-the-shelf software licenses);

(ix) any Contract for capital expenditures involving payments of more than $75,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(x) any Contract under which the Company or any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, has continuing indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice;

(xi) any Contract with any labor union or association relating to any current or former employee of the Company or any of its Subsidiaries;

(xii) any Contract requiring the Company or its Subsidiaries or THS or any of its Subsidiaries, as applicable, to invest in any investment product (including any contract requiring any additional or “follow-on” capital contributions);

(xiii) any Contract that contains key person provisions pertaining to employees of the Company or its Subsidiaries or THS or any of its Subsidiaries, as applicable;

(xiv) any Contract with a Medical Reimbursement Program or other Home Health Agency third-party payor, in each case, the performance of which required aggregate reimbursement to or from the Company or any of its Subsidiaries in excess of $100,000 during the last twelve months;

(xv) any Contract entered into by and between a Home Health Agency and a physician, durable medical equipment supplier, physical or occupational therapy provider, hospital, assisted living facility or any other health care provider or facility, in each case, the performance of which required aggregate payments to or from the Company or any of its Subsidiaries in excess of $20,000 during the last twelve months;

(xvi) any other Contract or group of related agreements (other than any employment, severance, retention, non-competition or separation Contract with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries), the performance of which requires aggregate payments from the Company or any of its Subsidiaries in excess of $50,000 per year that is not terminable with less than 60 days notice, or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) Prior to the date hereof, the Buyer has been supplied with, or has had made available to it, a true, correct and complete copy of each written Material Contract.

(c) Each Material Contract is a valid and binding obligation of the Company, its Subsidiaries or THS or its Subsidiaries, as applicable, is in full force and effect and is enforceable against the Company, its Subsidiaries or THS or its Subsidiaries, as applicable, and, to the Knowledge of the Company, against the other parties thereto, subject to the Enforceability Exceptions. Neither the Company, any of its Subsidiaries nor THS or any of its Subsidiaries is in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company, any of its Subsidiaries or THS or any of its Subsidiaries, as applicable, under any Material Contract, or, to the Knowledge of the Company, the other parties thereto.

(d) Neither the Company nor any of its Subsidiaries is a party to any oral Material Contract other than such oral Material Contracts that are terminable without advanced notice by the Company or any of its Subsidiaries, and without penalty, or other premium.

4.13 Customers.    Schedule 4.13 sets forth a true, correct and complete list, for the 12 months ended May 31, 2010, of (i) the 10 largest customers of goods and services of the Company and its Subsidiaries, with respect to each of the Nurse Staffing, Allied and Physician Staffing business lines of the Company and its Subsidiaries and (ii) the 20 largest customers of goods and services of the Company and its Subsidiaries, with respect to each of the Vendor Management Services and Home Healthcare business lines of the Company and its Subsidiaries. No Person set forth on Schedule 4.13 (a) has threatened to cancel or otherwise terminate, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, the relationship of such Person with the Company or any of its Subsidiaries, or (b) has materially modified or decreased materially or threatened to materially modify or decrease materially or limit materially or, to the Knowledge of the Company, intends to materially modify its relationship with the Company or any of its Subsidiaries or intends to decrease materially its purchases from, or services or supplies to, the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the execution, delivery or performance of any Transaction Documents to which it is or will be a party will adversely affect the relationship of the Company or any of its Subsidiaries with any Person set forth on Schedule 4.13.

4.14 Intellectual Property.

(a) All material Intellectual Property used in the operation of the business of the Company and its Subsidiaries (the “Company Intellectual Property”) is either owned by the Company or one or more of its Subsidiaries (the “Owned Intellectual Property”) or is used by the Company or one or more of its Subsidiaries pursuant to a valid license Contract (the “Licensed Intellectual Property”) free and clear of all Liens. The Company and its Subsidiaries have taken all reasonable actions to maintain and protect each item of Company Intellectual Property.

(b) Schedule 4.14(b)(i) sets forth a true, correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 4.14(b)(i) are, in all material respects, valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made. The Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens.

(c) Schedule 4.14(c) sets forth a true, correct and complete list of all material Contracts (i) pursuant to which the Company or any of its Subsidiaries use any Licensed Intellectual Property, or (ii) pursuant to which the Company or any of its Subsidiaries has granted to a third party any right in or to any Owned

Intellectual Property (collectively, the “IP Licenses”). Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true, correct and complete copy of each written IP License, together with all amendments, supplements, waivers or other changes thereto. Each IP License is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, is in full force and effect and is enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, subject to the Enforceability Exceptions. None of the Company and its Subsidiaries is in material breach, violation or default under any IP License and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto. Immediately after the Closing, the Company or its applicable Subsidiaries will continue to have the right to use all Licensed Intellectual Property on substantially the same terms and conditions as the Company or such Subsidiaries enjoyed immediately prior to the Closing.

(d) The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property of any other Person in any material respect, and there is no Action pending or, to the Knowledge of the Company, threatened alleging any such infringement or violation, or challenging the Company’s or any of its Subsidiaries’ rights in or to any Company Intellectual Property and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. The Company has not made any claim in writing (and to the Knowledge of the Company, there is no basis therefor) that a Person has infringed, diluted, misappropriated or violated any Owned Intellectual Property. As of the date hereof, to the Company’s Knowledge, there are no actual or threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any Owned Intellectual Property.

(e) The Company Intellectual Property is sufficient for the Buyer to conduct the business of the Company and its Subsidiaries in all material respects as currently carried on by the Company and its Subsidiaries.

(f) To the Company’s Knowledge, all software material to the business of the Company and its Subsidiaries (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

(g) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of personally identifiable information (“Personal Information”), a true, correct and complete copy of which has been provided to the Buyer prior to the date hereof. The Company and each of its Subsidiaries is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information and with the Company’s and its Subsidiaries’ Privacy Policy, and, to the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries have adequate security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate the Privacy Policy. To the Knowledge of the Company, the execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions do not violate the Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by the Company or any of its Subsidiaries. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information.

4.15 Real Estate; Personal Property.     Neither the Company nor any of its Subsidiaries owns, in whole or in part, any real property. Schedule 4.15 identifies all of the real estate leases and subleases to which the Company or any of its Subsidiaries is a party on the date hereof (the “Leases”). True and complete copies of the Leases have been provided or made available to the Buyer, together with any amendments, modifications or supplements thereto. Neither the Company nor any of its Subsidiaries has received any written notice from the landlord or lessor under any of the Leases claiming it is in breach in any material respect of its obligations under its respective Leases. Except for assets disposed of in the ordinary course of business consistent with past practice since the date of the latest Audited Balance Sheet, the Company and each of its Subsidiaries owns good and marketable title to, or holds title to, or holds valid and enforceable leases for, any Tangible Property and personal property shown to be owned or leased by it on the Latest Balance Sheet, in each case free and clear of all Liens, except for Permitted Liens.

4.16 Tangible Property.     The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to the Company and its Subsidiaries (the “Tangible Property”) are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use. During the past three years there has not been any significant interruption of the operations of the business of the Company or any of its Subsidiaries due to inadequate maintenance of the Tangible Property or otherwise. The Tangible Property is sufficient for the Buyer to carry on the business of the Company and its Subsidiaries from and after the Closing Date in all material respects as presently carried on by the Company and its Subsidiaries.

4.17 Authority to Cancel Capital Stock.

(a) All of the Options and Warrants issued and outstanding, whether or not vested and whether or not exercisable, are “out-of-the-money” as of the date of this Agreement, and the Company has the authority to cause all issued and outstanding Options to be canceled and cease to exist prior to the Closing as contemplated by Sections 3.1(d) and 6.19(b) hereof.

(b) Except as set forth on Schedule 4.17(b), the Company has the authority to cause all issued and outstanding Warrants and Preferred Warrants, if not exercised, to be canceled and cease to exist upon the Closing, as contemplated by Sections 3.1(d) and 6.19(a) (with respect to Preferred Warrants) and 6.19(b) (with respect to Warrants) of this Agreement.

(c) Pursuant to the terms of the NF Investors, Inc. 2007 Incentive Compensation Plan, the NF Investors, Inc. 2007 Rollover Stock Incentive Plan and assuming the execution of Surrender Agreements with respect to all of the Preferred Options, the Company has the authority to cause all issued and outstanding Preferred Options, if not exercised prior to the Closing, to be exchanged at the Effective Time, without the consent of the holders thereof, as contemplated by Sections 3.1(c)(ii) and 6.19(a) and (c) of this Agreement. The Board of Directors of the Company has approved the terms and conditions for the cancellation of the Options and the exchange of the Preferred Options as contemplated by Sections 3.1(c)(ii), 3(d) and 6.19(a), (b) and (c) of this Agreement, and any committee appointed to administer the NF Investors, Inc. 2007 Incentive Compensation Plan and any committee appointed to administer the NF Investors, Inc. 2007 Rollover Stock Incentive Plan or, if none, the Board of Directors of the Company acting in its capacity as such committee, has concluded that such actions are appropriate and consistent with the terms of the NF Investors, Inc. 2007 Incentive Compensation Plan and Option Agreements issued thereunder and the Series B Equity Arrangements.

4.18 Labor Matters.

(a) The Company and its Subsidiaries are in material compliance with all applicable Labor Laws.

(b) No employee of the Company or any of its Subsidiaries is covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization, nor is any such Contract currently being negotiated.

(c) Neither the Company nor any of its Subsidiaries is the subject of, nor, to the Knowledge of the Company, is there threatened, any Action reasonably likely to give rise to a Liability asserting that the

Company or any of its Subsidiaries has committed an unfair labor practice. There is no pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of the Company or any of its Subsidiaries by any labor organization.

(d) Except as would not have a Material Adverse Effect with respect to the Company, there is no pending nor, to the Knowledge of the Company, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred during the three years preceding the date hereof.

(e) As of the date hereof, no employee of the Company or any of its Subsidiaries having any of the titles set forth on Schedule 4.18(e) (or any similar title carrying substantially similar responsibilities) has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries and to the Knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement or non-competition agreement.

(f) None of the Company or any of its Subsidiaries has any material Liabilities with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than as a “non-exempt” employee within the meaning of the Fair Labor Standards Act of 1938, or with respect to any employee leased from another employer.

(g) Neither the Company nor any of its Subsidiaries has incurred any material Liability under the WARN Act, or any similar Law that remains unsatisfied.

4.19 Employee Benefit Plans.

(a) Schedule 4.19(a) contains a true, correct and complete list of each Company Plan. Neither the Company nor any of its Subsidiaries has any plan or Contract, whether legally binding or not, or has announced (orally or in writing) an intention, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable Law or Order, to modify, suspend or terminate any Company Plan.

(b) With respect to each Company Plan, the Company has supplied the Buyer with a true, correct and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable, (i) the most recent documents constituting the Company Plan, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description, summary of material modifications and all other written communications (or a description of all oral communications) by the Company or any of its Subsidiaries to their respective employees concerning the extent of the benefits provided under a Company Plan, (v) for the three most recent years (A) Forms 5500 and attached schedules, (B) Audited Financial Statements, (C) actuarial valuation reports, and (D) all material correspondence with the IRS, the DOL or any other Governmental Authority regarding the operation or the administration of any Company Plan. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date of such Form 5500.

(c) (i) Each Company Plan has been established and administered, in all material respects, in accordance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) except as set forth on Schedule 4.19(c), with respect to each Company Plan, all reports, returns, notices and other documentation required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Plan, have been filed or furnished on a timely basis, (iii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect, or is entitled to rely on an IRS determination letter issued to a prototype plan or volume submitter sponsor, that the Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification, (iv) no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan and (v) neither the Company, any of its respective Subsidiaries, nor any Company Plan, has any Liability in respect of, or to the Company’s Knowledge there has not occurred, any non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving any Company Plan, (vi) each Company Plan subject to Section 409A of the Code is and has been in compliance, in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder, and (vii) neither the Company, any of its respective Subsidiaries nor any Company Plan has any Liability in respect of, or to the Company’s Knowledge there has not occurred, any breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Plan.

(d) As of the date of this Agreement, all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to be made under the terms of any Company Plan or in accordance with applicable Law have been timely made or reflected on the Financial Statements, and all contributions or premium payments for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have been paid or accrued on the Financial Statements, in each case, in accordance with the Balance Sheet Rules. All Liabilities of the Company and its Subsidiaries in respect of each Company Plan (including workers compensation or any Company Plan that is a Multiemployer Plan) that have not been paid as of the date of this Agreement, have been properly accrued on the Financial Statements in compliance with the Balance Sheet Rules. There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Plan that provides welfare benefits.

(e) Neither the Company nor any of its Subsidiaries has incurred any Liability in respect of post-employment health, medical or life insurance benefits for any current or former employee of the Company or any of its Subsidiaries, as applicable, except as may be required under COBRA or as required pursuant to any existing employment, consulting, severance or other similar individual agreement set forth on Schedule 4.19(e), and at the expense of the employee or former employee.

(f) None of the Company, THS, their respective Subsidiaries their ERISA Affiliates (or THS ERISA Affiliates, as applicable) sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to or had any Liability in respect of, (i) any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA; (ii) a Multiemployer Plan; (iii) a “multiple employer welfare arrangement” as defined in Section 3(4) of ERISA; or (iv) any other employee benefit plan subject to Title IV of ERISA. No event has occurred and no condition exists that would, either directly or by reason of the Company’s, any Subsidiary’s or THS’ affiliation with any of their ERISA Affiliates (or THS ERISA Affiliates, as applicable), subject the Company, THS or any of their respective Subsidiaries to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws or Orders.

(g) With respect to each Company Plan and THS Plan, (i) other than as set forth on Schedule 4.19(g), no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened, and no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (ii) no audit or other Action by the DOL, the IRS or any other Governmental Agency is pending, or, to the Knowledge of the Company, threatened, and (iii) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Company Plan or THS Plan, including with respect to any Company Plan’s and THS Plan’s compliance with or exemption from Section 409A of the Code.

(h) None of the execution and delivery of any Transaction Document, shareholder approval of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee, director or consultant of the Company, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(i) Each compensatory grant of an equity interest in the Company or any of its Subsidiaries and all Capital Stock underlying each such grant, either (i) are subject to an effective registration statement under the Securities Act of 1933, or (ii) are exempt from such registration; and each such grant complies with all applicable securities Laws.

(j) All Options and Preferred Options have an exercise price per share of Capital Stock that may be purchased thereunder that was not less than the “fair market value” of such share on the date of grant, as determined in accordance with the terms of any applicable granting instrument and, to the extent applicable, Sections 409A and 422 of the Code. All Options and Preferred Options have been properly accounted for by the Company in accordance with the Balance Sheet Rules, and no change is expected in respect of any prior Company Financial Statement relating to expenses for stock compensation. There is no pending audit or Action by any Governmental Authority or by the Company or any of its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ stock option granting practices or other equity compensation practices. No Option or Preferred Option (i) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option, Preferred Option or rights, or (ii) has been granted after December 31, 2004 with respect to any class of stock of the Company or any of its Subsidiaries that is not “service recipient stock” within the meaning of applicable regulations under Section 409A of the Code.

(k) The Company, THS and their respective Subsidiaries have complied in all material respects with all Laws relating to the payment and withholding of Taxes pursuant to Sections 3121 and 3402 of the Code, or similar provisions under any applicable Tax Laws, and has, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

4.20 Insurance.    Schedule 4.20 contains a true, correct and complete summary of all insurance policies and binders maintained by the Company and any of its Subsidiaries. All such insurance policies and binders are valid, binding and in full force and effect and have terms and conditions, including amounts and scope of coverage, that are customary for companies in the same or similar lines of business and of similar size and financial condition. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of the Company, is the termination of any such policies or binders threatened. There is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders. The Company has made available to the Buyer loss-runs for the last three years in respect of the Company and each of its Subsidiaries.

4.21 Compliance with Laws.

(a) The Company and its Subsidiaries have been and are in compliance with all Laws and Orders to which the Company and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that such Person is not in compliance with any applicable Law or Order except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) To the Company’s knowledge, THS and its Subsidiaries have been and are in compliance with all Laws and Orders to which THS and its Subsidiaries are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to THS and its Subsidiaries, taken as a whole. To the Company’s knowledge, neither THS nor any of its Subsidiaries has received written notice from any Governmental Authority that such Person is not in compliance with any applicable Law or Order except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to THS and its Subsidiaries, taken as a whole.

4.22 Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole:

(a) No notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action is pending, or, to the Knowledge of the Company, threatened by any Person with respect to any matters relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law or Environmental Permit.

(b) There are no Liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, including those relating to off-site disposal of or human exposure to Hazardous Substances arising under or relating to any Environmental Law or Environmental Permit, and, to the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such Liability.

(c) The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits. Such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(d) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries that is in the possession or control of the Company or any of its Subsidiaries that has not been delivered to the Buyer prior to the date hereof.

4.23 Licenses.    The Company and its Subsidiaries hold all material Licenses necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now owned, operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted (the “Company Licenses”). Schedule 4.23 sets forth a list of all Company Licenses and all applications pending before any Governmental Authority for the issuance of any Company Licenses or renewals thereof. Each Company License is valid and in full force and effect. There are no Actions by any Governmental Authority pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanction or Liability for violation of any Law or Order relating to any Company License. The Company and its Subsidiaries are not in material default, nor have they received any written notice of, nor is there, to the Knowledge of the Company, any Action or threatened claim of default, with respect to any such Company License. Except as otherwise governed by Law, each License is renewable by its terms, or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The Company Licenses are sufficient for the Buyer to carry on the business of the Company and its Subsidiaries from and after the Closing in all material respects as presently carried on by the Company and its Subsidiaries.

4.24 Accounting Controls.    The Company and its Subsidiaries maintain internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such accounting controls of the Company and its Subsidiaries are and for the past three (3) completed fiscal years have been sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization and are properly reflected in the Company’s financial statements under GAAP, and (b) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with the Balance Sheet Rules and to maintain proper accountability for such items.

4.25 Affiliate Transactions.    Except as set forth on Schedule 4.25, none of the Stockholders, any Affiliate of any Stockholder (other than the Company and any of its Subsidiaries), any officer, director or Affiliate of the Company or any of its Subsidiaries and any immediate family member of any of the foregoing Persons is a party to or the beneficiary of any Contract with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries. For avoidance of doubt, Schedule 4.25 shall contain (i) a list of any and all Contracts pursuant to which payments are to be made under clauses (b) and (d) of the definition of Transaction Expenses and (ii) any and all amounts payable thereunder.

4.26 Brokers.    Except for the fees, costs and expenses set forth on Schedule 4.26, which will be paid by the Company at or prior to the Closing and shall be deemed a Transaction Expense hereunder if not so paid by the Company prior to Closing, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company or any of its Subsidiaries.

4.27 Cost Reports.    Each Home Health Agency, as applicable, has timely made all filings of required cost, government or other reports due prior to the Closing Date, including Medicare and Medicaid cost reports (collectively, the “Cost Reports”). All Cost Reports for years prior to 2009 have been closed, the 2009 Cost Reports have been filed and are true, correct and accurate in all material respects and all information compiled to date for the 2010 Cost Reports is true, correct and accurate in all material respects. No Cost Report indicates, and no audit has resulted in, any determination that any Home Health Agency was overpaid for Medicare or Medicaid in any of the most recent three fiscal years covered by such audit. To the Company’s Knowledge, no facts or circumstances exist which would reasonably be expected to give rise to any material disallowance under any such Cost Reports.

4.28 Payors and Merger.    Set forth on Schedule 4.28 is a true, complete and current list of all payors of each Home Health Agency. The Company has no Knowledge that any of these payors intend to cease doing business with such Home Health Agencies or to materially alter the amount of the business that they are presently doing with such Home Health Agencies, except for alterations resulting from changes in applicable Law and regulations, renewals in the ordinary course of business that likely will not have an adverse impact on earnings, and changes in the operations of contracts and programs in which such Home Health Agencies participates. Except as reflected in the Financial Statements, none of the Company nor any Home Health Agency has liability for any overpayment, duplicate payments, refunds, discounts, or adjustments due to any Medical Reimbursement Program or third party payor, nor has any material Action with respect to such items been made or threatened by any such payor.

4.29 Health Care Compliance.

(a) The Home Health Agencies, as listed on Schedule 4.29, maintain Medicare and Medicaid provider status and are the holder of the provider identification numbers and national provider identifiers (i.e., NPIs) set forth on Schedule 4.29, all of which are current and valid and neither the Company nor any of the Home Health Agencies have allowed, permitted, authorized or caused any other person or entity to use any such provider identification number except as permitted by Law. The Home Health Agencies, as listed on Schedule 4.29, participate in the state Medicaid waiver programs set forth on Schedule 4.29 and have valid, current contracts, as necessary in order to conduct its current business, for each such Medicaid waiver program. The Home Health Agencies, as listed on Schedule 4.29, are certified under Medicare Part A. To the Knowledge of the Company, no basis exists for the denial of state home health licensure which the Company acknowledges will be filed due to the change in ownership of the Home Health Agencies occurring on the Closing Date.

(b) The Company and each Home Health Agency is and has for the past two (2) years been in compliance in all material respects with all valid and enforceable Laws and Orders applicable to it (including formal guidance, Center for Medicare and Medicaid Services manuals and Orders relating to environmental, occupational, and health standards, Medicare, Medicaid, Medicare conditions of participation for home health agencies, home health licensing laws and regulations, antitrust, monopoly, restraint of trade or unfair competition). Without limiting the foregoing, each Home Health Agency, as applicable, has performed its billing, coding and collections activities in material compliance with the Laws and Orders applicable to it except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c) To the Knowledge of the Company, no audit or other inquiry or investigation by any Governmental Authority has resulted in any determination, allegation or information that a Home Health Agency was overpaid by any Medical Reimbursement Program in any of the most recent three fiscal years covered by such audit. The Home Health Agencies do not have any material liability to any Medical Reimbursement Program, and no deductions or disallowances under any Medical Reimbursement Program, or basis for repayment to any Medical Reimbursement Program exist with respect to operations prior to the Closing Date. There are no facts or circumstances which may reasonably be expected to give rise to any reimbursement obligation to a Medical Reimbursement Program or assessment of fines, penalties, or interest by a Governmental Authority or a Medical Reimbursement Program.

(d) As of the Closing, no Medicare certified Home Health Agency have undergone a change of control or ownership for purposes of Medicare certification or was initially enrolled in Medicare within the thirty-six month period immediately preceding the Closing Date.

(e) Without limiting the foregoing, during the prior two (2) year period, no audit, survey, inspection, monitoring or investigation of the Home Health Agencies by any Governmental Authority has resulted in a citation, deficiency, violation or other item of noncompliance (collectively referred to herein as “Deficiencies”) being asserted or any Action being taken. In the event that any Deficiencies have been asserted against the Company during the prior two (2) year period, all such Deficiencies have been corrected and a plan of correction has been filed and implemented for any currently outstanding Deficiencies. With respect to the business and operations of the Company and its Subsidiaries, to the Company’s Knowledge all licensed health care staff or providers employed or contracted by the Company have current and valid licenses in good standing and none of such licenses have been revoked, suspended, or had any other enforcement action taken within the prior three years.

(f) With respect to the business and operations of the Company and its Subsidiaries, without limiting the foregoing, to the Knowledge of the Company, the officers, directors and employees of the Company and its Subsidiaries, and persons who provide professional services under written agreements with the Company, its Subsidiaries, and the Medicare certified Home Health Agencies have been and are in material compliance with federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7(a), 1320a-7b and 1395nn, as amended, and the regulations promulgated thereunder or related state and local statutes and regulations and rules of professional conduct, and have not at anytime:

(i) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii) knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) presented or caused to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care programs or Federal Health Care Programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or (b) false or fraudulent;

(iv) knowingly failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment;

(v) knowingly and willfully illegally offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state or federal healthcare programs, or (b) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid, or other state or federal healthcare programs;

(vi) made a payment, directly or indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare or Medicaid, or other state health care program or Federal Health Care Programs;

(vii) knowingly provided to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a hospital in-patient from the hospital;

(viii) knowingly and willfully made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (a) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program or Federal Health Care Program certification, or (b) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3);

(ix) knowingly and willfully (a) charged for any Medicaid or Medicare service, money or other consideration at a rate in excess of the rates established by the state or federal government, as applicable, or (b) for services covered (in whole or in part) by Medicaid or Medicare, charged, solicited, accepted or received, in addition to amounts paid by Medicaid or Medicare, any gift, money, donation or other consideration (other than a charitable, religious or philanthropic contribution from an organization or from a person unrelated to the patient) (A) as a precondition of treating the patient, or (B) as a requirement for the patient’s continued treatment;

(x) knowingly completed Certificates of Medical Necessity on behalf of physicians in violation of the Centers for Medicare and Medicaid Services’ carrier directives prohibiting home healthcare providers from so doing;

(xi) violated the Federal Food, Drug and Cosmetic Act and the so-called “pharmacy exemption” contained therein and the FDA’s Compliance Policy Guide Number 7132.16 entitled “Manufacture, Distribution, and Promotion of Adulterated, Misbranded, or Unapproved New Drugs for Human Use by State-Licensed Pharmacies”;

(xii) violated any state or federal laws or regulations governing the dispensing, prescribing, distributing or administering of controlled substances or other drugs, pharmaceuticals, or devices to patients of the Home Health Agencies;

(xiii) violated the FDA’s guidelines or OSHA regulations including those in connection with any oxygen filling stations maintained or operated by the Company or any of their subsidiaries and 29 C.F.R. 1910, 1030 Occupational Exposure to Bloodborne Pathogens;

(xiv) had or has any “financial relationship” with any “referring physician” or an immediate family member of such physician, within the meaning of those terms under 42 U.S.C. § 1395nn, which constitutes a violation of the self-referral prohibition contained in 42 U.S.C. § 1395nn;

(xv) contracted with or employed any person or entity excluded from participation in the Medicare or Medicaid programs; or

(xvi) has or had any medical director contract or compensation arrangements which fail to comply with state and federal anti-kickback, fraud and abuse, self-referral laws and Medicare Conditions of Participation for Home Health Agencies, including without limitation 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn, and all regulations promulgated under such laws as well as 42 C.F.R. § 484.1 et seq. or has or had more than one medical director for each parent or branch location;

such that the actions or inactions in the foregoing clauses (i) through (xvi), individually or in the aggregate, would have a Material Adverse Effect.

4.30 HIPAA.    Each Home Health Agency, which has been determined to be a Covered Entity pursuant to the Health Insurance Portability and Accountability Act of 1996 as amended to date (“HIPAA”) and HIPAA’s accompanying transaction set, privacy, and security regulations, is and has for the past two (2) years been (i) in material compliance with the standard transaction, privacy, security and breach notification requirements established by HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act; (ii) as required by Law has developed and has implemented appropriate policies and procedures and training programs to ensure past, current, and ongoing compliance with HIPAA’s privacy, security and breach notification regulations and state privacy and security Law; and (iii) has executed business associate agreements meeting all requirements set forth in the privacy, security and breach notification regulations with all contractors that meet the definition of a business associate under HIPAA. If required by the HIPAA security regulations, each Home Health Agency has completed a risk assessment which is reviewed and conducted again on an annual basis. Each Home Health Agency has implemented policies, procedures, practices and training to address all identified risks. To the Knowledge of the Company, no material violation of HIPAA has been alleged or threatened against the Home Health Agencies or the Company by the U.S. Department of Health and Human Services, any Governmental Authority, a patient, or any other person. Every patient of each Home Health Agency is provided with a Notice of Privacy Practices in compliance with the HIPAA privacy regulations. To the Knowledge of the Company, none of the Company nor any Home Health Agency has discovered a breach of unsecured protected health information during the prior three (3) years. In the event of any such breach, the applicable Home Health Agency has provided sufficient notice to each individual who’s protected health information was breached.

4.31 Franchise Matters.

(a) Nursefinders has complied in all material respects with all federal and state franchise and business opportunity Laws in connection with the offer and sale of each franchise it has granted, including, but not limited to, those relating to its franchise agreements with the franchisees. A complete list of each current franchise agreement with the franchisees executed by Nursefinders is listed on Schedule 4.31(a) (the “Franchise Agreements”). The Company has delivered to Buyer true and complete copies of each Franchise Agreement, including all amendments thereto. For each Franchise Agreement, Nursefinders has obtained the execution and delivery of each applicable ancillary agreement attached as an exhibit to the Franchise Agreement, including for each franchisee that was not a natural person, the guaranty and noncompete agreement attached to the Franchise Agreement. Neither the Company nor Nursefinders has received written notice from any federal or state authority of, nor has any existing franchisee of Nursefinders asserted in writing, any violation of any federal or state franchise or business opportunity Law relating to the offer, sale, termination and/or nonrenewal of any franchise granted by Nursefinders.

(b) Nursefinders has complied, in all material respects, with all terms and conditions contained in each Franchise Agreement. No franchisee has asserted or threatened in writing any Action against Nursefinders for breach of any of such Franchise Agreements nor is Nursefinders aware of any basis for any franchisee to assert such an Action. The Franchise Agreements and ancillary documents attached thereto are in full force and effect, and are enforceable against Nursefinders and, to the Knowledge of the Company, the other parties thereto in accordance with their terms, subject to the Enforceability Exceptions. There has been no course of dealing or conduct that would limit in any manner the enforcement of any of the material terms and conditions of the Franchise Agreements or any ancillary documents attached thereto.

(c) To the Company’s Knowledge, there are no current material defaults by any franchisee under the Franchise Agreements.

(d) The execution, delivery and performance of this Agreement will not (i) cause a material default or termination of any of the Franchise Agreements or (ii) require the approval of, the giving of notice to, or the filing of any documentation with any Governmental Authority or franchisee. To the Knowledge of the Company, no franchisee has given notice of its intention to terminate its Franchise Agreement with Nursefinders, or has given written notice of its intention to terminate its Franchise Agreement with Nursefinders upon the consummation of the transactions contemplated by this Agreement.

(e) Schedule 4.31(e) contains a complete list of the states in which Nursefinders is registered to sell franchises or business opportunities, or in which Nursefinders is entitled to an exemption therefrom, which list contains the dates of registrations and exemptions and the dates on which such registrations and exemptions are set to expire. The Company has delivered to the Buyer true and complete copies of said registrations and exemptions and correspondence related thereto. To the Knowledge of the Company, no state has ever given notice in writing denying a registration, or issued in writing a cease and desist order relating to a registration, of a franchise of Nursefinders.

(f) The Company has delivered to the Buyer a true, complete and correct copy of Nursefinders’ current Franchise Disclosure Document and each Franchise Disclosure Document and Uniform Franchise Offering Circular used in connection with the sale of each franchise granted by Nursefinders.

(g) The Company has delivered to the Buyer true, complete and correct copies of the organizational documents, if any, and all material statements, reports and other written items relating to any advertising, marketing, sales, promotional, public relations or similar fund or program established, maintained or utilized by Nursefinders. All expenditures from any such fund or program have been for proper and permitted purposes. No current or former franchisee has asserted or threatened any Action for improper use of any monies in any such fund or program, nor, to the Company’s Knowledge, is there any basis for any franchisee to assert such an Action.

(h) The Company has delivered to the Buyer true, complete and correct copies of the organizational documents, if any, and all rules, procedures, statements, reports and other written items relating to any purchasing cooperative or other similar program established, maintained or utilized by Nursefinders. All rebates, monies or other benefits received by any such cooperative or Nursefinders in connection with such cooperative or other program have been applied in a proper and permitted manner. No current or former franchisee has asserted or threatened any claim that such rebates, monies or other benefits have been improperly applied, nor, to the Company’s Knowledge, is there any basis for any franchisee to assert such an Action.

(i) The Company has delivered to the Buyer true, complete and correct copies of all operations manuals and other directives relating to its franchise program.

(j) The Company has delivered to the Buyer true, complete and correct copies of all organizational documents and all minutes, reports, and other written items of any franchisee association established or recognized by Nursefinders. A list of the current officers and directors of such associations and the committees thereof has been heretofore delivered to Buyer.

4.32 Representation Relating to Qualification of the Mergers as a Tax-Free Reorganization.    Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance with respect to the Company or any of its Affiliates, that would prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.33 Non-Accredited Investors.    To the Company’s Knowledge, fewer than 35 Stockholders are not “accredited investors” as such terms is defined in Rule 501(a) of the Securities Act.

4.34 Representation Relating to Transaction Expenses.    The Company represents and warrants that the aggregate amount of all Transaction Expenses, whether incurred, made or payable, in each case, prior to, on or following the Closing, do not exceed $6,000,000 in the aggregate. Schedule 4.34 sets forth the recipients (and the estimated amount to be received by any such recipient) of any Transaction Expense and the form of consideration (cash or Buyer Series A Preferred Stock) to be utilized to pay such Transaction Expenses.

4.35 Medicare/Medicaid.    All Medicare and Medicaid provider agreements and certifications and all material licenses to operate the home health agencies or branches of the Company or any of its Subsidiaries are in full force and effect, and no Governmental Authority has taken any action that would (i) revoke, terminate, suspend, impair, affect or otherwise materially restrict or limit such Medicare or Medicaid provider agreements or certifications or (ii) materially restrict, revoke, limit, terminate, suspend or otherwise materially impair or affect such licenses.

4.36 Amendment of Certificates of Designation.

(a) The Company has taken all actions necessary (including those actions required by Section 242 of the DGCL and obtaining the approval of the holders of at least 66 2/3% of the outstanding shares of Company Series A Preferred Stock) to amend and has amended the Company Series A Preferred Stock certificate of designation by deleting the last sentence of Section 3(c) therein and replacing it with the following: “The Corporation shall provide the holders of Preferred Stock with notice of all transactions which are to be treated as a liquidation, dissolution or winding up pursuant to this Section 3(c) on the earlier of (a) 20 days following the execution of a definitive agreement, instrument or document providing for such transaction or (b) 10 days prior to the closing of such transaction.”

(b) The Company has taken all actions necessary (including those actions required by Section 242 of the DGCL and obtaining the approval of the holders of at least 66 2/3% of the outstanding shares of Company Series C Preferred Stock) to amend and has amended the Company Series C Preferred Stock certificate of designation by deleting the last sentence of Section 3(c) therein and replacing it with the following: “The Corporation shall provide the holders of Preferred Stock with notice of all transactions which are to be treated as a liquidation, dissolution or winding up pursuant to this Section 3(c) on the earlier of (a) 20 days following the execution of a definitive agreement, instrument or document providing for such transaction or (b) 10 days prior to the closing of such transaction.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER, MERGER SUB AND LLC SUB

Except as set forth in the Buyer SEC Reports (only to the extent filed with or furnished to the SEC no less than five (5) Business Days prior to the date of this Agreement), the Buyer, Merger Sub and LLC Sub represent and warrant to the Company as follows:

5.1 Corporate Organization.

(a) Each of the Buyer, Merger Sub and LLC Sub has been duly incorporated or formed, as applicable, and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization. Each of the Buyer, Merger Sub and LLC Sub has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of the Buyer, Merger Sub and LLC Sub is duly licensed or qualified and in good standing as a foreign corporation or a limited liability company, as applicable, in all jurisdictions in which it is required to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Buyer, Merger Sub and LLC Sub to enter into this Agreement or consummate the transactions contemplated hereby.

(b) The Buyer is not in material violation of any of the provisions of its Certificate of Incorporation or By Laws.

5.2 Authorization; Enforceable Agreement.

(a) Each of the Buyer, Merger Sub and LLC Sub has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions including, as applicable, the authorization, issuance (or reservation for issuance) and delivery of (i) the Buyer Stock being issued hereunder and (ii) subject to obtaining the Stockholder Approvals, the Buyer Common Stock issuable upon conversion of the Buyer Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designations. The execution and delivery by each of Buyer, Merger Sub and LLC Sub of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the Board of Directors of the Buyer, Merger Sub and LLC Sub, as applicable, and the sole member of LLC Sub and no other proceeding, consent or authorization on the part of the Buyer, Merger Sub and LLC Sub is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions except for: (A) the filing of the Series A Certificate of Designations with the Delaware Secretary of State, (B) the filing of the Certificate of Merger and the Second Certificate of Merger pursuant to Delaware Law, and (C) obtaining the affirmative vote of a majority of the Buyer Common Stock present or represented and entitled to vote at a meeting of stockholders of the Buyer to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual, (i) the issuance of shares of Buyer Common Stock to the Stockholders upon conversion of the Buyer Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designations and(ii) the voting rights of the Buyer Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designations (clause (C), collectively the “Stockholder Approvals”). Each Transaction Document to which each of the Buyer, Merger Sub and LLC Sub is or will be a party, has been or will be duly and validly executed and delivered by each of the Buyer, Merger Sub and LLC Sub and constitute or will constitute a legal, valid and binding obligation of each of the Buyer, Merger Sub and LLC Sub, enforceable against each of the Buyer, Merger Sub and LLC Sub in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) On or prior to the date of this Agreement, (x) the Board of Directors of the Buyer has duly adopted resolutions (i) evidencing its determination, that as of the date of this Agreement, this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Buyer and its stockholders, (ii) approving Transaction Documents and the transactions contemplated by the Transaction Documents, (iii) declaring this Agreement and the issuance and sale of the Buyer Stock advisable, (iv) adopting the Series A Certificate of Designations and (v) recommending that the Buyer’s stockholders approve (a) the issuance of shares of Buyer Common Stock to the Stockholders upon conversion of the Buyer Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designations and (b) the voting rights of the Buyer Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designations, (y) the Board of Directors of Merger Sub has taken all necessary corporate actions to approve this Agreement, the First Merger and the other transactions contemplated by this Agreement (other than obtaining the consent of the Buyer as its sole stockholder approving and adopting this Agreement in accordance with the requirements of the DGCL, which Buyer’s consent shall be obtained and delivered to the Company immediately following the execution of this Agreement) and (z) the Buyer, as the sole member of LLC Sub, has approved the Second Merger.

5.3 No Conflict.    The execution and delivery by each of the Buyer, Merger Sub and LLC Sub of each Transaction Document to which it is or will be a party, the issuance of the Buyer Stock and the consummation of the Contemplated Transactions do not and will not:

(a) breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of or give any Person the right to terminate, any material Contract to which the Buyer or any of its Subsidiaries is a party or by which any of the Buyer’s or any of its Subsidiaries’ assets are bound;

(b) assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of, conflict or default under, in each case in any material respect, any applicable material Law or Order binding upon or applicable to the Buyer or any of its Subsidiaries;

(c) violate or conflict with the Organizational Documents of the Buyer or any of its Subsidiaries; or

(d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of the Buyer or any of its Subsidiaries.

5.4 No Authorization or Consents Required.    Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no notice to or consent, Order approval or authorization of, or designation, qualification, declaration or filing with, any Governmental Authority or other Person is required by each of the Buyer, Merger Sub and LLC Sub in connection with the Buyer’s, Merger Sub’s and LLC Sub’s execution or delivery of the Transaction Documents to which each of the Buyer, Merger Sub and LLC Sub is or will be a party or the consummation of the Contemplated Transactions, including with respect to the offer, sale, or issuance of the Buyer Stock (and the Buyer Common Stock issuable upon conversion of the Buyer Series A Preferred Stock) except for the following: (i) the filing of the Series A Certificate of Designations with the Delaware Secretary of State; (ii) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods; (iii) the notification of the issuance and sale of the Buyer Stock to the NYSE; (iv) the filing with the SEC of such reports under the Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents; (v) the applicable requirements of the HSR Act; (vi) the Stockholder Approvals and (vii) the filing of the Certificate of Merger and the Second Certificate of Merger pursuant to Delaware Law. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the offer, sale, and issuance of the Buyer Stock (and the Buyer Common Stock issuable upon conversion of the Buyer Series A Preferred Stock) in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

5.5 Litigation.    There are no pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority against the Buyer or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of each of the Buyer, Merger Sub and LLC Sub to enter into and perform its obligations under any Transaction Document to which it is or will be a party or a Material Adverse Effect with respect to the Buyer.

5.6 Valid Issuance of Buyer Stock.    The Buyer Stock being issued hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Series A Certificate of Designations (with respect to the Buyer Series A Preferred Stock) and under applicable state and federal securities Laws. The shares of the Buyer Common Stock issuable upon conversion of the shares of Buyer Series A Preferred Stock issued under this Agreement have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series A Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer, other than restrictions under this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Series A Certificate of Designations and under applicable state and federal securities Laws. The sale of the Buyer Stock is not, and the subsequent conversion of the Buyer Series A Preferred Stock into Buyer Common Stock will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Buyer’s certificate of incorporation, bylaws or any other agreement.

5.7 Capitalization.    The authorized capital stock of the Buyer consists of 200,000,000 shares of Buyer Common Stock, of which 45,957,949 (including 13,170,035 shares of Buyer Common Stock held in treasury by the Buyer) were issued and outstanding as of July 26, 2010, and 10,000,000 shares of preferred stock, par value $0.01, none of which are issued and outstanding as of the date of this Agreement. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Buyer SEC Reports and other than as provided in this Agreement, the Registration Rights Agreement and the Stockholders Agreement, as of the date of this Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Buyer of any securities of the Buyer, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer (other than rights, options, warrants or similar rights to purchase or acquire from the Buyer any securities of the Buyer which may be granted, at or following the Closing, to employees of the Company or any of its Subsidiaries). Except as otherwise provided in the Series A Certificate of Designations, as of the date of this Agreement, there are no outstanding rights or obligations of the Buyer to repurchase or redeem any of its equity securities (other than such rights or obligations of the Buyer arising out of, relating to or in connection with the termination of employment of any of the Buyer’s or any of its Subsidiaries’ employees). The respective rights, preferences, privileges, and restrictions of the Buyer Series A Preferred Stock and the Buyer Common Stock are as stated in the certificate of incorporation (including the Series A Certificate of Designations) of the Buyer. As of the date of this Agreement, the Buyer does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

5.8 SEC Documents; Financial Statements.

(a) Each Buyer SEC Report filed prior to the date hereof complied, as of its respective date, in all material respects with the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Report. Except to the extent that information contained in any of the Buyer SEC Reports filed and publicly available prior to the date hereof has been revised or superseded by a Buyer SEC Report filed or furnished prior to the date hereof and except to the extent that any information contained in any of the Buyer SEC Reports is required to be revised or adjusted, which revision or adjustment, if it were to be made, in respect of such information would cause such information disclosed not to be misleading, none of such Buyer SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Buyer included in the Buyer SEC Reports filed prior to the date hereof complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented and fairly presented the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

5.9 Merger Sub and LLC Sub.    Each of Merger Sub and LLC Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein, including the Financing. All of the outstanding shares of capital stock of Merger Sub is, and as of the Effective Time will be, owned directly by the Buyer, free and clear of any Liens (other than any Liens resulting from the Financing) and all of the membership interest of LLC Sub is, and as of the Second Effective Time will be, owned directly by the Buyer, free and clear of any Liens (other than any Liens resulting from the Financing).

5.10 Brokers.    Other than financial advisory fees payable to SunTrust Robinson Humphrey, Inc., in its capacity as the Buyer’s financial advisor, there are no claims for brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses, financial advisory fees, costs and expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by the Buyer or any of its Affiliates.

5.11 No Material Adverse Effect.    Since March 31, 2010 through the date hereof, neither the Buyer nor any of its Subsidiaries has taken or has agreed to take any action which if taken after the date hereof would require the consent of the Company in accordance with Section 6.17 and, since March 31, 2010, there has not been any Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole, and no circumstance has arisen which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole.

5.12 Vote Required.    The only vote of the holders of any class or series of Capital Stock of the Buyer necessary in connection with the Contemplated Transactions is the Stockholder Approvals.

5.13 Representations Relating to Qualification of the Mergers as a Tax-Free Reorganization.

(a) The Buyer is not an “investment company” as defined in Section 368(a)(2)(F)(iii).

(b) LLC Sub has been, at all times since its formation, wholly owned by Buyer and Buyer has made no election to treat LLC Sub as a corporation for federal income tax purposes.

(c) The Buyer has no present plan or intention, following the Mergers, to cause the Surviving Company to issue any additional LLC interests in a manner that would cause the Mergers to fail to be treated as a reorganization under Section 368.

(d) Buyer has no present plan or intention to reacquire any of the Buyer Series A Preferred Stock issued in the First Merger in a manner that would cause the Mergers to fail to be treated as a reorganization under Section 368; it being understood that any transactions contemplated herein with respect to the Buyer Holdback Amount and the conversion of the shares of Buyer Series A Preferred Stock into Buyer Common Stock shall not be treated as reacquisitions for purposes of this representation.

(e) Following the Mergers, the Buyer will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(f) Neither the Buyer nor any of its Affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

COVENANTS

6.1 Conduct of Business of the Company.    From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past practice and use its reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Company Licenses, (iii) keep available the services of its directors, officers and key employees, (iv) maintain good relationships with its customers, suppliers, lenders and others having material business relationships with it and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Schedule 6.1, the Company shall not and shall not permit any of its Subsidiaries to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any Capital Stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Capital Stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(d) directly or indirectly redeem, repurchase or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(e) issue, deliver or sell any Capital Stock of the Company, any of its Subsidiaries or THS or any of its Subsidiaries (whether by merger, consolidation or otherwise), other than (i) the issuance of any Capital Stock of any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company and (ii) the issuance of Company Preferred Stock pursuant to the exercise of the Preferred Warrants and Preferred Options issued and outstanding as of the date hereof;

(f) amend any term of any Capital Stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(g) incur any capital expenditures or any Liabilities in respect thereof, other than any capital expenditures that do not exceed $75,000 individually or $200,000 in the aggregate;

(h) acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(i) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties or interests of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(j) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Intellectual Property, or enter into any Material Contract, or take any action, with respect to any Company Intellectual Property outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(k) other than in connection with actions permitted by Section 6.1(g) or 6.1(h), make any loans, advances or capital contributions to, or investments in, any other Person;

(l) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of Indebtedness under the Existing Credit Facility in the ordinary course of business consistent with past practice;

(m) adopt, establish, enter into, amend or terminate, or increase the benefits under, any Company Plan, or other employee benefit, plan, practice, program, policy or Contract that would be a Company Plan if in effect on the date of this Agreement, in any case other than as may be required by the terms of such Company Plan or other plan, practice, program, policy or Contract as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code;

(n) increase compensation or fringe benefits (including granting of stock options or right to acquire any other Capital Stock of the Company) of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries except (i) as may be required by the terms of any Contract or Company Plan set forth on Schedule 6.1(n);

(o) grant or increase any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries except as may be required by the terms of any Contract or Company Plan set forth on Schedule 6.1(o);

(p) extend credit or renew or forgive a previously existing extension of credit (either directly or indirectly) for the benefit of any Covered Person;

(q) enter into any Contract that limits or otherwise restricts in any material respect the Company, any Subsidiary of the Company or any of their respective Affiliates or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any respect the Company, any of its Subsidiaries, the Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(r) enter into, amend or modify in any material respect or terminate any IP License (other than in the ordinary course of business consistent with past practice), any Material Contract or any Contract with any of the Persons listed on Schedule 4.13, or otherwise waive, release or assign any material rights, claims or benefits thereto of the Company or any of its Subsidiaries;

(s) change any methods of accounting, except as required by changes in GAAP as agreed to by its independent public accountants;

(t) settle (i) any material Action involving or against the Company or any of its Subsidiaries, (ii) any stockholder Action against the Company or any of its officers or directors, or (iii) any Action that relates to the Contemplated Transactions; or

(u) agree, commit or offer to do any of the foregoing.

6.2 Access to Information.    From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (a) give the Buyer, its counsel, financial advisors, auditors and other representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries; (b) furnish to the Buyer, its counsel, financial advisors, auditors and other representatives such information relating to the Company or any of its Subsidiaries as may be reasonably requested; and (c) instruct the employees, counsel, accountants and other advisors of the Company or any of its Subsidiaries to cooperate with the Buyer in its investigation of the Company and any of its Subsidiaries. Any information provided pursuant to this Section 6.2 shall be subject to the terms of the Confidentiality Agreement, dated March 25, 2010, between the Buyer and Nursefinders (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, the Buyer acknowledges and agrees and the Company agrees to cause Nursefinders to acknowledge and agree, that the terms of the Confidentiality Agreement shall survive the execution of this Agreement and that the Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Closing. Notwithstanding the foregoing, the Company shall not be required to disclose any information to the Buyer if such disclosure would, in the Company’s reasonable discretion, jeopardize any attorney client or other legal privilege; provided, that the parties will use commercially reasonable efforts to find alternative methods to share such information, such as joint defense or common interest agreements.

6.3 Furnishing Buyer’s Financial Information.    Promptly following Buyer’s request, the Company shall furnish to the Stockholders, upon receipt from Buyer, any and all financial information with respect to Buyer as required under Rule 502(b)(2)(ii) of the Securities Act.

6.4 Public Announcements.    The Buyer and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or otherwise making any public statements with respect to this Agreement, the Mergers and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which the Buyer is a party. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be substantially in the form attached hereto as Exhibit G.

6.5 Filings and Authorizations; Consummation.    Except as otherwise provided in the first sentence of Section 6.23, the Company, the Buyer and Merger Sub shall use their respective commercially reasonable efforts to obtain, or cause its respective Affiliates to obtain, the authorizations, consents, Orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to each Transaction Document to which they are a party. Each party hereto agrees, if applicable, to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof, to request early termination of the applicable waiting period and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Buyer shall pay all HSR Act filing fees relating to the Buyer and the

Company (but, for avoidance of doubt, excluding any such fees relating to any of their Affiliates); provided, however, that (x) as per clause (f) of the definition of Transaction Expenses, the Aggregate Exchange Buyer Series A Preferred Stock shall be reduced by 50% of such amounts so paid by the Buyer and (y) in the event this Agreement is terminated, the Company shall reimburse the Buyer promptly (and in any event within 48 hours) for 50% of any and all such payments made by the Buyer. The Company, the Buyer and Merger Sub shall use their respective commercially reasonable efforts to secure the expiration or termination of any waiting periods under the HSR Act and to obtain such other approvals of, and take such action with respect to, any Antitrust Division or any other Governmental Authority, as may be necessary to consummate the Contemplated Transactions; provided, however, that, notwithstanding anything to the contrary, in no event shall the Buyer or any of its Affiliates be required to (a) commence or threaten to commence litigation; (b) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of the Buyer, the Company or any of their respective Affiliates; or (c) otherwise agree to any restrictions on the businesses of the Buyer, the Company or any of their respective Affiliates in connection with avoiding or eliminating any restrictions to the consummation of the Contemplated Transactions under any applicable Law or Order. The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 6.5. The parties hereto shall use commercially reasonable efforts to supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing. The Company shall pay all fees, costs and expenses or payments (other than filing fees required in connection with any “change of ownership or control” for purposes of Medicare and Medicaid certification, which shall be paid by the Buyer) resulting from the change of control of the Company or any of its Subsidiaries or otherwise payable in connection with receipt of any consent or approval in connection with the Contemplated Transactions.

6.6 Exclusivity.    Until the earlier of the Effective Time and such time as this Agreement is terminated in accordance with Article X, except for the Contemplated Transactions, the Company shall not, and shall cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract, with any party, with respect to the sale of any Capital Stock of the Company or all or any material portion of the assets of the Company or any of its Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company or any of its Subsidiaries or any of their respective businesses.

6.7 Buyer Financing.

(a) The Buyer shall use its reasonably diligent efforts to arrange and obtain financing (including negotiating and entering into definitive agreements (the “Financing Agreements”) upon completion of the negotiations related thereto with respect to such financing) in the aggregate amount sufficient to refinance the Existing Credit Facility and the Buyer Credit Facility and to satisfy the Company’s and the Buyer’s obligations to pay all Transaction Expenses and fees, costs and expenses incurred by the Buyer in connection with the transactions contemplated herein (the “Financing”) on financial terms (including with respect to commitment fees, interest rate, pre-payment penalties (if any), dilutive impact on the stockholders of the Buyer (if applicable), etc.,) and on other terms and conditions reasonably satisfactory to the Buyer in its sole discretion, exercising that discretion in a good faith manner.

(b) Upon execution of the Financing Agreements, Buyer shall use its reasonably diligent efforts to (i) satisfy, on a timely basis, all conditions applicable to Buyer set forth in the Financing Agreements that are within its reasonable control, and (ii) consummate the Financing contemplated by the Financing Agreements at or prior to the Closing. If all conditions in the Financing Agreements have been satisfied or, upon funding will be satisfied, Buyer shall use its reasonable diligent efforts to cause such lenders and the other Persons providing such Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Financing Agreements. In the event that Buyer is unable to cause such lenders and the other Persons providing the Financing to fund on the Closing Date and is unable to enforce its rights under the Financing Agreements, Buyer shall use its reasonably diligent efforts to arrange and obtain alternate Financing on financial terms

(including with respect to commitment fees, interest rate, pre-payment penalties (if any), dilutive impact on the stockholders of the Buyer (if applicable), etc.,) and on other terms and conditions reasonably satisfactory to the Buyer in its sole discretion, exercising that discretion in a good faith manner.

(c) The Company shall, and shall cause its Subsidiaries and its and their respective representatives to, provide such cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by the Buyer, including (i) providing to the Buyer from time to time information regarding the Company and its industry reasonably requested by the sources providing the Financing and assisting with identification of any portion of such information that constitutes material non-public information and using commercially reasonable efforts to update any such information to the extent contained in an offering document if the Company becomes aware of any new material information, (ii) facilitating and promoting negotiations between the Buyer and the existing senior lenders to the Company, participating in meetings, presentations, road shows, due diligence sessions with prospective Financing sources and sessions with rating agencies, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections and similar marketing documents required in connection with the Financing, (iv) as promptly as practicable, furnishing the Buyer and its Financing sources information reasonably requested by any of them, (v) permitting the prospective Financing sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and establishing bank and other accounts in connection with the foregoing, (vi) in connection with a 144A offering, assisting (including issuing customary representation letters) the Buyer in obtaining usual and customary comfort letters and the consent of the accountants to include the Audited Financial Statements in the offering materials, (vii) promptly providing quarterly and monthly financial statements (excluding footnotes) to the extent available and prepared by the Company in the ordinary course of business, and (viii) as of the Closing Date, taking all corporate actions necessary to authorize the consummation of the Financing. In connection with the offering materials related to a syndication of the Financing, the Company hereby consents to the use of its and its Subsidiaries’ logos, trademarks and service marks. Notwithstanding anything to the contrary set forth herein, none of the Company and any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the financing contemplated by the Financing prior to the Closing Date.

(d) Each party acknowledges and agrees that the obligations of each party with respect to the Financing are only as set forth in this Section 6.7, and no other provision herein, including Section 6.5 and Section 6.8, shall be deemed to expand or otherwise modify such obligations.

6.8 Further Assurances.    From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of each Transaction Document and the Contemplated Transactions. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

6.9 Employee Matters.    Nothing in this Agreement shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any Company Plan, (ii) create any right or benefit in any Person other than the signatories of this Agreement, (iii) guarantee employment of any employee for any period of time after the Closing or preclude the ability of the Buyer or any of its Affiliates to terminate the employment of any employee, (iv) create a binding employment agreement with any employee, or (v) require the Buyer or any of its Affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement.

6.10 Indemnification of Directors and Officers.

(a) For a period of six years after the Effective Time, except as otherwise required by Law, the Buyer and the Surviving Company shall cause the Organizational Documents of the Surviving Company to contain provisions relating to the exculpation, indemnification or advancement of expenses of any current or former officers and directors that are no less favorable to such Persons than those contained in the Company’s certificate of incorporation or bylaws as in effect on the date hereof. In addition, for a period of six years after the Effective Time, the Buyer shall not, and shall not permit the Surviving Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any current or former officers and directors (including the provisions contemplated by the immediately preceding sentence) unless required to do so by Law, it being the intent of the parties that such Persons shall continue to be entitled to exculpation, indemnification and advancement of expenses to the fullest extent that a Delaware corporation can provide such protections to its directors and officers.

(b) The Surviving Company shall maintain in effect for three years from the Effective Time, substitute directors’ and officers’ liability insurance policies with respect to matters occurring prior to the Effective Time containing aggregate coverage limits in an amount not less than the aggregate coverage limits contained in the directors’ and officers’ liability insurance policies maintained by the Company as of the date hereof; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.10(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be Forty-Six Thousand Eight Hundred Fourteen Dollars ($46,814) in the aggregate); provided, however, that in the event of an expiration, termination or cancellation of such policies, the Buyer or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c) The provisions of this Section 6.10 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or the Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

6.11 Termination of Affiliate Transactions.    On or before the Closing, except for liabilities relating to employment relationships and the payment of compensation and benefits to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, all Liabilities between the Company or any of its Subsidiaries, on the one hand, and one or more of their Affiliates (including the Stockholders but not including the Company and any of its Subsidiaries), on the other hand, including any and all Contracts (other than any Transaction Document) between the Company or any of its Subsidiaries, on the one hand, and one or more of its Affiliates (including the Stockholders but not including the Company and any of its Subsidiaries), on the other hand, shall be terminated in full, without any Liability to the Buyer, the Company or any of their respective Affiliates. Upon the Closing, the Company shall deliver to the Buyer reasonably satisfactory evidence of each such termination.

6.12 Stockholder Approvals; Proxy Statement.

(a) The Buyer agrees to use commercially reasonable efforts to call and hold as promptly as reasonably practicable following the Closing Date a meeting of the stockholders of the Buyer to obtain the Stockholder Approvals (the “Stockholder Meeting”), and as promptly as reasonably practicable following the Closing Date, the Buyer will prepare and file with the SEC a proxy statement to be sent to the Buyer’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”); provided, however, that prior to filing the Proxy Statement with the SEC, the Buyer shall provide the Representative the opportunity to review and comment upon the Proxy Statement, which comments shall reasonably be considered by the Buyer. Subject to the directors’ fiduciary duties as determined in good faith by the Buyer’s Board of Directors after consultation with outside legal counsel, the Proxy Statement shall include the Buyer’s Board of Directors’ recommendation that the stockholders vote in favor of the Stockholder Approvals and the Buyer’s Board of Directors shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company or its Stockholders, such recommendation. If the Stockholder Approvals are not obtained at the Stockholder Meeting, then the Buyer will use its commercially reasonable efforts (including continuing to include the recommendation of the Buyer’s Board of Directors subject to the directors’ fiduciary duties as determined in good faith by the Buyer’s board of Directors after consultation with outside legal counsel) to obtain the Stockholder Approvals at the next occurring annual meeting of the stockholders of the Buyer. The Buyer shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Stockholder Approvals and to obtain the Stockholder Approvals. The Representative agrees to furnish to the Buyer all information concerning the Stockholders and their Affiliates as the Buyer may reasonably request in connection with any Stockholder Meeting. The Buyer shall respond reasonably promptly to any comments received from the SEC with respect to the Proxy Statement, and the Buyer shall cause the Proxy Statement to be mailed to the Buyer’s stockholders as promptly as reasonably practicable thereafter. The Buyer shall provide to the Representative, as promptly as reasonably practicable after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Representative with copies of all correspondence between the Buyer, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

(b) Immediately following the execution of this Agreement, Buyer shall deliver to the Company its consent, as Merger Sub’s sole stockholder, approving and adopting this Agreement in accordance with the requirements of the DGCL.

6.13 NYSE Listing of Buyer Common Stock.    Promptly following the Closing Date, the Buyer shall apply to cause the shares of Buyer Common Stock issued pursuant to this Agreement and the Buyer Common Stock to be issued upon conversion of the Buyer Series A Preferred Stock to be approved for listing on the NYSE, subject to official notice of issuance.

6.14 Reservation of Buyer Common Stock; Issuance of Shares of Buyer Common Stock.    For as long as any Buyer Series A Preferred Stock remain outstanding, the Buyer shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Buyer Common Stock or shares of Buyer Common Stock held in treasury by the Buyer, for the purpose of effecting the conversion of the Buyer Series A Preferred Stock, the full number of shares of Buyer Common Stock then issuable upon the conversion of all Buyer Series A Preferred Stock (after giving effect to all anti-dilution adjustments, if any) then outstanding. All shares of Buyer Common Stock delivered upon conversion or repurchase of the Buyer Series A Preferred Stock shall be newly issued shares or shares held in treasury by the Buyer, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

6.15 Resignation of Directors of the Company.    Prior to the Closing Date, the Company shall cause each member of the Board of Directors of the Company and the Board of Directors of each of its Subsidiaries to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a member of the Board of Directors of the Company or the Board of Directors of such Subsidiary effective immediately prior to, and conditional on, the Effective Time.

6.16 Stockholder Materials.    From and after the date of this Agreement, the Company shall send to the Buyer a copy of all materials, reports and other documents, if any, as and when it provides the same to its Stockholders.

6.17 Conduct of Business of the Buyer.    During the period from the date of this Agreement to the Effective Time, except as otherwise permitted or required pursuant to this Agreement, the Buyer shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent:

(a) amend the Organizational Documents of the Buyer in any manner that would reasonably be expected to (i) materially impair, delay or prevent the consummation of the Contemplated Transactions, (ii) otherwise have a Material Adverse Effect with respect to the Buyer or (iii) materially and adversely affect the benefits of the Contemplated Transactions to the Company or the Stockholders;

(b) amend the Organization Documents of any of the Buyer’s Subsidiaries in any manner that would reasonably be expected to materially impair, delay or prevent the consummation of the Contemplated Transactions or otherwise have a Material Adverse Effect with respect to the Buyer; provided, however, that, for avoidance of doubt, the Company acknowledges that the Buyer may amend the Organizational Documents of Merger Sub and LLC Sub to provide that the issued and outstanding Capital Stock of each of Merger Sub and Merger LLC immediately prior to the Effective Time shall be substantially similar to the issued and outstanding Capital Stock of the Company immediately prior to the Effective Time;

(c) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution or recapitalization of its Capital Stock;

(d) acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person, other than acquisitions that would not reasonably be expected to materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement;

(e) take any action that would be prohibited by the Series A Certificate of Designations as if they were in effect on the date hereof; or

(f) take any action that would fundamentally change or alter the nature of the businesses of the Buyer or its Subsidiaries on a consolidated basis.

6.18 Advice of Changes.    The Representative shall give written notice to the Buyer if any of the Company’s representations, warranties or covenants herein are breached in a manner that would give rise to a claim by the Buyer Indemnified Parties pursuant to Article VII or Article XI (subject to Section 3.6 and Section 11.5); provided, however, that except as otherwise provided herein, the delivery of any notice pursuant to this Section 6.18 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.19 Actions with Respect to Capital Stock of the Company.

(a) The Company shall use commercially reasonable efforts to take all actions necessary (acting through the Board of Directors of the Company or other applicable administrator) to (i) effectuate the provisions of Section 3.1(c)(ii) of this Agreement with respect to any and all of the Preferred Warrants and Preferred Options issued and outstanding immediately prior to Closing (whether or not exercisable and whether or not vested), (ii) cause each holder of any Preferred Warrants or Preferred Options issued and outstanding immediately prior to the Closing to execute and deliver to the Company a surrender and cancellation agreement for such Preferred Warrants and Preferred Options, in a form reasonably satisfactory to the Company and the Buyer (each, a “Surrender Agreement”) pursuant to which such holder shall agree to the cancellation, surrender, and exchange of all such Preferred Warrants and Preferred Options and all rights thereunder in exchange for the consideration specified in Section 3.1(c)(ii) in full and complete satisfaction and discharge of all rights and benefits to which such holder may be entitled under the Preferred Warrants or Preferred Options, as applicable, and (iii) provide that from and after the Effective Time, except as provided in 3.1(c)(ii) none of the Buyer, Merger Sub, the Surviving Corporation, Merger LLC or the Surviving Company will be required to deliver Buyer Stock to any Person pursuant to or in settlement of any Preferred Options or Preferred Warrants at or after the Effective Time.

(b) The Company shall use commercially reasonable efforts to take all actions necessary (acting through the Board of Directors of the Company or other applicable administrator) to cause any and all of the Warrants and Options issued and outstanding immediately prior to Closing (whether or not exercisable and whether or not vested) to be canceled and to cease to exist upon the Closing without any right or benefit remaining thereunder (including any right to receive any consideration) with respect thereto and to provide that from and after the Effective Time none of the Buyer, Merger Sub, the Surviving Corporation, LLC Sub or the Surviving Company will be required to deliver Buyer Stock to any Person pursuant to or in settlement of any Options or Warrants at or after the Effective Time.

(c) The Company shall use commercially reasonable efforts to take all actions necessary and appropriate, including to the extent applicable amending any of the NF Investors, Inc. 2007 Rollover Stock Incentive Plan, the option agreements granted thereunder, the Certificate of Designations governing the Company Series B Preferred Stock and the Nonqualified Deferred Compensation Plan (collectively, the “Series B Equity Arrangements”) to provide that at the Effective Time, the conversion of the shares of Company Series B Preferred Stock and Preferred Options into the right to receive the consideration in accordance with Section 3.1(c)(ii), 3.4(d) and 3.6 shall constitute a full and complete satisfaction and discharge of all rights and benefits to which any holder of Company Series B Preferred Stock or a Preferred Option is entitled under the Series B Equity Arrangements. The Company has the authority to and shall terminate the NF Investors, Inc. 2007 Rollover Stock Incentive Plan and the Nonqualified Deferred Compensation Plan in their entirety as of the Effective Time and, pursuant to and in accordance with the Surrender Agreements, the Company shall terminate all agreements evidencing any rights thereunder, including all Preferred Option agreements, as of the Effective Time. Upon the cancellation and exchange of outstanding Preferred Options in accordance with Section 3.1(c)(ii) and the conversion of Company Series B Preferred Stock in accordance with Section 3.1(c)(ii) no holder of Company Series B Preferred Stock or a Preferred Option or other participant in any Series B Equity Arrangement shall have any right to payment or benefits thereunder following the Effective Time. The Company shall use commercially reasonable efforts to take all actions necessary and appropriate that no holder of shares of Company Series B Preferred Stock, Preferred Options or other participant in the Series B Equity Arrangements shall be subject to tax under Section 409A of the Code and the applicable regulations and guidance thereunder as a result of any of the actions to be taken hereunder.

6.20 Additional Actions.    Subject to the exercise of the fiduciary duties of the Board of Directors of the Company as determined in good faith by the Company’s Board of Directors after consultation with outside legal counsel, (a) the Board of Directors of the Company shall unanimously recommend that the Company’s Stockholders vote in favor of the adoption of this Agreement in any meeting or written consent of Stockholders of the Company and (b) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Buyer or Merger Sub, the recommendation of the Board of Directors of the Company that the Company’s Stockholders vote in favor of the adoption of this Agreement.

6.21 Change of Ownership Filings.    The parties acknowledge that the Mergers may constitute a “change of ownership or control” for purposes of Medicare and Medicaid certification, and other Company Licenses. The Company agrees to use commercially reasonable efforts to cooperate with Buyer’s efforts to comply with all Laws and manual provisions governing change of ownership transactions, including notifying the appropriate intermediary and all appropriate Governmental Authorities and to prepare and file any final Medicare and Medicaid Cost Reports. The Company agrees to cooperate in a reasonable manner with and assist Buyer in completing all change of ownership or control filings, updates, notices and applications required to effect the change of ownership and/or updated ownership in the Company Licenses. The Company agrees to provide Buyer with all information reasonably necessary to update the National Provider Identifier including any electronic password. The Company agrees to require any Home Health Agency representative who is the Authorized Official or a Delegated Official for Medicare purposes to cooperate and execute the completed Medicare 855A forms as may be required.

6.22 Franchise Matters.    The Company shall assist in facilitating communications and consulting between the Buyer and Nursefinders’ franchisees. The Company shall cause Nursefinders to comply, in all material respects, with the terms and conditions of the Franchise Agreements and to immediately notify the Buyer of any material default by Nursefinders or any franchisee under the Franchise Agreements. The Company shall cause Nursefinders to maintain any current state franchise or business opportunity registrations or exemptions.

6.23 Medicare/Medicaid Efforts.    The Company shall use its best efforts: (a) to correct the deficiencies cited by the Colorado Department of Public Health and Environment in regards to Nursefinders of Colorado

Springs; and (b) prior to August 31, 2010, to obtain confirmation from the Colorado Department of Public Health and Environment on behalf of the Center for Medicare and Medicaid Services (“CMS”) or CMS that Nursefinders of Colorado Springs is in substantial compliance with the Medicare Conditions of Participation for Home Health Agencies and that all deficiencies cited in the June 11, 2010 survey have been corrected such that Nursefinders of Colorado Springs’s provider agreement with CMS is in good standing and no termination or other action is threatened. The Company shall notify Buyer promptly (and in any event within 24 hours) upon receipt of any information, whether verbal, electronic, written or otherwise and regardless of the perceived importance of such information, regarding such June 11, 2010 survey, correction of cited deficiencies, acceptance of the Company’s plan of correction, further investigation or threat of penalties or action arising from the survey findings, or any other communication arising from such survey or plan of correction including any and all communications with the Colorado Department of Public Health and Environment or the CMS or any employee, agent or contractor thereto.

6.24 Buyer Repurchase of Buyer Common Stock.    The Buyer covenants and agrees that from the date of this Agreement until the Effective Time, the Buyer shall not, and shall cause its Subsidiaries not to, purchase any Buyer Common Stock.

6.25 Prompt Notice with Respect to THS.    The Company covenants and agrees to promptly (and in any event within 24 hours) notify the Buyer if the Company or any of its Affiliates receives a material notice or other communication (whether written or oral) from or regarding THS or any of its controlled Affiliates, including with respect to any contemplated action that may reasonably result in a reduction of the Company’s ownership interest in THS.

6.26 Letter of Transmittal.    As soon as reasonably practicable after the date of this Agreement, and in any event not later than ten (10) days following the date of this Agreement, the Company will send to each holder of record of shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options and Preferred Warrants whose shares of Company Series C Preferred Stock, Company Preferred Stock, Preferred Options and Preferred Warrants will be converted or exchanged, as applicable, into the right to receive shares of Buyer Stock pursuant to Section 3.1, a letter of transmittal substantially in the form of Exhibit F (which letter of transmittal shall be accompanied by all financial information with respect to Buyer as required to be furnished to the Stockholders pursuant to Rule 502(b)(2)(ii) if so requested by Buyer; provided that Buyer shall provide such financial information to the Company within ten (10) days of the date of this Agreement). The Company shall use commercially reasonable efforts to obtain duly executed copies of such letter of transmittal from each of the holders of the Company Series C Preferred Stock, Company Preferred Stock, Preferred Options and Preferred Warrants no less than five (5) Business Days prior to the Closing Date and shall cause such letters of transmittal to be delivered to the Exchange Agent immediately prior to the Closing.

6.27 Delivery of Notices to Stockholders of the Company.    The Company covenants and agrees to deliver promptly all requisite notices of the First Merger to any and all of the holders of the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, in each case, in accordance with the terms set forth in the applicable certificates of designation and in accordance with Sections 228(e) and 262(d)(2) of the DGCL (including notice of appraisal rights), but in any event not later than ten (10) days following the date of this Agreement.

ARTICLE VII

TAX MATTERS

7.1 Consistent Tax Reporting.    None of the parties herein nor any of their Affiliates will (i) take any position on an applicable income Tax Return that is inconsistent with the treatment of the Mergers as an integrated transaction characterized as a merger of Company into Buyer that constitutes a reorganization within the meaning of Section 368(a)(1)(A) the Code, other than in connection with a Final Determination following a challenge by a Taxing Authority; (ii) knowingly take any action or knowingly fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

7.2 Tax Covenants.    From the date of this Agreement to the Closing Date, each of the Company and its Subsidiaries shall:

(a) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(b) consult with the Buyer with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to the Buyer no later than ten Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in its books and records and Financial Statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date;

(e) promptly notify the Buyer of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax Liabilities and refund claims, and not settle or compromise any such Tax matter or Action without the Buyer’s consent;

(f) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns;

(g) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; and

(h) effective as of the Closing Date, terminate all Tax Sharing Agreements to which it is a party such that there is no further liability thereunder other than any Tax Sharing Agreements solely among the Company and any of its Subsidiaries.

7.3 Tax Indemnification.

(a) Indemnification by the Stockholders.    From and after the Closing, the Buyer, the Company, the Company’s Subsidiaries and their respective Affiliates (collectively, the “Tax Indemnified Buyer Parties”) shall be indemnified out of the Buyer Holdback Amount pursuant to Section 11.3 against and held harmless from any and all Losses suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes of the Company or its Subsidiaries for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”) in excess of the amount of Taxes that are included as Current Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income, and net of any Taxes included in Current Liabilities) in the calculation of the Final Adjustment

Amount, (ii) Taxes attributable to any reduction to the NOLs or the 197 Attributes as set forth on Schedule 4.11(o) resulting from an audit, examination, or the filing of an amended Tax Return, in each case, with respect to a pre-closing period; (iii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date by reason of Liability under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or comparable provision of Law, (iv) without duplication, Taxes imposed on a Tax Indemnified Buyer Party as a result of (x) a breach of a representation or warranty set forth in Section 4.11 or (y) a breach of a covenant or agreement set forth in Article VI; provided that for purposes of this clause (iii) of this Section 7.3(a) only, any breach of a representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto, (v) Taxes arising out of any transactions contemplated by this Agreement other than Taxes attributable to a breach by the Buyer or any Affiliate of the Buyer of a Buyer representation, warranty or covenant in this Agreement and (vi) Taxes or other payments required to be paid after the date hereof by the Company or any of its Subsidiaries to any party under any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity; provided, however, that there shall be no right to indemnification for any Tax to the extent such Tax was paid or deposited on before the Closing Date or included as a Current Liability in the calculation of the Aggregate Exchange Buyer Series A Preferred Stock. The obligation under this Section 7.3(a) shall continue in full force and effect for 24 months following the Expiration Date. Notwithstanding the preceding sentence of this Section 7.3(a), if the Buyer or the Representative, as applicable, delivers written notice to the other party of a claim for indemnification for a breach of any representations, warranties, covenants or agreements set forth herein or in any document delivered pursuant to this Agreement within the applicable Expiration Date, such claim shall survive until finally resolved or judicially determined.

(b) Indemnification by the Buyer.    From and after the Closing, the Buyer shall indemnify the Stockholders and their Affiliates (each a “Tax Indemnified Stockholder Party” and collectively, the “Tax Indemnified Stockholder Parties”) against and hold them harmless from any and all Tax Losses suffered or incurred arising out of Taxes of the Company or its Subsidiaries for periods or portions thereof beginning after the Closing Date (“Post-Closing Taxes”), other than amounts for which a Tax Indemnified Buyer Party is indemnified under Section 7.3(a).

(c) Tax Treatment of Indemnity Payments.    It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the consideration payable pursuant to Article III for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final determination.

7.4 Tax Indemnification Procedures.

(a) After the Closing, each party to this Agreement shall promptly notify the other party (or the Representative as the case may be) in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which such other party is liable pursuant to Section 7.3; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article VII, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax Liability.

(b) Payment by an indemnitor of any amount due to an indemnitee under Article VII shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the indemnitee; provided that the indemnitor shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Governmental Authority or applicable third party. In the case of a Tax that is contested in accordance with Section 7.5, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Authority or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, an agreement contained in IRS Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax court or the relevant Government Authority has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(c) Any payments required pursuant to this Article VII that are not made within the time period specified in this Section 7.4 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax.

7.5 Tax Audits and Contests; Cooperation.

(a) After the Closing, the Buyer shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Contest”). Buyer shall promptly notify the Representative upon receipt by Buyer or any Affiliate of Buyer (including the Company and its Subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Company may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Neither the Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Representative, the Stockholders of the Company (as of prior to the Closing) or any Affiliate of the foregoing for any period ending after the Closing Date without the consent of the Representative, which consent shall not be unreasonably withheld or delayed. The Buyer shall keep the Representative fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Buyer shall, in good faith, allow the Representative to make comments to the Buyer regarding the conduct of or positions taken in any such proceeding.

(b) The Representative shall furnish or cause to be furnished to the Buyer, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Company shall use commercially reasonable efforts to cooperate with the Buyer in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.5(b). Any information obtained under this Section 7.5(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax Action.

7.6 Preparation of Tax Returns and Payment of Taxes.

(a) The Buyer shall prepare (or cause to be prepared), and timely file (or cause to be filed) all Tax Returns of the Company or any of its Subsidiaries required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any taxable periods (or portions thereof) ending on or before the Closing Date (the “Pre-Closing Taxable Periods”), the Stockholders shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns, to the extent that the aggregate amount of Pre-Closing Taxes due in respect of all such Tax Returns exceeds the amount of Taxes that are included as Current Liabilities, paid or deposited (net of any Taxes that are included as Current Assets), on the Closing Balance Sheet. The Buyer shall notify the Representative of any amounts due from the Stockholders in respect of any such Tax Return no later than ten Business Days prior to the date on which such Tax Return is due, and the Stockholders shall remit such payment to the Buyer no later than five Business Days prior to the date such Tax Return is due.

(b) In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date, the Buyer shall prepare such Tax Returns and shall deliver any such Tax Return to the Representative for its review at least 30 days prior to the date such Tax Return is required to be filed. If the Representative disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection, and the Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such notice to resolve such objections. If the Buyer and the Representative are unable to resolve all objections during such 15-day period, then any remaining disputes, and only such remaining disputes, shall be resolved by the Accounting Firm. The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The fees, costs and expenses of the Accounting Firm shall be allocated equally between the Buyer, on the one hand, and the Representative, on the other hand.

(c) In the case of Tax Returns that are filed with respect to Straddle Periods, the Buyer shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by Law; provided that the provisions of this Section 7.6(c) shall apply only to the extent that the Company is responsible for Taxes with respect to a Straddle Period.

7.7 Straddle Periods.    For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date, and (b) in the case of Taxes (other than those described in Section 7.7) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of this Section 7.7, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.7 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and its Subsidiaries. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

7.8 Conveyance Taxes.    The Stockholders shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and the Stockholders and the Buyer shall jointly file all required change of ownership and similar statements.

7.9 FIRPTA Certificate.    The Representative shall deliver to the Buyer at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

7.10 Tax Refunds.    To the extent not included as an asset in Net Working Capital and solely for Taxes for Pre-Closing Taxable Periods for which the Company is liable hereunder, the Buyer shall promptly pay or cause prompt payment to be made to the Representative, on behalf of the Company, within ten (10) days after receipt thereof by the Company or any of its Subsidiaries, of all refunds of Taxes and interest thereon received within 24 months following the Closing in cash by, or credited against the Taxes of the Company or any of its Subsidiaries (but only to the extent that any such credit actually reduces the Taxes paid by the Company or any of its Subsidiaries for any Tax period (or the portion of any Straddle Period) beginning after the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER, MERGER SUB AND LLC SUB

The obligations of the Buyer, Merger Sub and LLC Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer in writing) of the following conditions as of the Closing Date:

8.1 Representations and Warranties.    (i) Each of the representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) (a) which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date and (b) which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date (in each case of clauses (a) and (b), except with respect to representations and warranties that speak to an earlier date, in which case, they shall be so true and correct as of such earlier date) and (ii) each of the Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing (except with respect to representations and warranties that speak to an earlier date, in which case as of such earlier date).

8.2 Covenants and Agreements.    The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.3 Material Adverse Effect.    Since the date of the Audited Balance Sheet, there shall not have occurred any Material Adverse Effect on the Company.

8.4 Officer’s Certificate.    The Company shall have delivered to the Buyer a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1, 8.2 and 8.3.

8.5 HSR Act.    With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act (including, if applicable, with respect to stockholders of the Company) shall have expired or been terminated.

8.6 Legal Prohibition.    No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the Contemplated Transactions or would cause any of the transactions contemplated hereby to be rescinded.

8.7 Financing.    The Buyer shall have received the proceeds of the Financing on financial terms (including with respect to commitment fees, interest rate, pre-payment penalties (if any), dilutive impact on the Stockholders of the Buyer (if applicable), etc.) and on other terms and conditions reasonably satisfactory to the Buyer in its sole discretion, exercising that discretion in a good faith manner.

8.8 Necessary Consents.    Except with respect to the Existing Credit Facilities, the Company shall have obtained all consents and shall have provided (in the reasonable judgment of the Buyer’s counsel) all notices listed on Schedule 4.4.

8.9 Indebtedness.    Immediately before the Closing the Company and its Subsidiaries, taken as a whole, shall have no less than $127,000,000 and no more than $132,000,000 of outstanding indebtedness included in clause (a) of the definition of Indebtedness and indebtedness under any letter of credit to the extent drawn upon as determined in accordance with the Balance Sheet Rules and the Company shall have delivered duly executed Pay-Off Letters to the Buyers.

8.10 Derivative Capital Stock.    (a) All of the Preferred Warrants and Preferred Options issued and outstanding as of the Closing shall have been exercised or the Company shall have delivered to the Buyer duly executed Surrender Agreements with respect to such Preferred Warrants and Preferred Options and (b) the Company shall have delivered to the Buyer evidence, satisfactory to the Buyer (in its sole discretion, exercising that discretion in good faith), that all of the issued and outstanding Warrants and Options have been cancelled effective as of immediately prior to Closing.

8.11 Executed Agreements.    (i) The Stockholders Agreement shall have remained in full force and effect and is enforceable against each Person who is a party thereto and (ii) the Non-Competition and Severance Agreement shall have remained in full force and effect except in connection with the death or disability of Robert Livonius as contemplated under the Non-Competition and Severance Agreement.

8.12 Company Stockholder Approval.    This Agreement shall have been duly adopted and approved by holders of the Company’s Capital Stock as required by the Company’s certificate of incorporation and the DGCL pursuant to the Stockholder Consent.

8.13 License Filings.    The Buyer, Company and the Representative shall have obtained, to Buyer’s reasonable satisfaction, confirmation or assurance (e.g., from Buyer’s counsel and/or, where feasible in the ordinary course, from Governmental Authorities) that (i) all Governmental Authority change of ownership filings relating to the Company Licenses have been or will be approved after the Closing in due course and (ii) all other consents, Licenses, approvals, permits or authorizations required to be obtained for the consummation of the Contemplated Transactions and as to which the failure to obtain the same could have a Material Adverse Effect, or interfere with the Buyer’s right or ability to consummate the Contemplated Transactions or operate the Company’s business after the Closing in the same manner the business operated immediately prior to the Closing, have been or will be approved after the Closing in due course and no such consents, Licenses, approvals, permits or authorizations shall have been withdrawn or suspended.

8.14 Aggregate Exchange Buyer Series A Preferred Stock.    The Aggregate Exchange Buyer Series A Preferred Stock shall be greater than zero.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing Date:

9.1 Representations and Warranties.    (i) each of the representations and warranties of the Buyer and Merger Sub contained in this Agreement (other than the Buyer Fundamental Representations) (a) which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date and (b) which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date (in each case of clauses (a) and (b), except with respect to representations and warranties which speak to an earlier date, in which case, they shall be so true and correct as of such earlier date) and (ii) each of the Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing (except with respect to representations and warranties that speak to an earlier date, in which case as of such earlier date).

9.2 Covenants and Agreements.    The Buyer and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3 Material Adverse Effect.    Since March 31, 2010, there shall not have occurred any Material Adverse Effect on the Buyer.

9.4 Officer’s Certificate.    The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer and dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1, 9.2 and 9.3.

9.5 HSR Act.    With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act (including, if applicable, with respect to stockholders of the Company) shall have expired or terminated.

9.6 Legal Prohibition.    No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the Contemplated Transactions or would cause any of the transactions contemplated hereby to be rescinded.

9.7 Filing of the Certificate of Designations.    The Buyer shall adopt and file with the Secretary of State of the State of Delaware the Series A Certificate of Designations.

9.8 Executed Agreements.    The Buyer shall have delivered to the Company the Registration Rights Agreement duly executed by the Buyer.

9.9 Board Representation.    The Buyer shall have taken all actions necessary to permit Wyche H. Walton and Martin Chavez to be appointed to the Board of Directors of the Buyer effective immediately following the later of (i) delivery by each of Wyche H. Walton and Martin Chavez of a written consent to such effect to the Buyer and the Representative and (ii) the Effective Time.

ARTICLE X

TERMINATION

10.1 Termination.    This Agreement may be terminated on or prior to the Effective Time as follows:

(a) by the mutual written consent of the Buyer and the Company;

(b) by the Buyer (if it and Merger Sub are not in material breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.1, 9.2 or 9.3 not to be satisfied), upon written notice to the Company, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1, 8.2 or 8.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Company, as applicable, within 10 Business Days after receipt by the Company of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c) by the Company (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2 or 8.3 not to be satisfied), upon written notice to the Buyer, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Buyer and Merger Sub contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.1,

9.2 and 9.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the Buyer within 10 Business Days after receipt by the Buyer of written notice thereof from the Representative or is not reasonably capable of being cured prior to the Termination Date;

(d) by the Buyer or the Company, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or before October 31, 2010 (the “Termination Date”; provided, that in the event that all of the conditions to the Closing set forth in Article VIII and Article IX shall have been satisfied or waived (other than conditions that, by their nature, cannot be satisfied until the Closing and other than the conditions set forth in Section 8.5 and Section 9.5), then the Termination Date shall be deemed to be November 30, 2010); provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if such party’s willful breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated hereby;

(e) by the Buyer or the Company, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(f) by the Buyer if a valid and effective Stockholder Consent is not executed and delivered to the Buyer immediately following the execution of this Agreement.

10.2 Survival After Termination.    If this Agreement is terminated in accordance with its terms, this Agreement shall become void and of no further force and effect; provided, however, that the provisions of this Section 10.2 and Article XII (Miscellaneous) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for fraud or any willful material breach of the provisions of this Agreement prior to such termination; provided, further, that the Company shall be obligated to reimburse the Buyer promptly following the termination of this Agreement (and in any event within 48 hours) for 50% of any and all HSR Act filing fees paid by the Buyer.

ARTICLE XI

INDEMNIFICATION

11.1 Survival.    Each representation and warranty contained in this Agreement shall survive the Closing and continue in full force and effect for 18 months following the Closing Date; provided that the Company Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and continue in full force and effect for 24 months following the Closing Date (the “Expiration Date”). Notwithstanding the preceding sentence of this Section 11.1, if the Buyer or the Representative, as applicable, delivers written notice to the other party of a claim for indemnification for a breach of any representations, warranties, covenants or agreements set forth herein or in any document delivered pursuant to this Agreement within the applicable Expiration Date, such claim shall survive until finally resolved or judicially determined. All covenants and agreements contained herein shall survive indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such term.

11.2 Indemnification of the Buyer.    Subject to the limitations set forth in this Article XI, from and after the Closing, the Buyer and its directors, employees, officers, Affiliates (including the Company and its Subsidiaries), parents, equity holders, counsel, financial advisors, auditors and other representatives and their respective successors and assigns (collectively, “Buyer Indemnified Parties”) shall be indemnified and held harmless, from the Buyer Holdback Amount, from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or any inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by the Company in this Agreement (other than the representations and warranties set forth in Section 4.11 (Taxes) for which indemnification is available under Article VII), any other Transaction Document or in any document delivered with respect hereto or thereto (it being understood that such representations and warranties (other than the representations and warranties contained in Sections 4.8

(Financial Statements) and 4.10 (Absence of Certain Developments)) shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(b) any breach or default in performance by the Company of any of its covenants or obligations required to be performed by or complied with on or prior to the Closing Date contained in any Transaction Document (other than pursuant to Section 6.18) or in any document delivered with respect hereto or thereto; and

(c) any exercise or purported exercise pursuant to Section 262 of the DGCL of appraisal rights by any Stockholder of the Company with respect to any Capital Stock of the Company outstanding prior to the Closing.

11.3 Satisfaction of Indemnification; Release from Escrow.

(a) All claims for indemnification by the Buyer Indemnified Parties under Article VII and this Article XI shall be satisfied solely and exclusively out of the Buyer Holdback Amount by transferring from the Escrow Agent to the Buyer either (i) shares of Buyer Series A Preferred Stock based on a value of $11 per share of Buyer Series A Preferred Stock, as adjusted pursuant to Section 3.2(c), or (ii) if the Buyer Series A Preferred Stock shall have been converted into Buyer Common Stock, shares of Buyer Common Stock based on a value of $11 per share of Buyer Common Stock, as adjusted pursuant to Section 3.2(c). Claims for indemnification by the Buyer Indemnified Parties shall be made and resolved as provided in this Agreement and in the Escrow Agreement.

(b) On the date following the later of (i) the date on which payments pursuant to Section 3.4(d) are made from the Buyer Holdback Amount to Buyer or from the Buyer to the Exchange Agent, as contemplated by such Section 3.4(d) and (ii) the earlier of (x) the date on which no holder of shares of Company Preferred Stock has any appraisal rights and any outstanding appraisal claims have been fully resolved and (y) the date on which executed transmittal letters with respect to all outstanding Capital Stock of the Company have been delivered to the Exchange Agent, the Stockholders shall be entitled to receive from the Buyer Holdback Amount, in the aggregate, a number of shares of Buyer Series A Preferred Stock (based on a value of $11 per share of Buyer Series A Preferred Stock, as adjusted pursuant to Section 3.2(c), or if the Buyer Series A Preferred Stock shall have been converted into Buyer Common Stock, a number of shares of Buyer Common Stock based on a value of $11 per share of Buyer Common Stock, as adjusted pursuant to Section 3.2(c)) equal to (A) $3.0 million less (B) an amount equal to the sum of (x) all payments made by the Buyer pursuant to Section 3.4(c)(ii) as of such distribution date plus (y) all payments made to the Buyer pursuant to Section 3.4(d) as of such distribution date plus (z) all amounts paid in respect of claims for indemnification made to the Buyer Indemnified Parties pursuant to Section 11.2(c) (the “Initial Distribution Amount”). Each Stockholder shall be entitled to receive its pro rata share of the Initial Distribution Amount equal to the number of shares of Buyer Series A Preferred Stock or Buyer Common Stock, as applicable, included in the Initial Distribution Amount multiplied by the applicable Consideration Percentage.

(c) On the Expiration Date, the Stockholders shall be entitled to receive from the Buyer Holdback Amount, in the aggregate, all shares, if any, of Buyer Series A Preferred Stock held by the Escrow Agent or, if the Buyer Series A Preferred Stock shall have been converted into Buyer Common Stock, all shares of Buyer Common Stock held by the Escrow Agent; provided, that the Escrow Agent shall retain, and not release, a sufficient number of Buyer Series A Preferred Stock or Buyer Common Stock, as applicable, necessary to satisfy any unresolved claims for indemnification made by the Buyer Indemnified Parties prior to the Expiration Date using the values per share of Buyer Series A Preferred Stock or Buyer Common Stock, as applicable, set forth in paragraph (b) above (the “Expiration Date Distribution Amount”). Each Stockholder shall be entitled to receive its pro rata share of the Expiration Date Distribution Amount equal to the number of shares of Buyer Series A Preferred Stock or Buyer Common Stock, as applicable, included in the Expiration Date Distribution Amount multiplied by the applicable Consideration Percentage.

(d) Once all claims for indemnification made by the Buyer Indemnified Parties shall have been resolved and all appropriate amounts from the Buyer Holdback Amount shall have been paid to the Buyer, the Escrow Agent shall release all remaining shares of Buyer Series A Preferred Stock or Buyer Common

Stock, as applicable, to the Stockholders (the “Final Distribution Amount”). Each Stockholder shall be entitled to receive its pro rata share of the Final Distribution Amount equal to the number of shares of Buyer Series A Preferred Stock or Buyer Common Stock, as applicable, included in the Final Distribution Amount multiplied by the applicable Consideration Percentage.

(e) Each of the Initial Distribution Amount, the Expiration Date Distribution Amount and the Final Distribution Amount shall be released by the Escrow Agent to the Representative, who shall then distribute such shares of Buyer Series A Preferred Stock or Buyer Common Stock, as applicable, to the Stockholders as provided herein.

(f) For the avoidance of doubt, once all shares of Buyer Series A Preferred Stock or Buyer Common Stock, as applicable, shall have been distributed by the Escrow Agent, either to the Buyer or to the Representative, no further claims for indemnification may be made by the Buyer Indemnified Parties under this Agreement.

11.4 Indemnification of the Stockholders.    Subject to the limitations set forth in this Article XI, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, each Stockholder and such Stockholder’s respective Affiliates, and their respective successors and assigns (collectively, the “Stockholder Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a) any breach of, or inaccuracy in, any representation or warranty, as of the date hereof or as of the Closing Date, made by the Buyer and Merger Sub in any Transaction Document, or in any document delivered with respect hereto or thereto (it being understood that such representations and warranties (other than the representations and warranties contained in Sections 5.1 (Corporate Organization), 5.5 (Litigation), 5.8 (SEC Documents; Financial Statements) and 5.11 (No Material Adverse Effect)) shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); or

(b) any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in any Transaction Document or in any document delivered with respect hereto or thereto.

11.5 Limitations.

(a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 11.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date; provided that the failure of the indemnified party to provide reasonable details of the facts and circumstances with respect to the subject matter of such claim or Action shall not relieve the indemnifying party of its obligations under Article XI.

(b) Notwithstanding any other provision of this Agreement, no Losses may be claimed under Section 11.2(a) (other than with respect to Sections 4.2 (Authorization; Enforceable Agreement), 4.6 (other than the last sentence) (Capitalization), the first, fourth and fifth sentences of Section 4.7(a) (Subsidiaries), Section 4.7(b), Section 4.7(c) and 4.17 (Authority to Cancel Capital Stock)) or 11.4(a) (other than with respect to Sections 5.2 (Authorization; Enforceable Agreement), 5.6 (Valid Issuance of Buyer Stock) and 5.7 (Capitalization)) by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses in determining the Threshold Amount other than Losses in excess of $25,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances.

(c) Notwithstanding any other provision in this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 11.2(a) unless and until the aggregate amount of all such individual Losses incurred or sustained by all Buyer Indemnified Parties with respect to which the Buyer

Indemnified Parties would otherwise be entitled to indemnification under Section 11.2(a) exceeds $1,300,000 (the “Threshold Amount”), in which case the Buyer Indemnified Parties shall be entitled to indemnification with respect to such Losses in excess of the Threshold Amount; provided, however, that the Threshold Amount shall not apply to Losses due to breaches of the Company Fundamental Representations.

(d) Notwithstanding any other provision of this Agreement, the maximum amount of indemnifiable Losses which may be recovered by the Buyer Indemnifying Parties arising out of or resulting from the causes set forth in Section 11.2 shall be an amount equal to the $16,000,000 (the “Cap”).

(e) Notwithstanding any other provision of this Agreement, (i) the Buyer shall not have any obligation to indemnify any Stockholder Indemnified Party pursuant to Section 11.4(a) unless and until, and only to the extent that, the aggregate amount of all individual Losses incurred or sustained by all Stockholder Indemnified Parties with respect to which the Stockholder Indemnified Parties are entitled to indemnification under Section 11.4(a) exceeds the Threshold Amount, in which event, the Buyer shall be liable only with respect to such Losses in excess of the Threshold Amount; provided, however, that the Threshold Amount shall not apply to Losses due to breaches of the Buyer Fundamental Representations. The aggregate liability of the Buyer to indemnify the Stockholder Indemnified Parties for Losses under Section 11.4 shall in no event exceed an amount equal to the Cap.

(f) No party hereto shall have any liability under Article XI for any (i) punitive damages (except to the extent payable by an Indemnified Party to a third party) or (ii) incidental, consequential, special or indirect damages, including loss for diminution of value or loss of future revenue or income, relating to the breach or alleged breach of this Agreement or any Transaction Agreement, in each case included in this clause (ii), to the extent arising from special or unique circumstances relating to the Indemnified Party that could not be reasonably foreseen; provided, however, that the limitation in clause (ii) regarding reasonable foreseeability shall be disregarded when determining the amount of any Loss based upon, arising out of or incurred as a result of any breach of, or any inaccuracy in the representation and warranty in Section 4.35 of this Agreement.

11.6 Limitation on Remedies.    From and after the Closing, and except with respect to claims arising from fraud, the enforcement of any covenant requiring performance following the Closing or claims for equitable relief, the provisions of Article VII and this Article XI shall constitute the exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement.

11.7 Third Party Claims.

(a) Promptly after the receipt by any Person entitled to indemnification pursuant to this Article XI (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article XI (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b) The Buyer shall be entitled to assume and control the defense of any Third Party Claim (whether the Buyer or any other Buyer Indemnified Party is an Indemnified Party or an Indemnifying Party).

(c) The Buyer, as an Indemnifying Party in any Third Party Claim, (i) shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Stockholder Indemnified Party, and (B) the settlement includes an unconditional release of each Stockholder Indemnified Party, reasonably satisfactory to the Stockholder Indemnified Party, from all Losses with respect to such Third Party Claim and (ii) shall indemnify and hold the Stockholder Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this

Section 11.7 shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Stockholder Indemnified Parties under this Section 11.7 shall be given by the Representative acting on behalf of the Stockholder Indemnified Parties.

11.8 Effect of Knowledge or Waiver of Condition.    The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in any Transaction Document or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to, or any Knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Schedules hereto). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or agreements.

11.9 Additional Matters.

(a) To the extent permitted by applicable Law, any amounts payable under this Article XI shall be treated by the Buyer and the Stockholders as adjustments to the Series A Preferred Stock Consideration.

(b) The amount of any indemnification payment to be made by any Indemnifying Party under this Agreement shall be reduced to take into account (in assessing the Losses suffered by the Indemnified Party) any insurance recoveries that such Indemnified Party has actually received and realized as a result of the circumstance, event or occurrence giving rise to such underlying claim (net of any deductible or increase in insurance premiums resulting from such insurance claim or any other expense incurred by the Indemnified Party in obtaining such recovery), and any such recoveries (net of such expenses) received by an Indemnified Party hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the Indemnifying Parties to the extent failure to do so would result in a recovery by the Indemnified Parties of more than 100% of their Losses.

(c) All indemnification payments made pursuant to this Article XI shall be made on an after-Tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnified Party, the amount of such Loss shall be (i) increased to take into account any additional Tax cost incurred by the Indemnified Party arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other Tax benefit actually realized by the Indemnified Party with respect to such Loss (“Tax Benefits”). In computing the amount of any such Tax Cost or Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses.    Except as otherwise expressly provided herein, the Company, the Stockholders and the Buyer shall each pay all of their own expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.2 Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, Merger Sub, the Company and the Representative.

12.3 Entire Agreement.    The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

12.4 Notices.    Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to the Buyer or, after the Closing, the Company, to:

12400 High Bluff Drive, Suite 100
San Diego, CA 92130
Attention: General Counsel
Facsimile: (866) 893-0682

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Jeffrey D. Marell
Facsimile: (212) 757-3900

If to the Representative, to:

GSUIG, L.L.C.
200 West Street, 28th Floor
New York, NY 10282
Attention: Kevin Jordan
Martin Chavez
Facsimile: (212) 357-5505

with a copy (which shall not constitute notice) to:

Greenberg Traurig P.A.
401 E Las Olas Blvd., Suite 2000
Ft. Lauderdale, FL 33301
Attention: Bruce I. March
Facsimile: (954) 765-1477

If to the Company (prior to the Closing):

NF Investors, Inc.
c/o GSUIG, L.L.C.
200 West Street, 28th Floor
New York, NY 10282
Attention: Kevin Jordan
Martin Chavez
Facsimile: (212) 357-5505

with copies (which shall not constitute notice) to:

Greenberg Traurig P.A.
401 E Las Olas Blvd., Suite 2000
Ft. Lauderdale, FL 33301
Attention: Bruce I. March
Facsimile: (954) 765-1477

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.4.

12.5 Waiver.    Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.6 Binding Effect; Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the Buyer (in the case of any assignment by the Company) or the Representative (in the case of any assignment by the Buyer), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (i) the Buyer may assign its rights and obligations to any of its Affiliates, and (ii) the Buyer may assign its rights hereunder as collateral security to any lender to the Buyer or an Affiliate of the Buyer, but no assignment shall relieve the Buyer of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

12.7 No Third Party Beneficiary.    Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 6.10 (Indemnification of Directors and Officers) and Article XI (Indemnification).

12.8 Governing Law.    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware.

12.9 Consent to Jurisdiction and Service of Process.

(a) Other than an Action by the Buyer for equitable relief as set forth in Section 12.9(b), any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated hereby shall be brought in any Delaware state or federal court located in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.4 shall be deemed effective service of process on such party.

(b) Nothing contained in Section 12.9(a) shall limit the right of the Buyer to take any Action against the Company in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief, including injunctions, rescission, or specific performance, nor shall the taking of any such Action by the Buyer in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

12.10 WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.11 Specific Performance.    Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with the terms hereof or were otherwise breached and that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.12 Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Buyer, the Company and the Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.13 Counterparts.    This Agreement may be signed in any number of counterparts (and by facsimile or portable document format (pdf) transmission) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

12.14 The Representative.    By the approval of this Agreement pursuant to applicable Law and execution of the Stockholder Consent:

(a) Appointment of the Representative.    Each Stockholder hereby irrevocably appoints the Representative as such Stockholder’s true and lawful attorney-in-fact, proxy and agent, with full powers of substitution and resubstitution, in such Stockholder’s name, place and stead, in any and all capacities, in connection with this Agreement and the transactions contemplated by this Agreement, granting unto said attorney-in-fact, proxy and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Agreement and the transactions contemplated by this Agreement as fully to all intents and purposes as such Stockholder might or could do in person, including for the purposes of:

(i) taking any action on behalf of the Stockholders or any individual Stockholder that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with the indemnification provisions set forth in Article VII or Article XI and the amendment of this Agreement in accordance with Section 12.2;

(ii) taking any action on behalf of the Stockholders or any individual Stockholder that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or consideration payable under this Agreement;

(iii) accepting notices on behalf of the Stockholders or any individual Stockholder in accordance with Section 12.4;

(iv) executing and delivering, on behalf of the Stockholders or any individual Stockholder, any notices, documents or certificates to be executed by the Stockholders or any individual Stockholder in connection with this Agreement and the transactions contemplated by this Agreement; and

(v) granting any consent or approval on behalf of the Stockholders or any individual Stockholder under this Agreement. As the representative of the Stockholders or any individual Stockholder under this Agreement, the Representative shall act as the representative, agent and proxy for each Stockholder and shall have authority to bind each Stockholder in accordance with this Agreement, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Buyer Reliance.    The Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Representative in connection with this Agreement and the transactions contemplated by this Agreement. The Buyer is entitled to deal exclusively with the Representative on all matters relating to this Agreement and the transactions contemplated by this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Stockholder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Stockholder. Any notice or communication delivered by the Buyer to the Representative shall be deemed to have been delivered to all the Stockholders. The Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Stockholder in connection with this Agreement and the transactions contemplated by this Agreement unless the same is made, given or executed by the Representative.

(c) Limitation on the Representative’s Liability.    Other than in its capacity as a Stockholder hereunder and without limitation to its obligations hereunder in its capacity as the Representative, the Representative shall have no liability to the Buyer for any default under any this Agreement by any other Stockholder. Except for fraud, criminal activity, gross negligence or willful misconduct on its part, the Representative shall have no liability to any other Stockholder under this Agreement for any act or omission by the Representative on behalf of the other Stockholders.

(d) Retention of Counsel.    The Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as the Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement. The Representative shall be reimbursed for all such third party fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) by the Stockholders (other than holders of Company Series C Preferred Stock), pro rata based on their respective Consideration Percentage.

(e) Survival.    All of the immunities and powers granted to the Representative under this Agreement shall survive the Closing or the termination of this Agreement. The Stockholders, by approving this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder.

(f) Limitation on the Buyer’s Liability.    Notwithstanding anything to the contrary set forth herein, the Buyer shall not be liable for any Loss to any Person, including any Stockholder, for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Representative, including any failure of the Representative to distribute, or to distribute or sub divide in the correct consideration payments made to the Representative by the Buyer for delivery to any Stockholder, among the Stockholders or any other Person; it being understood that that once the Buyer has made such a consideration payment to the Representative for delivery to any Stockholder, among the Stockholders or to such other Person, such consideration payment shall constitute a complete discharge of the relevant payment obligation of the Buyer.

(g) Replacement of the Representative.    The Representative may be removed by action of those Stockholders representing a majority of the Consideration Percentage and such removal shall be effective upon written notice to the Representative and the Buyer. If the Representative (i) is removed by the Stockholders, (ii) dies or terminates its legal existence (if not an individual), (iii) becomes legally incapacitated, or (iv) resigns from its position as Representative, then the Stockholders (other than holders of Company Series C Preferred Stock) shall, as promptly as practicable thereafter, appoint a replacement Representative, which replacement Representative shall be reasonably acceptable to the Buyer. Such appointment shall be effective upon delivery of at least two (2) Business Days prior written notice to the Buyer and, thereafter, the replacement Representative shall be deemed to be the Representative for all purposes of this Agreement. Any obligation of the Buyer to take any action in respect of the Representative shall be suspended during any period that the position of Representative is vacant.

12.15 Representation by Counsel.    Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any Governmental Authority by reason of such party having drafted or being deemed to have drafted such provision.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ Susan R. Nowakowski
Name: Susan R. Nowakowski
Title: President and CEO

NIGHTINGALE ACQUISITION, INC.

By:	/s/ Denise L. Jackson
Name: Denise L. Jackson
Title: Senior Vice President and Secretary

NIGHTINGALE ACQUISITION, LLC

By:	/s/ Denise L. Jackson
Name: Denise L. Jackson
Title: Senior Vice President and Secretary

NF INVESTORS, INC.

By:	/s/ Pat McColpin
Name: Pat McColpin
Title: Treasurer and Chief Financial Officer

GSUIG, L.L.C.

By:	/s/ Martin Chavez
Name: Martin Chavez
Title: Attorney-in-Fact

Signature Page to the Merger Agreement

EXHIBIT A

ACTION TAKEN BY WRITTEN CONSENT OF THE STOCKHOLDERS OF NF INVESTORS, INC.

The undersigned, being the holders of at least a majority of the outstanding shares of capital stock of NF Investors, Inc., a Delaware corporation (the “Company”), entitled to vote thereon, in accordance with Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and the by-laws of the Company, hereby consent to the adoption of the following resolutions as if such resolutions had been adopted at a duly convened meeting of the stockholders of the Company:

NOW, therefore, it is hereby resolved as follows:

RESOLVED, that the Agreement and Plan of Merger, dated as of July     , 2010, by and among AMN Healthcare Services, Inc., a Delaware corporation (the “Buyer”), Nightingale Acquisition, Inc., a wholly-owned subsidiary of the Buyer (“Merger Sub”), Nightingale Acquisition, LLC, the sole member of which is the Buyer (“LLC Sub”), the Company and GSUIG, L.L.C., in its capacity as the Representative, a copy of which has been provided to the undersigned stockholders of the Company and filed with the records of the Company (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, and the surviving corporation will be merged with and into LLC Sub (the “Proposed Merger”) and each outstanding share of the capital stock of the Company will be converted into the right to receive the merger consideration specified in the Merger Agreement, be, and it hereby is, approved and adopted in accordance with Section 251(c) of the DGCL;

RESOLVED, that any or all of the officers of the Company be, and each of such officers hereby is, severally authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver any and all agreements, certificates, instruments and other documents, and to take any and all other actions, including imposing appropriate conditions, as any one of such officers may deem necessary, appropriate or convenient in implementation or furtherance of the foregoing resolutions;

RESOLVED, that any stockholder signing this written consent in his, her or its capacity as a stockholder of one class or series of stock shall be deemed to have executed this written consent as a stockholder of each and every class or series in which such stockholder holds shares;

RESOLVED, that the undersigned, constituting the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock of the Company, on behalf of both the holders of the issued and outstanding shares of Series A Convertible Preferred Stock of the Company and the holders of the issued and outstanding shares of Series B Convertible Preferred Stock of the Company, hereby provide notice to the Company that they are electing to receive, in lieu of cash, the form of consideration payable to stockholders of the Company under Article III of the Merger Agreement in exchange for any and all of the shares of Series A Convertible Preferred Stock of the Company and Series B Convertible Preferred Stock of the Company;

RESOLVED, that the undersigned, constituting the holders of a majority of the issued and outstanding shares of Series C Redeemable Preferred Stock of the Company, hereby provide notice to the Company that they are electing to receive, in lieu of cash, shares of Series A Conditional Convertible Preferred Stock of the Buyer in exchange for any and all of the shares of Series C Redeemable Preferred Stock of the Company;

RESOLVED, that this Consent shall be filed with the records of the meetings of the stockholders of the Company and that each such resolution may be certified by the Secretary or any other officer of the Company as being in all respects duly adopted; and

RESOLVED, that this Consent may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different signatories hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same consent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned stockholders have signed this Consent as of the dates provided below.

Dated:                     , 2010

GSUIG, L.L.C.

By:
Name:
Title:

Dated:                     , 2010

HWP CAPITAL PARTNERS II, L.P.,

By:	HWP II, L.P., its general partner

By:	HWP II, LLC, its general partner

By:
Name:
Title:

Dated:                     , 2010

PHAROS CAPITAL PARTNERS II, L.P.

By:	PHAROS CAPITAL GROUP II, LLC, its general partner

By:
Name:
Title:

Dated:                     , 2010

PHAROS CAPITAL PARTNERS II-A, L.P.

By:	PHAROS CAPITAL GROUP II-A, LLC, its general partner

By:
Name:
Title:

Dated:                     , 2010

DALLAS POLICE AND FIRE PENSION SYSTEM

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC, its attorney-in-fact

By:
Name:
Title:

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IN WITNESS WHEREOF, the undersigned stockholders have signed this Consent as of the dates provided below.

Dated:                     , 2010

NIGHTINGALE PARTNERS, L.P.

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC, its general partner

By:
Name:
Title:

Dated:                     , 2010

Robert Livonius

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EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

by and among

AMN HEALTHCARE SERVICES, INC.

and the STOCKHOLDERS named herein

Dated:                     , 2010

i

ii

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of                     , 2010, by and among AMN Healthcare Services, Inc., a Delaware corporation (the “Company”), and the stockholders that are party to this Agreement from time to time, as set forth on the signature page hereto (each, a “Designated Stockholder”).

WHEREAS, in connection with the Company’s acquisition of NF Investors, Inc., the Designated Stockholders acquired shares of the Company’s preferred stock, which are or will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Company desires to provide for, among other things, the grant of registration rights with respect to the Registrable Securities (as hereinafter defined) to the Designated Stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. (a) Definitions.    As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” means this Registration Rights Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Approved Underwriter” has the meaning set forth in Section 3(f) hereof.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Board of Directors” means the Board of Directors of the Company (or any duly authorized committee thereof).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination, (a) if the Registrable Securities are listed on a national securities exchange, the closing price per share of a Registrable Security on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Registrable Securities are then listed or admitted to trading; or (b) if the Registrable Securities are not listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices on the automatic quotation system on which the Registrable Securities are then listed, as reported by Bloomberg Financial Markets (or any successor thereto); or (c) if on any such date the Registrable Securities are not quoted on any such automatic quotation system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Registrable Securities selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors or, if such determination is not satisfactory to the Designated Stockholders for whom such determination is being made, by a nationally recognized investment banking firm selected by the Company and such Designated Stockholders, the expenses for which shall be borne by such Designated Stockholders. If trading is conducted on a continuous basis on any exchange, then the closing price shall be as set forth at 4:00 P.M. New York City time.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means (i) the Common Stock of the Company, (ii) any securities of the Company or any successor or assign of the Company into which such stock described in clause (i) is reclassified or reconstituted or into which such stock is converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iii) any securities received as a dividend or distribution in respect of the securities described in clauses (i) or (ii) above.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the Company or used or referred to by the Company in connection with an offering of Registrable Securities.

“Company Underwriter” has the meaning set forth in Section 4(a) hereof.

“Demand Registration” has the meaning set forth in Section 3(a) hereof.

“Designated Stockholder” has the meaning set forth in the preamble to this Agreement.

“Designated Stockholders’ Counsel” has the meaning set forth in Section 7(a)(i) hereof.

“Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including, without limitation, a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3 Shelf Registration Statement” has the meaning set forth in Section 5(a) hereof.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Incidental Registration” has the meaning set forth in Section 4(a) hereof.

“Incidental Registration Notice” has the meaning set forth in Section 4(a) hereof.

“Indemnified Party” has the meaning set forth in Section 8(c) hereof.

“Indemnifying Party” has the meaning set forth in Section 8(c) hereof.

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“Initiating Holders” means, at any time, the Majority Designated Stockholders.

“Initiating Shelf Holder” has the meaning set forth in Section 5(f) hereof.

“Inspector” has the meaning set forth in Section 7(a)(i) hereof.

“Liability” has the meaning set forth in Section 8(a) hereof.

“Majority Designated Stockholders” means beneficial owners of Registrable Securities representing more than 50% of the total number of outstanding Registrable Securities.

“Majority Initiating Holders” means Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders.

“Majority S-3 Participating Stockholders” means S-3 Participating Stockholders holding a majority of the Registrable Securities included in an S-3 Registration.

“Majority Shelf Take-Down Stockholders” means S-3 Participating Stockholders holding a majority of the Registrable Securities included in a Shelf Take-Down.

“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Securities for the immediately preceding thirty days on which the national securities exchanges are open for trading; provided, however, that if the Closing Price is determined pursuant to clause (d) of the definition of Closing Price, the “Market Price” means such Closing Price on the date of determination.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Non-Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Permitted Assignee” means, with respect to any Person, to the extent applicable, (i) such Person’s parents, spouse, siblings, siblings’ spouses, children (including stepchildren and adopted children), children’s spouses, grandchildren or grandchildren’s spouses thereof (“Family Members”), (ii) a corporation, partnership or limited liability company, a majority of the beneficial interests of which shall be held by such Person, such Person’s Affiliates and/or such Person’s Family Members, (iii) a trust, the beneficiaries of which are such Person and/or such Person’s Family Members, (iv) such Person’s heirs, executors, administrators, estate or a trust under such Person’s will, (v) an entity described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, that is established by such Person, (vi) any Affiliate of such Person, (vii) any Person to whom such Person transfers Registrable Securities representing at least 1% of the outstanding Common Stock as of the date of such transfer and (viii) if such Person is a corporation, partnership or limited liability company, any wholly-owned subsidiary of such entity or the partners, members, stockholders or Affiliates of such entity.

“Permitted Withdrawal” has the meaning set forth in Section 3(g) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Pledgee” has the meaning set forth in Section 2(d)(i) hereof.

“Prospectus” means the prospectus related to any Registration Statement (including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

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“Records” has the meaning set forth in Section 7(a)(viii) hereof.

“Registrable Securities” means, subject to Section 2(b) and Section 2(d)(i) hereof, any and all shares of Common Stock now or hereafter owned by the Designated Stockholders or issuable upon conversion or exchange of any convertible or exchangeable securities or exercise of any warrants or options now or hereafter held by any of the Designated Stockholders.

“Registration Expenses” has the meaning set forth in Section 7(d) hereof.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“S-3 Participating Stockholders” means all Designated Stockholders whose shares are included in an S-3 Registration.

“S-3 Registration” has the meaning set forth in Section 5(a) hereof.

“Seasoned Issuer” means an issuer eligible to use Form S-3 or F-3 for a primary offering of securities in reliance on General Instruction I.B.1 to such Form.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Specified Period” means 90 days; provided that if (i) the Company issues an earnings release or other material news or a material event relating to the Company and its Subsidiaries occurs during the last 17 days of such period or (ii) prior to the expiration of such period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of such period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with NASD Rule 2711(f)(4), such period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be.

“Target Filing Date” has the meaning set forth in Section 5(a) hereof.

“underwritten public offering” of securities means a public offering of such securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 5(f) hereof.

“Valid Business Reason” has the meaning set forth in Section 3(a) hereof.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to use Form S-3 to register a primary offering of securities in reliance on General Instruction I.B.1 to such Form.

(b) Interpretation.    Unless otherwise noted:

(i) All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor laws, rules, regulations and forms thereto in effect at the time.

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(ii) All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii) All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended, waived, supplemented or modified from time to time.

(iv) All references to any amount of securities (including Registrable Securities) shall be deemed to be a reference to such amount measured on an as-converted or as-exercised basis.

2. General; Securities Subject to this Agreement.

(a) Grant of Rights.    The Company hereby grants registration rights to the Designated Stockholders upon the terms and conditions set forth in this Agreement.

(b) Registrable Securities.    For the purposes of this Agreement, Registrable Securities held by any Designated Stockholder will cease to be Registrable Securities, when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) in the opinion of counsel reasonably satisfactory to the Company, the entire amount of the Registrable Securities held by any Designated Stockholder may be sold in a single sale, without any limitation as to volume or manner of sale pursuant to Rule 144 promulgated under the Securities Act or (iii) the Registrable Securities have ceased to be outstanding.

(c) Holders of Registrable Securities.    A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities whether or not such purchase, conversion, exercise or exchange has actually been effected. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion, exercise or exchange of another security shall be deemed outstanding for the purposes of this Agreement.

(d) Transfer of Registration Rights.

(i) Each Designated Stockholder may transfer or pledge Registrable Securities with the associated registration rights under this Agreement (including transfers occurring by operation of law or by reason of intestacy) to a Permitted Assignee or a pledgee (“Pledgee”) only if (1) such Permitted Assignee or Pledgee agrees in writing to be bound as a Designated Stockholder by the provisions of this Agreement, such agreement being substantially in the form of Annex A hereto, and (2)(A) immediately following such transfer or pledge, the further disposition or transfer of such Registrable Securities by such Permitted Assignee or Pledgee would be restricted under the Securities Act and, in the opinion of counsel reasonably satisfactory to the Company, the entire amount of all such Registrable Securities could not be sold in a single sale, without any limitation as to volume or manner of sale pursuant to Rule 144 promulgated under the Securities Act or (B) such Permitted Assignee or Pledgee, together with its Affiliates, beneficially owns Registrable Securities representing more than 5% of the outstanding shares of Common Stock as of the date of such transfer or pledge. Upon any transfer or pledge of Registrable Securities other than as set forth in this Section 2(d), such securities shall no longer constitute Registrable Securities.

(ii) Subject to Section 2(b) hereof, if a Designated Stockholder assigns its rights under this Agreement in connection with the transfer of less than all of its Registrable Securities, the Designated Stockholder shall retain its rights under this Agreement with respect to its remaining Registrable Securities. If a Designated Stockholder assigns its rights under this Agreement in connection with the transfer of all of its Registrable Securities, such Designated Stockholder shall have no further rights or obligations under this Agreement, except under Section 8 hereof in respect of offerings in which it participated.

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3. Demand Registration.

(a) Request for Demand Registration.    To the extent permitted by applicable law and regulations, at any time that the Company is not eligible to use Form S-3 under the Securities Act in connection with a secondary public offering of its equity securities after [date that is 6 months from date of this Agreement], the Initiating Holders may make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8), in accordance with the terms of this Agreement (a “Demand Registration”), the number of Registrable Securities stated in such request; provided, however, that the Company shall not be obligated to effect (i) more than two such Demand Registrations, (ii) a Demand Registration if the Initiating Holders propose to sell Registrable Securities in such Demand Registration at an anticipated aggregate offering price (calculated based upon the Market Price of the Registrable Securities on the date on which the Company receives the written request for such Demand Registration) to the public of less than $20,000,000 unless such Demand Registration includes all of the then-outstanding Registrable Securities or (iii) any such Demand Registration within the Specified Period (or such shorter period as the Company may determine in its sole discretion) after the effective date of any other Registration Statement of the Company (other than a Registration Statement on Form S-4 or S-8). For purposes of the preceding sentence, two or more Registration Statements related to the same offering by virtue of Rule 462(b) filed in response to one demand shall be counted as one Demand Registration. In addition, if (1) the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially impede, delay or interfere with any material financing, offer and sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization or other significant transaction involving the Company or because such registration would require the Company to disclose material nonpublic information that would not otherwise be required to be disclosed under applicable law and (2) the Company has a bona fide business purpose for preserving the confidentiality of such proposed transaction or information (a “Valid Business Reason”), (x) the Company may postpone filing a Registration Statement (but not the preparation of the Registration Statement) relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than ninety days after the date when the Demand Registration was requested or, if later, after the occurrence of the Valid Business Reason and (y) in case a Registration Statement has been filed relating to a Demand Registration, the Company may postpone amending or supplementing such Registration Statement (in which case, if the Valid Business Reason no longer exists or if more than ninety days have passed since such postponement, the Initiating Holders may request a new Demand Registration (which request shall not be counted as an additional Demand Registration for purposes of clause (i) above) or request the prompt amendment or supplement of such Registration Statement). The Company shall give written notice to all Designated Stockholders of its determination to postpone filing, amending or supplementing a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing, amendment or supplement under this Section 3(a) due to a Valid Business Reason more than once in any six-month period. Each request for a Demand Registration by the Initiating Holders shall state the type and amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof.

(b) Incidental or “Piggy-Back” Rights with Respect to a Demand Registration.    Any Designated Stockholder which has not requested a registration under Section 3(a) hereof may, pursuant to this Section 3(b), offer its Registrable Securities under any Demand Registration. The Company shall (i) as promptly as practicable, but in no event later than five Business Days after the receipt of a request for a Demand Registration from the Initiating Holders, give written notice thereof to all of the Designated Stockholders (other than Initiating Holders which have requested a registration under Section 3(a) hereof), which notice shall specify the type and number of Registrable Securities subject to the request for Demand Registration, the names of the Initiating Holders and the intended method of disposition of such Registrable Securities, and (ii) subject to Section 3(e) hereof, include in the Registration Statement filed pursuant to the Demand Registration all of the Registrable Securities held by such Designated Stockholders from whom the

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Company has received a written request for inclusion therein within five Business Days of the date on which such Designated Stockholders received the written notice referred to in clause (i) above. Each such request by such Designated Stockholders shall specify the type and number of Registrable Securities proposed to be registered. The failure of any Designated Stockholder to respond within such five Business Day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Stockholder’s rights under this Section 3(b) with respect to such Demand Registration. Any Designated Stockholder may waive its rights under this Section 3(b) by giving written notice to the Company.

(c) Effective Demand Registration.    Subject to Section 3(a), the Company shall use its commercially reasonable efforts (taking into account, among other things, accounting and regulatory matters) to file a Registration Statement relating to the Demand Registration and to use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable but in no event later than one hundred twenty days after it receives a request under Section 3(a) hereof and to remain continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold or (ii) one hundred twenty days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Designated Stockholders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived as a result of an action or inaction by the Company.

(d) Expenses.    Except as provided in Section 3(g) or 7(d) hereof, the Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective.

(e) Underwriting Procedures.    If the Majority Initiating Holders so elect, the Company shall use its commercially reasonable efforts to cause the offering made pursuant to such Demand Registration pursuant to this Section 3 to be in the form of a firm commitment underwritten public offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(f) hereof. In connection with any Demand Registration under this Section 3 involving an underwritten public offering, none of the Registrable Securities held by any Designated Stockholder making a request for inclusion of such Registrable Securities pursuant to Section 3(a) or 3(b) hereof shall be included in such underwritten public offering unless such Designated Stockholder accepts the terms of the offering as agreed upon by the Company, the Majority Initiating Holders and the Approved Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lockup agreement terms), and then only in such quantity as set forth below. If the Approved Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering, then the Company shall include in such Demand Registration, to the extent of the amount that the Approved Underwriter believes may be sold without causing such material adverse effect, first, such number of Registrable Securities of the Designated Stockholders that are participating in such offering pursuant to Section 3(a) or 3(b) hereof, which Registrable Securities shall be allocated pro rata among such Designated Stockholders participating in the offering, based on the number of Registrable Securities held by each such Designated Stockholder, second, any other securities of the Company requested by any other holders thereof to be included in such registration, pro rata among such other holders based on the number of securities held by each such holder, and third, securities offered by the Company for its own account.

(f) Selection of Underwriters.    If any Demand Registration or S-3 Registration, as the case may be, of Registrable Securities is in the form of an underwritten public offering, the Company shall select and obtain one or more investment banking firms of national reputation to act as the managing underwriter or underwriters of the offering; provided, however, that such firm or firms shall, in any case, also be approved

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by the Majority Initiating Holders or Majority Shelf Take-Down Stockholders, as the case may be, such approval not to be unreasonably delayed or withheld. An investment banking firm or firms selected pursuant to this Section 3(f) shall be referred to as the “Approved Underwriter” herein.

(g) Withdrawal.    The Majority Initiating Holders shall be entitled to withdraw or revoke a request for a Demand Registration without the prior written consent of the Company if (i) such withdrawal or revocation is as a result of facts or circumstances arising after the date on which a request for a Demand Registration was made and the Majority Initiating Holders reasonably determine that participation in such registration would have a material adverse effect on the Initiating Holders or (ii) the Initiating Holders agree to pay all fees and expenses incurred by the Company in connection with such withdrawn registration (each, a “Permitted Withdrawal”). If a Permitted Withdrawal occurs under clause (i) above, the related Demand Registration shall be counted as a Demand Registration for purposes of Section 3(a) hereof, and if a Permitted Withdrawal occurs under clause (ii) above, the related Demand Registration shall not be counted as a Demand Registration for purposes of Section 3(a) hereof. Any Permitted Withdrawal shall constitute and effect an automatic withdrawal by all other Initiating Holders and any other Designated Stockholder participating in such Demand Registration pursuant to the provisions of Section 3(b) hereof.

4. Incidental or “Piggy-Back” Registration.

(a) Request for Incidental or “Piggy-Back” Registration.    After [date that is 6 months from date of this Agreement], if the Company proposes to file a Registration Statement with respect to an offering of Common Stock by the Company for its own account (other than a Registration Statement on Form S-4 or S-8) or for the account of any stockholder of the Company other than Designated Stockholders pursuant to Sections 3 and 5 hereof, then the Company shall give written notice (an “Incidental Registration Notice”) of such proposed filing to each of the Designated Stockholders at least ten Business Days before the anticipated filing date, which notice shall describe the proposed registration and distribution and offer such Designated Stockholders the opportunity to register the number of Registrable Securities that each such Designated Stockholder may request (an “Incidental Registration”). Any such request by a Designated Stockholder must be made in writing and received by the Company within five Business Days of the date on which the Designated Stockholder received the Incidental Registration Notice. The failure of any Designated Stockholder to respond to an Incidental Registration Notice within five Business Days shall be deemed a waiver of such Designated Stockholder’s rights under this Section 4(a) with respect to such Incidental Registration. The Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters in the case of a proposed underwritten public offering (the “Company Underwriter”) to permit each Designated Stockholder who has requested in writing to participate in the Incidental Registration pursuant to this Section 4(a) to include the number of such Designated Stockholder’s Registrable Securities indicated by such Designated Stockholder in such offering on the same terms and conditions as the Common Stock of the Company or the account of such other stockholder, as the case may be, included therein. Any withdrawal of the Registration Statement by the Company for any reason shall constitute and effect an automatic withdrawal of any Incidental Registration related thereto. In connection with any Incidental Registration under this Section 4(a) involving an underwritten public offering, the Company shall not be required to include any Registrable Securities in such underwritten public offering unless the Designated Stockholders thereof accept the terms of the underwritten public offering as agreed upon between the Company, such other stockholders, if any, and the Company Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lock-up agreement terms), and then only in such quantity as set forth below. If the Company Underwriter determines that the aggregate amount of the securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the securities in such offering, then the Company shall include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such material adverse effect, first, (i) all of the securities to be offered for the account of the Company, in the case of a Company initiated Incidental Registration or (ii) all of the securities to be offered for the account of the stockholders who have requested such Incidental Registration, in the case of a stockholder initiated Incidental Registration, second, any Registrable Securities and any

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other shares of Common Stock requested by holders thereof (including the Designated Stockholders) to be included in such registration (to the extent that the holders of such securities do not have priority to be included in such registration), pro rata among the Designated Stockholders and such other holders based on the number of securities held by each such holder, and third, all of the securities to be offered for the account of the Company, in the case of an Incidental Registration initiated by any stockholder of the Company.

(b) Expenses.    Except as provided in Section 7(d) hereof, the Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 4, whether or not such Incidental Registration becomes effective.

5. Form S-3 Registration.

(a) Form S-3 Registration.    On the date that is 120 days following the date of this Agreement, (the “Target Filing Date”), if the Company is eligible to use Form S-3 under the Securities Act in connection with a secondary public offering of its equity securities, the Company shall register under the Securities Act on Form S-3 (an “S-3 Registration”) the sale of all of the Registrable Securities owned by the Designated Stockholders on the date hereof (which S-3 Registration shall be a shelf registration pursuant to Rule 415 promulgated under the Securities Act). Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to file a Registration Statement relating to the S-3 Registration (taking into account, among other things, accounting and regulatory matters) and to use its commercially reasonable efforts to cause such Registration Statement to become effective, in each case, as promptly as practicable but in no event later than one hundred twenty days after the Target Filing Date. Subject to the terms of this Agreement, if the Registration Statement for an S-3 Registration ceases to be effective after the third anniversary of its effectiveness, if the Company is eligible to use Form S-3 under the Securities Act in connection with a secondary public offering of its equity securities, at the written request of the Majority Designated Stockholders, the Company shall use its commercially reasonable efforts to file a new Registration Statement relating to the S-3 Registration (taking into account, among other things, accounting and regulatory matters) and to use its commercially reasonable efforts to cause such Registration Statement to become effective, in each case, as promptly as practicable but in no event later than one hundred twenty days after the prior Registration Statement ceases to be effective; provided, that the Designated Stockholders request for inclusion in the new Registration Statement relating to such S-3 Registration at least $20,000,000 of Registrable Securities (calculated based upon the Market Price of the Registrable Securities on the date which the Majority Designated Stockholders make such request). If the Majority S-3 Participating Stockholders request, and if the Company is a Well-Known Seasoned Issuer, the Company shall cause such S-3 Registration to be made pursuant to an Automatic Shelf Registration Statement and may omit the names of the S-3 Participating Stockholders and the amount of the Registrable Securities to be offered thereunder. Any Registration Statement filed under this Section 5(a) shall be referred to as a “Form S-3 Shelf Registration Statement.”

(b) Form S-3 Underwriting Procedures.    In an Underwritten Shelf Take-Down, the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(f) hereof. In connection with an Underwritten Shelf Take-Down, none of the Registrable Securities held by any Designated Stockholder having such Registrable Securities included pursuant to Section 5(a) hereof shall be included in such Underwritten Shelf Take-Down unless such Designated Stockholder accepts the terms of the offering as agreed upon by the Company, the Majority Shelf Take-Down Stockholders and the Approved Underwriter (including, without limitation, offering price, underwriting commissions and discounts and lock-up agreement terms) and then only in such quantity as set forth below. If the Approved Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering then the Company shall include in such offering, to the extent of the amount that the Approved Underwriter believes may be sold without causing such material adverse effect, first, such number of Registrable Securities of the Designated Stockholders that are participating in such Underwritten Shelf Take-Down, which Registrable

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Securities shall be allocated pro rata among such Designated Stockholders participating in such Undewritten Shelf Take-Down, based on the number of Registrable Securities held by each such Designated Stockholder, second, any other securities of the Company requested by any other holders thereof to be included in such Underwritten Shelf Take-Down and third, securities offered by the Company for its own account. Notwithstanding the foregoing, immediately upon determination of the price at which such Registrable Securities are to be sold in an offering in an S-3 Registration that is an Underwritten Shelf Take-Down, if such price is below the price which the Majority Shelf Take-Down Stockholders find acceptable, then such Majority Shelf Take-Down Stockholders shall then have the right, by written notice to the Company, to withdraw their Registrable Securities from being included in such offering; provided, that such a withdrawal by such Majority Shelf Take-Down Stockholders shall constitute and effect an automatic withdrawal by all other S-3 Participating Stockholders.

(c) Limitations on Form S-3 Registrations.    If the Board of Directors determines that a Valid Business Reason exists, (x) the Company may postpone filing a Registration Statement relating to an S-3 Registration (but not the preparation of the Registration Statement) until such Valid Business Reason no longer exists, but in no event for more than ninety days after the Target Filing Date or, if later, after the occurrence of the Valid Business Reason and (y) in case a Registration Statement has been filed relating to an S-3 Registration, the Company may postpone amending or supplementing such Registration Statement (in which case, if the Valid Business Reason no longer exists or if more than ninety days have passed since such postponement, the Majority S-3 Participating Stockholders may request the prompt amendment or supplement of such Registration Statement or a new S-3 Registration). The Company shall give written notice to all Designated Stockholders of its determination to postpone or delay amending or supplementing a Registration Statement and of the fact that the Valid Business Reason for such postponement or delay no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing or delay amending or supplementing a filing under this Section 5(c) due to a Valid Business Reason more than once in any six-month period.

(d) Expenses.    Except as provided in Section 7(d) hereof, the Company shall bear all Registration Expenses in connection with any S-3 Registration pursuant to this Section 5, whether or not such S-3 Registration becomes effective.

(e) Automatic Shelf Registration Statement.    After the Registration Statement with respect to an S-3 Registration that is an Automatic Shelf Registration Statement becomes effective, upon written request by the S-3 Participating Stockholders, the Company shall, as promptly as practicable after receiving such request, (i) file with the Commission a prospectus supplement naming the S-3 Participating Stockholders as selling stockholders and the amount of Registrable Securities to be offered and include, to the extent not included or incorporated by reference in the Registration Statement, any other information omitted from the Prospectus used in connection with such Registration Statement as permitted by Rule 430B promulgated under the Securities Act (including the plan of distribution and the names of any underwriters, placement agents or brokers) and (ii) pay any necessary filing fees to the Commission within the time period required.

(f) Shelf Take-Downs.    (i) Any Designated Stockholder (an “Initiating Shelf Holder”) that holds Registrable Securities included in a Form S-3 Shelf Registration Statement may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”), in which case the provisions of this Section 5(f) shall apply.

(ii) If in connection with any Shelf Take-Down, the Majority Shelf Take-Down Stockholders so elect in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down may be in the form of an underwritten public offering (an “Underwritten Shelf Take-Down”) and, subject to the limitations set forth in the proviso to Section 5(b), the Company shall file and effect an amendment or supplement to its Form S-3 Shelf Registration Statement for such purpose as soon as practicable. Such Majority Shelf Take-Down Stockholders shall indicate in such Underwritten Shelf Take-Down Notice whether it intends for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing

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effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten Business Days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other S-3 Participating Stockholders and shall permit the participation of all such S-3 Participating Stockholders that request inclusion in such Marketed Underwritten Shelf Take-Down who respond in writing within five Business Days after the receipt of such notice of their election to participate. The provisions of Section 5(b) shall apply with respect to the right of the Initiating Shelf Holder and any other Shelf Holder to participate in any Underwritten Shelf Take-Down.

(iii) If any Initiating Shelf Holder desires to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), such Initiating Shelf Holder shall so indicate in a written request delivered to the Company no later than two Business Days prior to the expected date of such Non-Marketed Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and, subject to the limitations set forth in Sections 5(a) and (b), the Company shall file and effect an amendment or supplement to its Form S-3 Shelf Registration Statement for such purpose as soon as practicable.

6. Holdback Agreements.

(a) Restrictions on Public Sale by Designated Stockholders.

(i) To the extent requested by the Approved Underwriter or the Company Underwriter, as the case may be, in the case of an underwritten public offering, each Designated Stockholder (other than any Pledgee) agrees (x) not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 (or any successor rule or regulation) promulgated under the Securities Act, or offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of, any Registrable Securities and (y) except as otherwise consented to by the Company, not to make any request for a Demand Registration or S-3 Registration under this Agreement, in each case, during the Specified Period following the effective date of such Registration Statement, except in each case as part of such underwritten public offering.

(ii) Notwithstanding anything herein to the contrary, no Pledgee shall be required to agree to any restriction on its ability to trade in any securities, including the restrictions set forth in this Section 6(a). The Designated Stockholders hereby agree that they shall act in good faith with respect to the restrictions set forth in this Section 6(a) and shall take no action or omit to take any action with the intention of circumventing or evading the restrictions applicable to them under this Section 6(a).

(b) Restrictions on Public Sale by the Company.    Unless the Company shall have received the prior written consent of the Majority Designated Stockholders, the Company agrees not to (i) effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8), (ii) file any Registration Statements relating to the registration of securities for the Company’s account (except pursuant to registrations on Form S-4 or S-8) or (iii) make any public announcements related to clause (i) or (ii), in each case, during the period beginning on the effective date of any Registration Statement relating to an underwritten public offering in which the Designated Stockholders of Registrable Securities are

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participating pursuant to Section 3 or 5 hereof and ending on the earlier of (x) the date on which all Registrable Securities registered on such Registration Statement are sold and (y) the Specified Period after the effective date of such Registration Statement (except as part of such registration).

7. Registration Procedures.

(a) Obligations of the Company.    Whenever registration of Registrable Securities has been requested or required pursuant to Section 3, Section 4 or Section 5 hereof, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall:

(i) use its commercially reasonable efforts (taking into account, among other things, accounting and regulatory matters) to prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including, without limitation, any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide one firm of legal counsel selected by the Designated Stockholders holding a majority of the Registrable Securities being registered in such registration (“Designated Stockholders’ Counsel”), any managing underwriter or broker/dealer participating in any disposition of such Registrable Securities pursuant to a Registration Statement and any attorney retained by any such managing underwriter or broker/dealer (each, an “Inspector” and collectively, the “Inspectors”) with an opportunity to review and comment on such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Designated Stockholders’ Counsel and each seller of Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(ii) use its commercially reasonable efforts to prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) one hundred twenty days (or, in the case of an S-3 Registration, three years from the effective date of the Registration Statement if such Registration Statement is filed pursuant to Rule 415 promulgated under the Securities Act) and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold (or, if such Registration Statement is an Automatic Shelf Registration Statement, on the third anniversary of the date of filing of such Automatic Shelf Registration Statement); and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement. Notwithstanding the foregoing, the Company shall be entitled at all reasonable times to suspend a Registration Statement that includes Registrable Securities during the pendency of any amendments required by this Section 7(a)(ii). Such suspension or suspensions shall be effective upon the transmittal of notice to an affected Designated Stockholder in compliance with, and using the most expeditious practical means of communication permitted by, Section 10(e) below;

(iii) furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any Prospectus filed under Rule 424 under the Securities Act and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

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(iv) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it is not then so qualified, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(v) promptly following its actual knowledge thereof, notify each seller of Registrable Securities: (A) when a Prospectus, any Prospectus supplement, any Free Writing Prospectus, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, related Prospectus or Free Writing Prospectus or for additional information; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; and (D) of the existence of any fact or happening of any event of which the Company has knowledge which makes any statement of a material fact in such Registration Statement, related Prospectus or Free Writing Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement, Prospectus or Free Writing Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(vi) use its commercially reasonable efforts to, upon the occurrence of any event contemplated by Section 7(a)(v)(D) hereof or, subject to Sections 3(a) and 5(c) hereof, the existence of a Valid Business Reason, prepare a supplement or amendment to such Registration Statement, related Prospectus or Free Writing Prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to, or amendment of, such Registration Statement, Prospectus or Free Writing Prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Section 3, Section 4 or Section 5 hereof, as the case may be) and take such other commercially reasonable actions as are reasonably required in order to facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter;

(viii) make available at reasonable times for inspection by any Inspector all pertinent financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries

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(collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, promptly give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential. In the event that the Company is unsuccessful in preventing the disclosure of such Records, such seller agrees that it shall furnish only such portion of those Records that it is advised by counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to those Records;

(ix) if such sale is pursuant to an underwritten offering, obtain a “cold comfort” letter dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter reasonably requests;

(x) if such sale is pursuant to an underwritten offering, furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters may reasonably request and are customarily included in such opinions;

(xi) comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than fifteen months after the effective date of the Registration Statement, an earnings statement covering a period of twelve months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated under the Securities Act;

(xii) use its commercially reasonable efforts to cause, within thirty (30) days of the effective date of the Registration Statement, any shares of Common Stock included in the Registration Statement to be listed on each securities exchange on which the Common Stock is then listed, including but not limited to the New York Stock Exchange, provided that the applicable listing requirements are satisfied;

(xiii) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xiv) cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities, as may be reasonably necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

(xv) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission;

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(xvi) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby); and

(xvii) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby and reasonably cooperate with the holders of such Registrable Securities to facilitate the disposition of such Registrable Securities pursuant thereto.

(b) Seller Requirements.    In connection with any offering under any Registration Statement under this Agreement, each Designated Stockholder (i) shall promptly furnish to the Company in writing such information with respect to such Designated Stockholder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Stockholder not contain a material misstatement of fact or necessary to cause such Registration Statement or Prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Designated Stockholder necessary in order to make the statements therein not misleading; (ii) shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of the Registrable Securities; and (iii) shall not use any Free Writing Prospectus without the prior written consent of the Company. If any seller of Registrable Securities fails to provide such information required to be included in such Registration Statement by applicable securities laws or otherwise necessary or desirable in connection with the disposition of such Registrable Securities in a timely manner after written request therefor, the Company may exclude such seller’s Registrable Securities from a registration under Sections 3, 4 or 5 hereof.

(c) Notice to Discontinue.    Each Designated Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(a)(v)(D) hereof or, subject to Section 3(a) and 5(c) hereof, the existence of Valid Business Reason, such Designated Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Stockholder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 7(a)(vi) hereof (or if no supplemental or amended prospectus or Free Writing Prospectus is required, upon confirmation from the Company that use of the Prospectus or Free Writing Prospectus is once again permitted) and, if so directed by the Company, such Designated Stockholder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Stockholder’s possession, of the Prospectus or Free Writing Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 7(a)(ii) hereof) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 7(a)(v)(D) hereof to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 7(a)(v) hereof (or if no supplemental or amended prospectus or Free Writing Prospectus is required, upon confirmation from the Company that use of the Prospectus or Free Writing Prospectus is once again permitted).

(d) Registration Expenses.    Except as otherwise provided herein, including but not limited to the last sentence of this Section 7(d), the Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation (i) all expenses, including filing fees, in connection with the preparation and filing of the Registration Statement, preliminary prospectus or final prospectus and amendments and supplements thereto, (ii) Commission, stock exchange and FINRA registration (including any counsel retained in connection with FINRA registration) and filing fees, (iii) transfer agents’ and registrars’ fees and expenses, (iv) all fees and expenses incurred in complying with

15

state securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (v) all printing, messenger and delivery expenses, (vi) the fees, charges and expenses of counsel to the Company and of its independent registered public accounting firm and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and (vii) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or S-3 Registration pursuant to the terms of this Agreement, regardless of whether such

Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 7(d) are referred to herein as “Registration Expenses.” The Designated Stockholders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Designated Stockholders’ Registrable Securities and shall bear the fees and expenses of their own counsel.

8. Indemnification; Contribution.

(a) Indemnification by the Company.     The Company agrees to indemnify and hold harmless each Designated Stockholder, its partners, directors, officers, Affiliates, stockholders, members, employees, trustees and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated Stockholder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including, but not limited to, reasonable costs and expenses of legal counsel arising from any investigation, action or proceeding in respect of any of the foregoing) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon (a) any untrue, or allegedly untrue, statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto; and (b) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made; provided, however, that the Company shall not be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto in reliance upon and in conformity with information concerning such Designated Stockholder furnished to the Company by or on behalf of such Designated Stockholder expressly for use therein, including, without limitation, the information furnished to the Company pursuant to Sections 7(b) and 8(b) hereof. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Stockholders of Registrable Securities.

(b) Indemnification by Designated Stockholders.    In connection with any offering in which a Designated Stockholder is participating pursuant to Section 3, 4 or 5 hereof, such Designated Stockholder agrees severally to indemnify and hold harmless the Company, the other Designated Stockholders, any underwriter retained by the Company and each Person who controls the Company, the other Designated Stockholders or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Designated Stockholders (including indemnification of their respective partners, directors, officers, Affiliates, stockholders, members, employees, trustees and Controlling Persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Designated Stockholder furnished in writing to the Company by or on behalf of such Designated Stockholder expressly for use in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto, including,

16

without limitation, the information furnished to the Company pursuant to Section 7(b) hereof; provided, however, that the total amount to be indemnified by such Designated Stockholder pursuant to this Section 8(b) shall be limited to the net proceeds received by such Designated Stockholders in the offering to which such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto relates.

(c) Conduct of Indemnification Proceedings.    Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonable and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonable and documented out-of-pocket fees and expenses shall be reimbursed as incurred. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d) Contribution.    If the indemnification provided for in this Section 9 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c) hereof, any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in

17

connection with any investigation or proceeding; provided, that the total amount to be contributed by any Designated Stockholder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Stockholder in the offering.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9. Rule 144.    The Company covenants that it shall take such action as may be required from time to time to enable such Designated Stockholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Designated Stockholder, deliver to such Designated Stockholder a written statement as to whether it has complied with such requirements.

10. Miscellaneous.

(a) Stock Splits, etc.    The provisions of this Agreement shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations recapitalizations and the like occurring after the date hereof.

(b) No Inconsistent Agreements.    The Company hereby represents and warrants that it has not previously entered into any agreement granting registration rights to any Person with respect to any securities of the Company. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Stockholders in this Agreement or grant any additional registration rights to any Person or with respect to any securities that are not Registrable Securities which rights are inconsistent with the rights granted in this Agreement.

(c) Remedies.    The Designated Stockholders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

(d) Amendments and Waivers.    Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by the Company and the Majority Designated Stockholders; provided, however, that no amendment, modification, supplement, waiver or consent to depart from the provisions hereof shall be effective if such amendment, modification, supplement, waiver or consent to depart from the provisions hereof materially and adversely affects the substantive rights or obligations of one Designated Stockholder, or group of Designated Stockholders, without a similar and proportionate effect on the substantive rights or obligations of all Designated Stockholders, unless each such disproportionately affected Designated Stockholder consents in writing thereto.

(e) Notices.    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i)	If to the Company:

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Telecopy: (866) 893-0682

Attention: General Counsel

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with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Telecopy: (212) 757-3990

Attention:

(ii)	If to any Designated Stockholder, at its address as it appears in the books and records of the Company.

All such notices, demands and other communications shall be deemed to have been duly given, and received by the recipient, when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service, but in any event two Business Days after being sent by the Company; two Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied, or electronically transmitted, but in any event one Business Day after being sent by the Company. Any party may by notice given in accordance with this Section 10(e) designate another address or Person for receipt of notices hereunder.

(f) Permitted Assignees; Third Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the permitted assignees of the parties hereto as provided in Section 2(d) hereof. Except as provided in Section 9 hereof, no Person other than the parties hereto and their permitted assignees is intended to be a beneficiary of this Agreement.

(g) Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(j) Jurisdiction.    Any action or proceeding against any party hereto relating in any way to this Agreement or the transactions contemplated hereby may be brought and enforced in the federal or state courts in the State of Delaware, and each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding. Each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such person or entity at the address for such person or entity set forth in Section 10(e) hereof of this Agreement or such other address as such person or entity shall notify the other in writing. The foregoing shall not limit the right of any person or entity to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or the transactions contemplated hereby in any court located in the State of Delaware or located in any other jurisdiction chosen by the Company in accordance with Section 10(j) hereof. Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any claim that a court located in the State of Delaware is not a convenient forum for any such action or proceeding.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service

19

of process, attachment (both before and after judgment) and execution to which he might otherwise be entitled in any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, of the United States or of any other country or jurisdiction, and hereby waives any right he might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(k) WAIVER OF JURY TRIAL.    EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Severability.    If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

(m) Rules of Construction.    Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(n) Entire Agreement.    This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(o) Further Assurances.    Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

(p) Other Agreements.    Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

AMN HEALTHCARE SERVICES, INC.

By:
Name:
Title:

GSUIG, L.L.C.

By:
Name:
Title:

HWP CAPITAL PARTNERS II, L.P.,

By:	HWP II, L.P., its general partner

By:	HWP II, LLC, its general partner

By:
Name:
Title:

PHAROS CAPITAL PARTNERS II, L.P.

By:	PHAROS CAPITAL GROUP II, LLC, its general partner

By:
Name:
Title:

PHAROS CAPITAL PARTNERS II-A, L.P.

By:	PHAROS CAPITAL GROUP II-A, LLC, its general partner

By:
Name:
Title:

DALLAS POLICE AND FIRE PENSION SYSTEM

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC, its attorney-in-fact

By:
Name:
Title:

NIGHTINGALE PARTNERS, L.P.

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC, its general partner

By:
Name:
Title:

[Name and Address of Transferee]

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

[Name and Address of Transferor]

            , 20

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement, dated as of             , 2010 (the “Registration Rights Agreement”), by and among AMN Healthcare Services, Inc., a Delaware corporation, and the certain stockholders named therein. All capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Registration Rights Agreement.

In connection with the transfer by [Name of Transferor] of Registrable Securities with associated registration rights under the Registration Rights Agreement to [Name of Transferee] as transferee (the “Transferee”), the Transferee hereby agrees to be bound as a Designated Stockholder by the provisions of the Registration Rights Agreement as provided under Section 2(d)(i) thereto.

This consent shall be governed by Delaware law.

Yours sincerely,

[Name of Transferee]

By:
Name:
Title:

EXHIBIT C

STOCKHOLDERS AGREEMENT

Stockholders Agreement, dated as of July 28, 2010, together with the schedules attached hereto (this “Agreement”) by and among AMN Healthcare Services, Inc., a Delaware corporation (the “Company”) and the Persons listed on Schedule I attached hereto (each, a “Preferred Stockholder” and collectively the “Preferred Stockholders”).

WHEREAS, on the date of this Agreement, the Company and NF Investors, Inc., a Delaware corporation (“NF Investors”) entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Nightingale Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Nightingale Acquisition”) will merge (the “Merger”) with and into NF Investors after which NF Investors will continue as the surviving entity;

WHEREAS, at the Effective Time of the Merger, all Capital Stock of the NF Investors that is owned by any of the stockholders of NF Investors shall be converted into the right to receive shares of Company Preferred Stock; and

WHEREAS, in connection with the execution of the Merger Agreement and the contemplated consummation of the transactions contemplated therein, the Company and the Preferred Stockholders agree to enter into this Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Company and the Preferred Stockholders agree as follows:

1. Definitions.    Capitalized terms used and not otherwise defined in this Agreement that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Bylaws” shall mean the Sixth Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended or restated from time to time.

“Company Common Stock” means shares of common stock, par value $0.01 per share, of the Company.

“Company Preferred Stock” means the shares of Series A Conditional Convertible Preferred Stock, par value $0.01 per share, of the Company with such terms and conditions as set forth in its Certificate of Designations.

“Competitor” shall mean any Person who engages in the business of recruitment and placement of temporary or permanent healthcare professionals or provides healthcare staffing, workforce and/or contract management services, home health services, educational services to healthcare providers or other healthcare organizations or any other business which is in competition with the Company (as of a Transfer date) in any line of business in which the Company is engaged; provided, however, that a Person shall not be deemed a Competitor if less than two percent (2%) of its consolidated annual revenue is generated from such businesses described above.

“Goldman” means Goldman, Sachs & Co.

“Ownership Percentage” means, as of any date, the percentage equal to (i) the difference of (x) the aggregate number of shares of Company Common Stock issued or issuable to the Preferred Stockholders pursuant to the Merger Agreement (assuming the Stockholder Approval has been obtained and the conversion of all shares of Company Preferred Stock issued to the Preferred Stockholders pursuant to the Merger Agreement), minus (y) the aggregate number of any shares of Company Common Stock issued or issuable to the Preferred Stockholders pursuant to the Merger Agreement (assuming the Stockholder Approval has been obtained and the conversion of such shares of Company Preferred Stock) transferred by any Preferred Stockholder to any Person (including to the Company, but excluding any Transfers to such Preferred Stockholder’s Affiliates who, if required by Section 3.1, execute a written joinder agreement in a form approved by the Company pursuant to Section 3.1) or with respect to which any Preferred Stockholder has entered into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Company Common Stock or shares of Company Preferred Stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise (irrespective of whether such transfer or swap or other agreement is in compliance with the restrictions set forth in this Agreement or the Certificates of Designations) divided by (ii) the total number of shares of Company Common Stock then outstanding on a fully diluted basis (and assuming the Stockholder Approval has been obtained and the conversion of all shares of Company Preferred Stock issued to all of the Preferred Stockholders pursuant to the Merger Agreement). The Ownership Percentage of each Preferred Stockholder shall be similarly calculated.

“PIA Fund” means any investment fund directly managed by the Principal Investment Area within the Merchant Banking Division of Goldman.

“Representative” means GSUIG, L.L.C., a Delaware limited liability company.

“Transfer” means to offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign or otherwise dispose of, whether directly or indirectly or to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Company Common Stock or shares of Company Preferred Stock.

2. Governance Matters.

2.1 Board Composition.

(a) At the Effective Time the Company shall increase the size of the board of directors of the Company (the “Board”) by two directors and cause Wyche H. Walton and Martin Chavez to be appointed to the Board until the first annual or special meeting of stockholders of the Company at which directors of the Company are to be elected immediately following the Effective Time; provided, that in the event that the Representative’s Ownership Percentage is less than 10% at any time after the Effective Time and prior to such annual or special meeting of stockholders, the Company shall have the right to remove Martin Chavez from the Board effective immediately as of such date; and provided, further, that in the event HWP Capital Partners II, L.P.’s Ownership Percentage is less than 5% at any time after the Effective Time and prior to such annual or special meeting of stockholders, the Company shall have the right to remove Wyche H. Walton from the Board effective immediately as of such date.

(b) At the first annual or special meeting of stockholders of the Company after the Effective Time at which directors of the Company are to be elected and at any subsequent annual or special meeting of stockholders of the Company at which directors of the Company are to be elected, for so long as the Representative’s Ownership Percentage is equal to or greater than 10%, the Representative, on its own behalf, shall have the right to nominate for election to the Board one director (the “Designee”), and the Company shall, at any such annual or special meeting of stockholders of the Company, subject to the fulfillment of the requirements set forth in Section 2.1(c), nominate the Designee for election to the Board and use commercially reasonable efforts to cause the Designee to be elected as a director of the Board.

Notwithstanding the foregoing in this Section 2.1(b), on the date following a mandatory conversion of the Company Preferred Stock into Company Common Stock in accordance with the terms of the Certificates of Designations governing the Company Preferred Stock, the Representative,

2

on its own behalf, shall cease to have any right to nominate a Designee for election to the Board and the Company shall have the right to remove such Designee serving on the Board effective immediately as of such date.

(c) Any designee for election to the Board in accordance with this Section 2 shall (i) be reasonably acceptable to the Board and the Board’s Corporate Governance Committee (the “Governance Committee”), it being agreed that Wyche H. Walton and Martin Chavez are so acceptable, and (ii) shall comply in all respects with the Company’s corporate governance guidelines and the Company’s code of business conduct and ethics as in effect from time to time. The Representative shall notify the Company of any proposed Designee in writing no later than the latest date on which stockholders of the Company may make nominations to the Board in accordance with the Bylaws, together with all information concerning such nominee required to be delivered to the Company by the Bylaws then in effect and such other information reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the “Nominee Disclosure Information”); provided, further that in the event the Representative fails to provide any such notice, the Designee shall be the person then serving as the Designee as long as the Representative provides the Nominee Disclosure Information to the Company promptly upon request by the Company.

2.2 Compensation and Benefits.    Each director contemplated by Section 2.1 will be entitled to receive similar compensation, benefits, reimbursement, indemnification and insurance coverage for their service as directors as the other outside directors of the Company. Following the Effective Time, for so long as the Company maintains directors and officers liability insurance, the Company shall include each director contemplated by Section 2.1 as “insured” for all purposes under such insurance policy for so long as such person is a director of the Company and for the same period as for other former directors of the Company when such person ceases to be a director of the Company.

2.3 Voting.

(a) In connection with any proposal submitted for Company stockholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board, each of the Preferred Stockholders will (i) cause all of its respective shares of Company capital stock that are entitled to vote, whether now owned or hereafter acquired (collectively, the “Voting Securities”), to be present in person or represented by proxy at all meetings of stockholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings, (ii) vote all of its Voting Securities: (x) in favor of any nominee or director nominated by the Board and/or the Governance Committee (provided that the Board and the Governance Committee adheres to the terms of Section 2.1) and (y) against the removal of any director nominated by the Board and/or the Governance Committee and (iii) with respect to any other business or proposal, vote all of its Voting Securities in accordance with the recommendation of the Board, other than with respect to the approval of any proposed business combination (including, without limitation, any reorganization, merger, tender offer, exchange offer, consolidation, sale of assets or other similar agreement between the Company and any other Person).

(b) Following the Effective Time, the provisions of this Section 2.3 shall terminate, as to any Voting Securities owned by any Preferred Stockholder, on the first to occur of (x) the date on which such Preferred Stockholder’s Ownership Percentage shall fall below 3% and (y) the date on which any Preferred Stockholder which is a limited partnership Transfers, in accordance with a plan of distribution or liquidation, the Voting Securities owned by such Preferred Stockholder to its partners; provided, however, that if any such Transfer will result in any transferee owning 3% or more of the issued and outstanding Capital Stock of the Company such Preferred Stockholder will not make a Transfer to such transferee unless and until such transferee executes a written joinder agreement in a form approved by the Company pursuant to which such transferee agrees to be bound by the terms of Section 2.3.

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(c) Each Preferred Stockholder covenants and agrees to be present (in person or by proxy) and vote, for purposes of determining a quorum, all of the shares of Series A Preferred Stock owned by such Preferred Stockholder at any annual or special meeting of the stockholders at which receipt of the Stockholder Approval will be sought.

3. Restrictions on Transfer.

3.1 No Transfer of Capital Stock.    Prior to the date that is six (6) months following the Closing, each of the Preferred Stockholders agrees that it will not, directly or indirectly, Transfer any portion of any shares of Company Preferred Stock or shares of Company Common Stock issued upon a conversion of the Company Preferred Stock to any Person without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole discretion) other than (i) to its Affiliates who execute a written joinder agreement in a form approved by the Company pursuant to which such Affiliate agrees to be bound by the terms of Sections 2.3, 3 and 4, (ii) pursuant to a tender or exchange offer recommended by the Board or (iii) pursuant to a merger or consolidation recommended by the Board. Any purported Transfer which is not in accordance with the terms and conditions of this Section 3.1 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action. For the avoidance of doubt, the restrictions contained in this Section 3.1 shall expire and be of no force and effect from and after the date that is six (6) months following the Closing.

3.2 No Transfer to Competitors.    Each Preferred Stockholder agrees that it will not at any time directly or knowingly indirectly Transfer any shares of Company Preferred Stock or any shares of Company Common Stock issuable upon conversion of the Company Preferred Stock to any Competitor of the Company without the prior written consent of the Company (which consent may be given or withheld, or made subject to such conditions as are determined by the Company, in its sole and absolute discretion); provided, that the provisions of this Section 3.2 shall not apply to any tender or exchange offer with respect to a majority of the issued and outstanding Capital Stock of the Company made by any such Competitor or to any sales made pursuant to open market transactions through a broker in which the Transferring Preferred Stockholder does not know, after due inquiry, that the ultimate purchaser of such Capital Stock is a Competitor.

3.3 No Block Transfers to Individual Persons.    Each Preferred Stockholder agrees that it will not, and will cause its Affiliates not to, individually or acting together with any other Preferred Stockholder or its Affiliates, at any time knowingly (after reasonable inquiry), directly or indirectly, transfer any shares of Company Preferred Stock or any shares of Company Common Stock issuable upon conversion of the Company Preferred Stock (a) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in an amount constituting 5% or more of the voting capital stock of the Company then outstanding or (b) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, immediately following such transfer, would beneficially own in the aggregate more than 15% of the voting capital stock of the Company then outstanding (other than, in each case of clauses (a) or (b), to (i) any of its Affiliates (including commonly controlled or managed investment funds) who execute a written joinder agreement in a form approved by the Company pursuant to which such Affiliate agrees to be bound by the terms of Sections 2, 3 and 4 or (ii) an underwriter in connection with a bona fide public offering or distribution or a person in a sale made pursuant to open market transactions through a broker in which the Transferring Preferred Stockholder does not know, after due inquiry, that the ultimate purchaser of such capital stock would beneficially own in the aggregate more than 15% of the voting capital stock of the Company then outstanding).

3.4 Registration Rights Agreement.    Each Preferred Stockholder hereby agrees that it will not, and will cause its Affiliates not to, sell any of its or their Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Section 3, Section 4 or Section 5 of the Registration Rights Agreement, other than in accordance with this Section 3.4 and the terms of the Registration Rights Agreement.

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Notwithstanding the foregoing, each Preferred Stockholder, together with its Affiliates, may only sell, in the aggregate, pursuant to Section 3, Section 4 or Section 5 of the Registration Rights Agreement, (i) twenty percent (20%) of the Registrable Securities owned by such Preferred Stockholder as of the Closing Date during the period beginning on the date that is six (6) months from the Closing Date through the date that is twelve (12) months from the Closing Date and (ii) an additional 20% of the Registrable Securities owned by such Preferred Stockholder as of the Closing Date during each six-month period thereafter (for the avoidance of doubt, each additional 20% shall be cumulative and in addition to the amount such Preferred Stockholder and its Affiliates was otherwise permitted to sell pursuant to this Section 3.4 but did not sell).

4. Standstill Restrictions.    Commencing at the Effective Time and continuing until the fifth anniversary of the Closing, each of the Preferred Stockholders shall not, and shall cause its respective Affiliates (including commonly controlled or managed investment funds) not to, (i) directly or indirectly acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity or debt securities of the Company, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, other than the Company Common Stock received, upon conversion of shares of Company Preferred Stock and any shares of Company Preferred Stock or Company Common Stock paid as dividends, (ii) directly or indirectly enter into or agree to enter into any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving the Company or any of its Subsidiaries, other than in connection with a third party tender or exchange offer or other transaction approved by the Company, (iii) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company or any Subsidiary of the Company, (iv) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 4, or seek a release of such restrictions, (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any Subsidiary of the Company (including, without limitation, any group constituting of Preferred Stockholders and their respective Affiliates), (vi) seek the removal of any directors from the Board or a change in the size or composition of the Board, (vii) propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any possible purchase of any securities or assets of the Company or any Subsidiary of the Company, (viii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company, (ix) grant any proxy with respect to any shares of Company Preferred Stock or Company Common Stock issuable upon conversion of the Company Preferred Stock to any Person not affiliated with the Preferred Stockholder or the Company; or (x) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; provided, however, that the foregoing shall not restrict the ability of the Designees or other directors appointed or elected to the Board pursuant to the terms of this Agreement from exercising their fiduciary duties.

5. Capital Stock of the Company.    Each Preferred Stockholder represents and warrants to the Company that, as of the date of this Agreement, neither it nor any of its Affiliates, directly or indirectly, owns any Capital Stock of the Company. Each Preferred Stockholder covenants and agrees that, from the date of this Agreement and until the earlier of the Closing Date and the termination of the Merger Agreement, neither it nor any of its Affiliates, directly or indirectly, shall acquire beneficial or record ownership on any Capital Stock of the Company.

6. Public Announcements.    The Preferred Stockholders shall consult with the Company before issuing, and provide the Company the opportunity to review, comment upon and concur with, any press release or other public statement with respect to this Agreement, the Merger Agreement, the Merger and the other transactions contemplated by this Agreement or the Merger Agreement and none of the Preferred Stockholders shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law.

7. Exclusivity.    Until the earlier of the Effective Time and such time as the Merger Agreement is terminated in accordance with its terms, except for the Contemplated Transactions, each of the Preferred Stockholders covenants and agrees not to, and each of the Preferred Stockholders covenants and agrees to cause

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its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract, with any party, with respect to the sale of any Capital Stock of NF Investors or all or any material portion of the assets of NF Investors or any of its Subsidiaries, or any merger, recapitalization or similar transaction with respect to NF Investors or any of its Subsidiaries or any of their respective businesses.

8. Capital Stock of NF Investors.

8.1 Each Preferred Stockholder covenants and agrees to, prior to the Closing, exercise any and all of the Preferred Warrants and Preferred Options owned by such Preferred Stockholder and each such Preferred Stockholder acknowledges that upon the Closing, any such Preferred Warrants and Preferred Options owned by such Preferred Stockholder shall automatically be cancelled and shall cease to exist and that each such Preferred Stockholder shall cease to have any right (including any right to receive any consideration) with respect thereto.

8.2 Each Preferred Stockholder acknowledges and agrees that any and all of the Warrants and Options owned by such Preferred Stockholder immediately prior to the Closing (whether or not exercisable and whether or not vested) shall automatically be cancelled and shall cease to exist, and each such Preferred Stockholder shall cease to have any right (including any right to receive any consideration) with respect thereto.

8.3 Each Preferred Stockholder covenants and agrees that, from the date of this Agreement and until the Closing Date, it shall not Transfer beneficial or record ownership of any Capital Stock of NF Investors owned by such Preferred Stockholder or any of its Affiliates as of the date of this Agreement.

8.4 The Representative, in its capacity as the holder of all of the issued and outstanding shares of Series C Redeemable Preferred Stock of NF Investors, covenants and agrees to give written notice to NF Investors, in accordance with Section 3(c) of the Certificate of Designation of Series C Redeemable Preferred Stock of NF Investors, electing to receive, in lieu of cash, Company Preferred Stock in exchange for any and all of the shares of Series C Redeemable Preferred Stock of NF Investors.

8.5 The Preferred Stockholders, in their capacity as the holders of the majority of the issued and outstanding shares of Series A Convertible Preferred Stock of NF Investors, covenant and agree to give written notice to NF Investors, in accordance with Section 3(c) of the Certificate of Designation of Series A Convertible Preferred Stock of NF Investors, electing to receive, in lieu of cash, the form of consideration payable to stockholder of NF Investors under Article III of the Merger Agreement in exchange for any and all of the shares of Series A Convertible Preferred Stock of NF Investors and all of the shares of Series B Convertible Preferred Stock of NF Investors.

9. Delivery of Letter of Transmittal.    Each Preferred Stockholder covenants and agrees to deliver to the Company, no less than five (5) Business Days prior to the Closing Date, a duly executed letter of transmittal (substantially in the form of Exhibit F attached to the Merger Agreement) with respect to all of the capital stock of NF Investors owned by such Preferred Stockholder.

10. Termination.    Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (except for Section 11) (a) upon the mutual written agreement of the Company and the Representative, (b) at such time as the Preferred Stockholders no longer beneficially own any shares of Company Common Stock or any shares of Company Preferred Stock, or (c) upon termination of the Merger Agreement in accordance therewith.

11. Confidentiality.

11.1 The Representative and each Preferred Stockholder hereby agree to keep, and to cause each of its Affiliates and each of their respective employees, officers, directors, accountants, counsel, consultants,

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advisors and agents to keep, confidential, any and all confidential information of NF Investors, the Company and their respective Subsidiaries, including non-public information relating to NF Investors, the Company’s and their respective Subsidiaries’ finances and results, trade secrets, know-how, customers, business plans, marketing activities, financial data and other business affairs that was disclosed by NF Investors or the Company on or prior to the date of this Agreement or that is disclosed on or after the date of this Agreement by NF Investors or the Company or the Designee to the Representative, any Preferred Stockholder or their respective Affiliates or representatives (each a “Receiving Party”), (collectively, the “Company Proprietary Information”), and to utilize the Company Proprietary Information only for purposes related to the purpose for which such information was disclosed (the “Utilization Restriction”); provided, however, that the Utilization Restriction shall not restrict the sale of the shares of Company Preferred Stock or the Company Common Stock issued upon conversion of the Company Preferred Stock so long as such Preferred Stockholder complies with the confidentiality restrictions of this section; provided, further, however, that Company Proprietary Information shall not include any information that (i) is or subsequently becomes publicly available without breach of this Section 11.1 or (ii) is or subsequently becomes known or available to a Receiving Party from a source other than the Company that, to such Receiving Party’s knowledge, is not prohibited from disclosing such Company Proprietary Information to the Receiving Party by a contractual, legal or fiduciary obligation owed by such other third party to the Company. For the avoidance of doubt, subject to the terms of this Section 11.1, any Preferred Stockholder may disclose Company Proprietary Information to its Affiliates and its and its Affiliates’ employees, officers, directors, accountants, counsel, consultants, advisors and agents. Each Preferred Stockholder shall be responsible for any failure of its employees, officers, directors, accountants, counsel, consultants, advisors and agents to keep confidential the Company Proprietary Information. The obligation of each Preferred Stockholder to hold and to cause its Affiliates to hold any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own information.

11.2 In the event that any Receiving Party is required by applicable law, regulation or legal process to disclose any Company Proprietary Information, then (to the extent reasonably practicable, before substantively responding to any such request or requirement) such Receiving Party will provide the Company with prompt written notice of any such request or requirement so that the Company may (at its sole cost and expense) seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Section 11.2 or other appropriate remedy, or if the Company so directs, such Receiving Party will exercise its own commercially reasonable efforts to assist the Company in obtaining a protective order or other appropriate remedy at the Company’s sole cost and expense. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Company Proprietary Information is required by law, regulation or legal process then such Receiving Party may furnish only that portion of the Company Proprietary Information that is required to be so furnished pursuant to law, regulation or legal process. In any event, such Receiving Party will, to the extent practicable and permissible by law cooperate fully with any action by the Company (at its sole cost and expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Company Proprietary Information. Notwithstanding the foregoing, the Receiving Party shall not be obligated to provide the Company with notice of any request for Company Proprietary Information from any Governmental Authority if disclosing such request would be in violation of any applicable law, rule or regulation or if such request is received pursuant to regulatory oversight (and the Receiving Party shall be entitled to comply with any such request without providing such notification). Furthermore, the provisions of this Section 11.2 shall not apply to any confidential information of NF Investors or any of its Subsidiaries until the Effective Time.

12. HSR Filings.    Each Preferred Stockholder hereto agrees, if applicable, to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by the Merger Agreement within five (5) Business Days after the date hereof, to request early termination of the applicable waiting period and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each Preferred Stockholder shall pay its own HSR Act filing fees. Each

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Preferred Stockholder shall use its respective commercially reasonable efforts to secure the expiration or termination of any waiting periods under the HSR Act and to obtain such other approvals of, and take such action with respect to, any Antitrust Division or any other Governmental Authority, as may be necessary to consummate the Contemplated Transactions; provided, however, that, notwithstanding anything to the contrary, in no event shall any Preferred Stockholder or any of its Affiliates be required to (a) commence or threaten to commence litigation; (b) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of such Preferred Stockholder or any of its Affiliates; or (c) otherwise agree to any restrictions on the businesses of such Preferred Stockholder or any of its Affiliates in connection with avoiding or eliminating any restrictions to the consummation of the Contemplated Transactions under any applicable Law or Order. The Company and any such Preferred Stockholder shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests contemplated by this Section 12.

13. Miscellaneous.

13.1 Governing Law.    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by the internal laws of the State of Delaware.

13.2 Jurisdiction; Enforcement.    The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.2 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 13.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 13.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

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13.3 WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.4 Successors and Assigns.    Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Preferred Stockholders under this Agreement shall not be assignable to any Person without the consent of the Company; provided, further, that the provisions of this Agreement shall not apply to any Person to whom any shares of Company Preferred Stock or shares of Company Common Stock are Transferred (and who has not entered into a joinder agreement) so long as such Transfer is not made in violation of this Agreement.

13.5 No Third-Party Beneficiaries.    Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

13.6 Entire Agreement.    This Agreement, the other Transaction Documents and the other documents delivered pursuant to each of the Transaction Documents, including the Registration Rights Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects of this Agreement and such other agreements and documents.

13.7 Notices.    Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

If to the Company, to:

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention:    General Counsel

Facsimile:    (866) 893-0682

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:    Jeffrey D. Marell

Facsimile:    (212) 757-3900

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If to the Representative or any Preferred Stockholder, to the

address specified in Schedule I:

with a copy (which shall not constitute notice) to:

Greenberg Traurig P.A.

401 E Las Olas Blvd., Suite 2000

Ft. Lauderdale, FL 33301

Attention:    Bruce I. March

Facsimile:    (954) 765-1477

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.7.

13.8 Delays or Omissions.    No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

13.9 Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Representative or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

13.10 Counterparts.    This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

13.11 Severability.    If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

13.12 Titles and Subtitles; Interpretation.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

13.13 Affiliates of the Representative.    Notwithstanding anything to the contrary contained in this Agreement, for all purposes of Sections 3, 4, 5 and 8 of this Agreement, whenever the word “Affiliate” is

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used with respect to the Representative, the term shall be limited to a PIA Fund. None of Goldman nor any of its other Affiliates (other than the PIA Funds) shall be considered an Affiliate of the Representative for purposes of Sections 3, 4, 5 and 8 of this Agreement.

13.14 Activities of Goldman.    Notwithstanding anything herein to the contrary contained in this Agreement, (i) none of the provisions of this Agreement shall in any way limit the activities of Goldman and its Affiliates (other than the Representative and the PIA Funds to the extent expressly set forth in this Agreement) and (ii) Goldman and its Affiliates (other than the Representative to the extent provided herein) may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment and other similar activities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMN HEALTHCARE SERVICES, INC.

By:
Name:
Title:

Signature Page to Stockholder Agreement

Preferred Stockholders

GSUIG, L.L.C.
as the Representative, and a Preferred Stockholder

By:
Name:
Title:

HWP CAPITAL PARTNERS II, L.P.,

By:	HWP II, L.P., its general partner

By:	HWP II, LLC, its general partner

By:
Name:
Title:

PHAROS CAPITAL PARTNERS II, L.P.

By:	PHAROS CAPITAL GROUP II, LLC, its general partner

By:
Name:
Title:

PHAROS CAPITAL PARTNERS II-A, L.P.

By: PHAROS CAPITAL GROUP II-A, LLC, its general partner

By:
Name:
Title:

DALLAS POLICE AND FIRE PENSION SYSTEM

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC,
its attorney-in-fact

By:
Name:
Title:

NIGHTINGALE PARTNERS, L.P.

By:	PHAROS CAPITAL CO-INVESTMENTS, LLC,
its general partner

By:
Name:
Title:

Signature Page to Stockholder Agreement

Schedule I

Preferred Stockholders

NAME	ADDRESS
GSUIG, L.L.C.	200 West Street, 28th Floor
New York, NY 10282
Attn: Kevin Jordan and Martin Chavez

HWP Capital Partners II, L.P.	300 Crescent Court, Suite 1700
Dallas, TX 75201
Attn: Robert Haas, Wyche Walton and James Wilson

Pharos Capital Partners II, L.P.	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants

Pharos Capital Partners II-A, L.P.	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants

Dallas Police and Fire Pension System	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants

Nightingale Partners, L.P.	One Burton Hills Rd., Suite 100
Nashville, TN 37215
Attn: Robert Crants

EXHIBIT D

SEVERANCE AND NON-COMPETITION AGREEMENT

THIS SEVERANCE AND NON-COMPETITION AGREEMENT (the “Agreement”), dated July 28, 2010, is entered into between AMN Healthcare, Inc. (the “Company”) and Robert Livonius (“Executive”) and is effective as of the Effective Date set forth in Paragraph 10.

1. Employment at Will.

The Company agrees to employ Executive and Executive hereby agrees to be employed by the Company upon such terms and conditions as are mutually agreed upon. Executive’s employment with the Company shall be at the discretion of the Company. Executive hereby agrees and acknowledges that the Company may terminate Executive’s employment at any time, for any reason, with or without cause, and without notice. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

2. Severance Benefits.

(a) In the event that the Company terminates Executive’s employment without “Cause” (as defined below), the Company agrees to pay to Executive severance payments in an amount equal to (i) the sum of eighteen (18) months base salary at the rate in effect on the Termination Date, plus, the prorated portion of Executive’s “Average Bonus” (an amount equal to the average of the performance bonus payments received by the Executive for the three most recent Fiscal Years, multiplied by the product of the number of days during the Performance Period that Executive was employed, divided by 365 (“Severance Benefits”). For purposes of this Average Bonus calculation, if any of the most recent Fiscal Years used for the calculation is prior to 2010, Executive’s bonus for such year(s) will be set at eighty percent (80%) of Executive’s target bonus on the Termination Date. For all years after 2009, the actual Bonus paid will be used for the calculation. The Severance Benefits shall be payable by mail or direct deposit in equal installments commencing on the first payroll date after the satisfaction of the conditions set forth in Section 4 below and continuing for eighteen (18) months in accordance with the Company’s normal payroll schedule, practices and applicable law. All withholding taxes and other deductions that the Company is required by law to make from wage payments to employees will be made from such severance payments. If Executive’s employment terminates as a result of death or disability, such termination shall not be considered a termination without “Cause” that will entitle Executive to any severance payment.

(b) If Executive makes an election to continue Executive’s coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period beginning on the Termination Date and ending on the earlier of (i) the eighteenth month anniversary of the Termination Date or (ii) the date upon which Executive becomes eligible for comparable coverage under another employer’s group health plans, Executive shall continue to pay premiums with respect to such coverage to the same extent that Executive was paying such premiums immediately prior to such termination. Such period shall run concurrently with the period of Executive’s rights under COBRA.

(c) If the Company relocates Executive’s position to a locale beyond a 50 mile radius from the Dallas Fort-Worth International Airport, it shall be considered a termination of Executive without “Cause,” entitling Executive to resign and receive the Severance Benefits.

Notwithstanding the following, in order to be eligible to receive the Severance Benefits under this subsection 2(c), (i) Executive shall provide notice to the Company no more than 90 days after the occurrence of such relocation, (ii) such notice states the grounds for such voluntary resignation and an effective date no earlier than 30 days after it is given, and (iii) the Company has 30 days from the giving of such notice within which to cure and, in the event of such cure, such notice shall be of no further force or effect.

(d) In the event a termination without “Cause” occurs within one year after a “Change in Control,” in lieu of the Severance Benefits payable under subsection 2(a) or (c), as the case may be, Executive shall be entitled to receive a lump sum equal to two (2) times the sum of Executive’s twelve (12) months base salary at the rate in effect on the Termination Date plus the Average Bonus. Such amount shall be payable on the first payroll date after the satisfaction of the conditions set forth in Section 4 below.

(e) For purposes of this Agreement, the following terms are defined as follows:

(i) “Cause” for termination of Executive shall mean (A) Executive’s failure to perform in any material respect his or her duties as an employee of the Company, (B) violation of the Company’s Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Principal Executive Officer, and/or Securities Trading Policy, (C) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (D) the commission by Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (E) the conviction of Executive of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendere with respect to a crime which constitutes a felony or any lesser crime that involves Company property.

(ii) “Change in Control” shall be deemed to occur upon:

(A)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(B)	the dissolution or liquidation of the Company;

(C)	the sale of all or substantially all of the business or assets of the Company; or

(D)	the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company’s shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

3. No Other Payments.

Executive understands and agrees that the payments and benefits described above are in lieu of, and discharge, any obligations of the Company to Executive for compensation, incentive or performance payments, or any other expectation or form of remuneration or benefit to which Executive may be entitled, including severance benefits under any Company plan or program, except for: (i) any unpaid wages due for work performed during any pay period(s) prior to the Termination Date; (ii) the continuation of Executive’s coverage under the Company’s group health plans pursuant to COBRA, and (iii) any amounts payable to Executive under any retirement or savings plan of the Company in accordance with the terms of any such plan as in effect on the Termination Date.

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4. Severance Benefits Conditioned Upon Release.

Executive acknowledges and understands that Executive’s eligibility for severance pay and other benefits hereunder is contingent upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of the Company’s standard Covenant and General Release of All Claims (the “Release”) as in effect on the Termination Date. The Company’s standard Release may be modified from time to time in the Company’s discretion as it deems appropriate. If Executive fails to execute a Release within twenty-one (21) days of receipt of such Release (or if Executive revokes such Release in a manner permitted by law or the applicable Release), then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under this Agreement.

5. Section 409A.

Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after Executive’s separation from service, or (2) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.

(b) For the purposes of this Section 6, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

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(c) The determination as to which of the alternative provisions of Section 6(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 6(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

7. Non-Disclosure, Non-Competition and Non-Solicitation Covenants.

(a) Definitions.    For purposes of this Section 7, the following terms shall have the following respective meanings:

(i) “Business” shall mean the business of the Company, the Parent and all subsidiaries, which includes recruitment and placement of temporary and permanent healthcare professionals, staffing, workforce and/or contract management services, home health services, and educational services to healthcare providers and other healthcare organizations, as well as any other business in which the Company is engaged during the course of Executive’s employment.

(ii) “Competitive Business” shall mean any business that recruits and places temporary or permanent healthcare professionals or provides staffing, workforce and/or contract management services, home health services, educational services to healthcare providers or other healthcare organizations or any other business which is competition with the Company in any line of business in which the Company is engaged.

(iii) “Confidential Information” shall mean any and all proprietary and confidential data or information of the Company, or any of its ultimate parent, parent, subsidiaries and affiliates or the Business, other than “Trade Secrets” (as hereinafter defined), which is generally known only to the Company or its affiliates and those of their respective employees to whom it must be confided in order to apply it to the uses intended including, without limitation, business, financial and marketing plans and projections.

(iv) “Non-Competition Period” shall mean the greater of (i) the eighteen month period following the date of the termination of Executive’s employment, for any reason other than a Change In Control and regardless of whether Executive is entitled to any Severance Benefits, or (ii) in the event a termination without “Cause” occurs within one year after a “Change in Control, the (2) year period following the date of the termination of Executive’s employment.

(v) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization including a government or political subdivision or an agency or instrumentality thereof.

(vi) “Restricted Territory” shall mean the United States, and any other countries and territories in which the Company engages in its Business.

(vii) “Trade Secrets” shall mean all knowledge, data and information of the Company or any of its affiliates which is defined as a “trade secret” under applicable law.

(viii) “Work Product” shall mean all work product, property, data, documentation, “know-how”, concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Executive in connection with (i) the performance of his services hereunder or (ii) the use of the Company’s resources.

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The parties acknowledge that references to the Company in this Section 7 shall be deemed be references to the Company and its subsidiaries.

(b) Consideration.    The Executive acknowledges that the provisions of this Section 7 are in consideration of (i) employment with the Company; (ii) the Company’s agreement to pay severance benefits as set forth in Section 2; (iii) Executive’s access to the Company’s Confidential Information and Trade Secrets, (iv) Executive’s access to specialized training and knowledge pertaining to products, services, business practices and procedures developed and/or used by the Company; (v) access to Company relationships, and (vi) additional good and valuable consideration as set forth in this Agreement. Executive acknowledges and agrees that each element of consideration stated above is sufficient, individually, to support the covenants set forth in this Section 7. Executive also hereby acknowledges and agrees that: (a) Executive will simultaneous with the execution of this Agreement and will frequently be exposed to certain Trade Secrets and Confidential Information during his Employment; (b) Executive’s responsibilities on behalf of the Company may extend to all geographical areas of the Restricted Territory; and (c) any competitive activity on Executive’s part from the date hereof until the Termination Date, or any competitive activity on Executive’s part in the Restricted Territory for a reasonable period thereafter, would necessarily involve Executive’s use of the Company’s Trade Secrets and Confidential Information and would unfairly threaten the Company’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and its associated goodwill. Moreover, Executive acknowledges that, in the event of the termination of this Agreement, Executive would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 7. Therefore, Executive acknowledges and agrees that it is reasonable for the Company to require Executive to abide by the covenants set forth in this Section 7.

(c) Ownership of Proprietary Property.    To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company. Executive hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Executive currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

(d) Non-Competition.    Executive covenants and agrees that during the Non-Competition Period, Executive shall not, without the Company’s prior written consent, directly or indirectly, (a) own, manage, operate, or participate in the ownership, management, or operation of any Competitive Business in the Restricted Territory, or (b) provide services to or be employed as a director, officer, management employee, partner or consultant of any Competitive Business in the Restricted Territory. In addition, during the Non-Competition Period, Executive shall not have an equity interest in any Competitive Business; provided that Executive may own up to one percent (1%) of a corporation (engaged in a Competitive Business) whose shares are listed on a national stock exchange or traded in the NASDAQ over-the-counter market.

(e) Non-Solicitation of Customers and Suppliers.    During the Non-Competition Period, Executive shall not, without the Company’s prior written consent, (a) solicit, raid, entice, induce or contact any Person that is a Customer (as hereinafter defined) of the Company to become a customer or a client of any Competitive Business; or (b) solicit, entice, divert, appropriate, contact or request any healthcare provider of the Company to curtail or cancel its business with the Company. The term “Customer” shall mean with respect to the Company: (i) any customer or client of the Company existing immediately prior to the Termination Date; (ii) any customer or client that has used services of the Company within the twelve (12) month period prior to the Termination Date; and (iii) those Persons that have, prior to the Termination Date, committed verbally or in writing to using the services of the Company.

(f) Non-Solicitation of Employees.    During the Non-Competition Period, Executive shall not, without the Company’s prior written consent, (a) solicit, recruit, hire or attempt to solicit, recruit or hire away any

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employee, current, former or prospective contract healthcare professional, consultant, contractor or other personnel of the Company or solicit or induce any such Person to termination or otherwise diminish in any respect his, her or its relationship with the Company; or (b) employ, engage or seek to employ or engage any Person who within the twelve (12) months prior to the Termination Date had been an employee of the Company provided, however, that this provision does not preclude Executive from accepting a position in organization that does not otherwise violate any provision of this Agreement, on the grounds that the organization employs a Person who previously worked for the Company. For purposes of this Section 7(g), a Person shall be deemed to have been a “prospective” contract healthcare professional, consultant, contractor or other personnel of the Company if the Company shall have had prior contact with such Person but shall not have hired, retained or engaged such Person.

(g) Non-Disclosure.

(i) Executive hereby covenants and agrees that, as to Confidential Information and Trade Secrets, at all times during the Non-Competition Period, and thereafter for such time as the same shall remain confidential (except if such information is no longer confidential due to Executive’s breach of this Agreement), Executive will not, other than in connection with his provision of services to the Company hereunder, either directly or indirectly, use, distribute, sell, license, transfer, assign, disclose, disseminate, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information to any Person nor shall Executive make use of any such Trade Secrets or Confidential Information for his own purposes in a Competitive Business or otherwise or for the benefit of any other Person engaged in Competitive Business.

(ii) Executive shall cooperate fully with the Company in the procurement of any protection of the Company’s right to or in any of the Trade Secrets or Confidential Information; provided, however, any out of pocket costs associated with such procurement or protection shall be borne by the Company.

(iii) Immediately on the Termination Date, or at any time before the Termination Date upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind in Executive’s possession or to which Executive has access that constitute or contain any Confidential Information or Trade Secrets, and the confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

(h) Goodwill.    During the Non-Competition Period, Executive shall not (i) make any statement or other communication that impugns or attacks the reputation or character of the Company, or (ii) take any action that would interfere with any Customer or other relationships of the Company.

(i) Additional Acknowledgments of Executive.    Executive acknowledges that a breach of any of the covenants contained in this Section 7 will cause irreparable damage to AMN, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that if Executive breaches or threatens to breach any covenant contained in this Section 7, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief and Executive hereby waives any defense that the Company would have an adequate remedy at law. In the event any covenant or agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over to great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(j) Survival.    Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 7 shall survive and remain in full force and effect until the expiration of the Non-Competition Period and any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

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8. Term of Agreement for Severance Benefits

The provisions of the Agreement relating to Executive’s entitlement to Severance Benefits as described herein apply only to Executive’s employment by the Company in an officer position with profit and loss responsibility, collectively, for the Company’s vendor management services, per diem and home health service offerings. In the event Executive is offered and accepts a change in position (employment with the Company in a position other than an executive position with commensurate responsibilities as those stated above), Executive’s entitlement to Severance Benefits hereunder and the provisions of this Agreement related thereto, automatically terminate. The parties expressly acknowledge and agree that the provisions set forth in Paragraph 1 above relating to Executive’s at will employment and Paragraph 7 relating to Executive’s Non-Disclosure, Non-Competition and Non-Solicitation Covenants remain in full force and effect as long as Executive remains employed by the Company in any position, unless expressly revoked and /or amended by written agreement.

9. Miscellaneous Provisions.

(a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Executive acknowledges that this Agreement replaces any prior severance agreement entered into by and between the Company and Executive.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

(c) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

AMN Healthcare

12400 High Bluff Drive, Suite 100

San Diego California 92130

Attention: General Counsel

If to Executive:

Robert Livonius

2228 Cedar Elm Terrace

Westlake, TX 76262

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(d) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

10. Effective Date

This Agreement is being executed in conjunction with and as a condition of the Agreement and Plan of Merger by and among AMN Healthcare Services, Inc., Nightingale Acquisition, Inc., Nightingale Acquisition, LLC, NF Investors, Inc. and GSUIG, LLC (“Merger Agreement”). This Agreement becomes effective only upon the Closing of the Mergers as contemplated by the Merger Agreement, thus the Effective Date of this Agreement will be the date of such Closing, as defined in the Merger Agreement.

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Date: July 28, 2010	AMN HEALTHCARE, INC.

By:
Name:
Title:

Date: July 28, 2010	By:
Name:
Title:

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EXHIBIT E

MANAGEMENT TERMINATION AND RELEASE AGREEMENT

This MANAGEMENT TERMINATION AND RELEASE AGREEMENT (this “Agreement”), dated as of July     , 2010 (the “Effective Date”), is entered into by and among AMN Healthcare Services, Inc. (the “Buyer”), NF Investors, Inc. (the “Company”), GSUIG, L.L.C. (“GSUIG”), Pharos Capital Partners II, L.P. together with Pharos Capital Partners II-A, L.P. (“Pharos”), and HWP II, L.P., (“HWP”, and together with GSUIG and Pharos, collectively, the “Sponsors” and each severally a “Sponsor” and the Sponsors together with the Company and the Buyer each a “Party” and, collectively, the “Parties”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsors are parties to the Management Services Agreement, dated as of August 9, 2007 (the “Management Agreement”);

WHEREAS, on the date hereof, the Buyer, Nightingale Acquisition, Inc., Nightingale Acquisition, LLC, the Company and GSUIG, in its capacity as the Representative, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended or modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, effective as of the Effective Time, the Company and the Sponsors desire to terminate their participation in, and all rights and obligations with respect to, the Management Agreement and to effect the releases, discharges and waivers and the other agreements contemplated hereby.

NOW THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1. TERMINATION OF THE MANAGEMENT AGREEMENT.    Effective as of the Effective Time, the Management Agreement shall automatically be terminated without any further action by the Parties (the “Termination”), and all obligations and liabilities associated therewith shall be irrevocably discharged without any further recourse, except with respect to the Fees, which obligations and liabilities shall be fully satisfied upon the payment thereof in accordance with Section 2.3.

2. ACKNOWLEDGEMENT OF FEES.

2.1 Management Agreement Fees.    The Parties acknowledge that pursuant to the terms of the Management Agreement, the Sponsors are entitled to receive an aggregate of $916,667 in accrued management fees (assuming the Closing Date is August 31, 2010) plus (to the extent the Closing Date occurs after August 31, 2010) or minus (to the extent the Closing Date occurs prior to August 31, 2010) $83,333 per month (pro-rated for any portion of a month) (the “Management Fee”).

2.2 Merger Agreement Fees.    The Parties acknowledge that in connection with the transactions contemplated by the Merger Agreement, effective as the Closing, the Sponsors shall be entitled to receive $2,500,000 in transaction fees (the “Transaction Fee”, and together with the Management Fee, the “Fees”).

2.3 Form and Method of Payment of Fees.    The Parties acknowledge that pursuant to the terms of the Merger Agreement, on the Closing Date, the Buyer shall pay, or cause to be paid, the Management Fee in cash and the Transaction Fee by the issuance of an aggregate of 227,272 shares of Buyer Series A Preferred Stock. The Sponsors shall allocate among themselves the amounts to be paid pursuant to this Section 2.3 and shall notify the Buyer and the Company in writing of such allocation not less than five (5) Business Days prior to Closing.

3. WAIVER AND RELEASE.

3.1 Release by the Parties.    Effective as of the Termination, each of the Company and the Sponsors hereby irrevocably, unconditionally and forever (i) waives and relinquishes any rights granted to such Party pursuant to the Management Agreement and the other agreements and documents contemplated thereby and (ii) releases and discharges each other party to the Management Agreement and any Affiliate thereof from any and all manner of claims, liabilities and obligations whatsoever, whether known or unknown, accrued or not accrued, direct or indirect, in law or equity, arising from or relating to the Management Agreement and the other agreements and documents contemplated thereby (excluding the right to receive the Fees, which obligation shall not be so released until paid as specified in Section 2.3 above).

3.2 Waiver.    The Company and each Sponsor represents that, other than the Fees, they are not aware of any claim by any of them other than the claims that are to be released by this Agreement. Each Sponsor acknowledges that it has been advised by legal counsel with respect to this Agreement. Each Sponsor waives and relinquishes all rights and benefits under any law of any jurisdiction with respect to the release of any unknown or unsuspected claims.

4. GOVERNING LAW. The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of Delaware, without reference to any conflict of laws.

5. MISCELLANEOUS.

5.1 Entire Agreement.    This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements of the Parties with respect to the subject matter hereof.

5.2 Amendment.    No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by each of the Parties.

5.3 Further Assurances.    Each Party shall take such action (including, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

5.4 Assignment.    This Agreement may not be assigned by any Party without the consent of the other Parties.

5.5 Construction; Severability.    In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

5.6 Headings; Interpretation.    The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

5.7 No Representations.    Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. No Party has relied upon any representations or statements made by the other Parties hereto which are not specifically set forth in this Agreement.

5.8 Counterparts; Facsimile.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Agreement, and written amendments hereto, may be executed and delivered by facsimile or portable document format (pdf) transmission.

5.9 Termination.    Notwithstanding anything to the contrary contained herein, this Agreement shall terminate and be of no force and effect if the Merger Agreement shall be terminated for any reason whatsoever.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

NF INVESTORS, INC.		GSUIG, L.L.C.

By:		By:
	Name:		Name:
	Title:		Title:

PHAROS CAPITAL PARTNERS II, L.P. By: PHAROS CAPITAL GROUP II, LLC, its general partner		PHAROS CAPITAL PARTNERS II-A, L.P. By: PHAROS CAPITAL GROUP II-A, LLC, its general partner

By:		By:
	Name:		Name:
	Title:		Title:

HWP II, L.P. By: HWP II, LLC, its general partner		AMN HEALTHCARE SERVICES, INC.

By:		By:
	Name:		Name:
	Title:		Title:

[Signature Page to Management Termination and Release Agreement]

EXHIBIT F

LETTER OF TRANSMITTAL

To Accompany Certificate(s) for Shares of Company Securities

of

NF INVESTORS, INC.,

Surrendered in Connection with the Merger

of

NF INVESTORS, INC.

with and into

NIGHTINGALE ACQUISITION, INC.

This Letter of Transmittal is to accompany certificates (or, with respect to Preferred Options and Preferred Warrants, the applicable Surrender Agreement (as defined in the Merger Agreement)) for (i) shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of NF Investors, Inc., a Delaware corporation (the “Company”), (ii) shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), of the Company, (iii) shares of Series C Redeemable Preferred Stock, par value $0.001 per share of the Company (“Series C Preferred Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Company Preferred Stock”), (iv) options to purchase shares of Series B Preferred Stock (“Preferred Options”) and (v) warrants to purchase shares of Series A Preferred Stock (“Preferred Warrants” and together with the Company Preferred Stock and the Preferred Options, the “Company Securities”) in connection with the merger of Nightingale Acquisition, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of AMN Healthcare Services, Inc., a Delaware corporation (“AMN”) with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2010, by and among AMN, Merger Sub, the Company and the other parties thereto. The instructions accompanying this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed.

The Exchange Agent is:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, NY 10038

For assistance call (877) 248-6417 or (718) 921-8317

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

BOX 1

DESCRIPTION OF CERTIFICATE(S) SURRENDERED
Names and Addresses of Registered Holder(s)*	Certificate(s) Enclosed (Attach additional signed list if necessary)
	Company Securities	Certificate No. (or the Surrender Agreement with respect to Preferred Options and Preferred Warrants)	Total No. of Shares of Company Securities Represented by Certificate(s) (or the Surrender Agreement with respect to Preferred Options and Preferred Warrants)

Total Series A Preferred Stock
Total Series B Preferred Stock
Total Series C Preferred Stock
Total Preferred Options
Total Preferred Warrants

 *      The names of the registered holders should be printed exactly as they appear on the certificates surrendered hereby. Only certificates registered in a single form may be deposited with this Letter of Transmittal. If certificates are registered in different forms (e.g., John R. Doe and J.R. Doe), it will be necessary to fill in, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

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American Stock Transfer & Trust Company

Ladies and Gentlemen:

The undersigned hereby surrenders to American Stock Transfer & Trust Company (the “Exchange Agent”), the certificates (or, with respect to Preferred Options and Preferred Warrants, the Surrender Agreement) (the “Certificates”) listed above in Box 1 (Description of Certificate(s) Surrendered) formerly representing outstanding shares, options and warrants of some or all of the following: (i) shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of NF Investors, Inc., a Delaware corporation (the “Company”), (ii) shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), of the Company, (iii) shares of Series C Redeemable Preferred Stock, par value $0.001 per share of the Company (“Series C Preferred Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Company Preferred Stock”), (iv) options to purchase shares of Series B Preferred Stock (“Preferred Options”) and (v) warrants to purchase shares of Series A Preferred Stock (“Preferred Warrants” and together with the Company Preferred Stock and the Preferred Options, the “Company Securities”). It is understood that this Letter of Transmittal is subject to (i) the terms and conditions of the Agreement and Plan of Merger, dated as of July 28, 2010 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), by and among AMN Healthcare Services, Inc., a Delaware corporation (“AMN”), Nightingale Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of AMN (“Merger Sub”), the Company and the other parties thereto, receipt of which is hereby acknowledged by the undersigned and (ii) the accompanying Instructions. At the request of the undersigned, AMN agrees to provide to the undersigned a conformed copy of the executed Merger Agreement and all exhibits thereto.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each share of Company Securities was converted in the merger of Merger Sub with and into the Company (the “Merger”), with the Company remaining as the surviving corporation (the “Surviving Corporation”), into the right to receive that portion of the merger consideration (as set forth in Article III of the Merger Agreement) allocated to such share of Company Securities in accordance with Article III of the Merger Agreement, without interest and subject to any required withholding taxes; provided, that in accordance with the terms of the Merger Agreement and the Escrow Agreement (as defined in the Merger Agreement), a portion of the merger consideration will be deposited into escrow (the “Escrowed Merger Consideration”), and the Escrowed Merger Consideration will be released and delivered by the escrow agent thereunder to the undersigned only in such amounts, if any, and at such times, if at all, as provided for in the Merger Agreement and the Escrow Agreement. The undersigned hereby irrevocably surrenders to the Exchange Agent the Certificates for cancellation by AMN in exchange for the allocable portion of the merger consideration in respect of each share of Company Securities formerly represented by the Certificates, subject to the escrowed holdback of a portion of such merger consideration as described above.

The undersigned will, upon request, execute and deliver any additional documents reasonably deemed by AMN to be necessary or desirable to complete the exchange of the Certificates for the portion of the merger consideration in respect of each share of Company Securities formerly represented by the Certificates. The undersigned consents to AMN, the Surviving Corporation, any of its successors or assigns and/or their respective board of directors (or other corporate governance body) taking any corrective action necessary to ensure that the Merger Agreement and related transactions and all actions heretofore taken by the Company are properly approved by the Company, the Surviving Corporation, any of their respective successors or assigns, their respective boards of directors (or other corporate governance body) and stockholders.

By delivering any Certificate, the undersigned hereby releases, on its own behalf and on behalf of its successors and assigns, the Company, Merger Sub, the Surviving Corporation and AMN, and their respective affiliates, directors, officers, employees, partners, members, agents, advisors and representatives, and their respective successors and assigns (collectively, the “Releasees”), from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or

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liabilities whatsoever, in law or in equity, arising out of, in connection with or by reason of, the purchase or ownership of the shares of Company Securities held by the undersigned, the delivery of the Certificates hereby, the sale of such Company Securities pursuant to the Merger Agreement or the cancellation of the Certificates in exchange for the right to receive the portion of the merger consideration allocated to the shares represented by such Certificates, including, but not limited to, the allocation of the merger consideration among the shares of Company Securities as described in Article III of the Merger Agreement (collectively, the “Released Matters”); provided that the foregoing shall not release the Releasees from (i) their obligation to deliver the allocable portion of the merger consideration in respect of each share of Company Securities formerly represented by the Certificate in exchange therefor in accordance with the terms of the Merger Agreement and the Escrow Agreement (less the allocable portion of the Escrowed Merger Consideration), (ii) their obligation to deliver the Escrowed Merger Consideration to the escrow agent under the Escrow Agreement or (iii) any other right, obligation or liability any Releasee shall have to the undersigned not related to the Released Matters, including with respect to the undersigned being an officer, director, employee, agent, consultant or advisor to any Releasee.

The undersigned hereby represents and warrants that the undersigned is the sole record, legal and beneficial owner of the shares of Company Securities represented by the surrendered certificate(s) and has full power and authority to surrender the Certificates formerly representing outstanding shares of Company Securities and that, upon the delivery thereof to AMN, as the Surviving Corporation’s agent for cancellation pursuant hereto, the Surviving Corporation will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances and adverse claims.

The undersigned hereby represents and warrants that the undersigned (select one):

             is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); or

             has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the investment in the AMN Securities (as defined below) and of making an informed investment decision with respect thereto.

The undersigned hereby:

(i) represents and warrants that it is aware that the issuance of the shares of (a) common stock, par value $0.01 per share, of AMN (the “AMN Common Stock”), (b) Series A Conditional Convertible Preferred Stock, par value $0.01 per share, of AMN (the “AMN Preferred Stock”), and (c) AMN Common Stock issuable upon conversion of the shares of AMN Preferred Stock (together with the AMN Common Stock and the AMN Preferred Stock, the “AMN Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act;

(ii) represents and warrants that it is receiving the AMN Securities, in accordance with the Merger Agreement, for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such AMN Securities;

(iii) acknowledges and agrees that the AMN Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the AMN Securities have not been registered under the Securities Act and that the AMN Securities may be offered, resold, pledged or otherwise transferred only (a) in a transaction not involving a public offering; (b) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); (c) pursuant to any effective registration statement under the Securities act; or (d) to AMN or one of its subsidiaries, in each of cases (a) through (d) in accordance with any applicable securities laws of any State of the United States;

(iv) represents and warrants that it is able to bear the economic risk of holding the AMN Securities (including the risk of a complete loss of such investment in the AMN Securities) for an indefinite period;

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(v) represents and warrants that it has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the investment in the AMN Securities and of making an informed investment decision with respect thereto;

(vi) represents and warrants that it (a) has had access to all the materials relating to AMN and the AMN Securities required to be furnished under Rule 502(b)(2) of Regulation D under the Securities Act and (b) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of AMN and its subsidiaries and to ask questions of AMN and its subsidiaries and received answers thereto, each as it deemed necessary in connection with the decision to make the investment in the AMN Securities;

(vii) represents and warrants that neither AMN nor any of its affiliates has rendered or will render any investment advice, tax advice or securities valuation advice to the undersigned, and that the undersigned is neither subscribing for nor acquiring the AMN Securities in reliance upon, or with the expectation of, any such advice;

(viii) represents and warrants that it is not acquiring the AMN Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any solicitation in connection with investments in securities generally;

(ix) acknowledges and agrees that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, AMN may require the implementation of appropriate restrictions on the transfer of AMN Securities substantially to give effect to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF AMN HEALTHCARE SERVICES, INC. THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO AMN HEALTHCARE SERVICES, INC. OR ONE OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE;” and

(x) understands and agrees that AMN will rely upon the truth and accuracy of the representations, warranties and acknowledgements contained in this Letter of Transmittal.

The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned with respect to the Certificates, with full power of substitution and resubstitution (and such power of attorney being deemed to be an irrevocable power coupled with an interest) to deliver the Certificates, together with all accompanying evidence of transfer and authenticity, to the Surviving Corporation for cancellation upon receipt by the Exchange Agent, as the undersigned’s agent, of the portion of the merger consideration in respect of each share of Company Securities formerly represented by the Certificates. All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the

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undersigned hereunder will be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned (collectively, “Successors-in-Interest”) and will not be affected by, and will survive, the death, incapacity or bankruptcy of the undersigned.

The undersigned hereby acknowledges and agrees that (i) the surrender of the Certificates pursuant to this Letter of Transmittal in exchange for the portion of the merger consideration in respect of each share of Company Securities formerly represented by the Certificates (subject to the escrowed holdback of a portion of such merger consideration as Escrowed Merger Consideration as described above) will not be deemed to have occurred unless and until the Exchange Agent has received the Certificates and this Letter of Transmittal, properly completed and duly executed, together with all accompanying evidence of authority in form and substance reasonably satisfactory to the Surviving Corporation (which may delegate such power in whole or in part to AMN), (ii) delivery of such Certificates will be effected and risk of loss and title to such Certificates will pass only upon proper surrender thereof to the Exchange Agent and (iii) all questions as to the validity, form and eligibility of this Letter of Transmittal, any other documentation delivered herewith or pursuant hereto, and any purported surrender of Certificates hereunder will be determined in good faith by the Surviving Corporation (which may delegate such power in whole or in part to AMN), which determination will be final and binding on all parties.

The undersigned hereby irrevocably constitutes and appoints GSUIG, L.L.C., a Delaware limited liability company (the “Representative”), the true and lawful agents and attorneys-in-fact of the undersigned with respect to the Merger Agreement and the Escrow Agreement, dated as of the closing date of the Merger (the “Escrow Agreement”), by and among the escrow agent thereunder (the “Escrow Agent”), the Representative and AMN, and the transactions contemplated thereby, with full power of substitution and resubstitution (and such power of attorney being deemed to be an irrevocable power coupled with an interest) to act on behalf of the undersigned in any litigation or arbitration involving the Merger Agreement or the Escrow Agreement. All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder will be binding upon his, her or its Successors-in-Interest and will not be affected by, and will survive, the death, incapacity or bankruptcy of the undersigned. The undersigned acknowledges and agrees that AMN, the Surviving Corporation, the Escrow Agent and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representative, as the action of the undersigned in all matters referred to in the Merger Agreement or the Escrow Agreement. The undersigned agrees that the Representatives shall have full power and authority to represent the undersigned, with respect to all matters arising under the Merger Agreement and the Escrow Agreement and all actions taken by the Representative thereunder shall be binding upon the undersigned, as if expressly confirmed and ratified in writing by the undersigned. The Escrow Agent, AMN and the Surviving Corporation may rely on the Representative as the undersigned’s exclusive agent and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

The undersigned hereby acknowledges and agrees that, except for fraud, criminal activity, gross negligence or willful misconduct on the Representative’s part, the Representative shall have no liability to the undersigned under the Merger Agreement, the Escrow Agreement or this Letter of Transmittal for any act or omission by the Representative on behalf of the undersigned.

The undersigned hereby expressly acknowledges and agrees with AMN and the Surviving Corporation that, by executing and delivering this Letter of Transmittal, (i) the terms and conditions of the Merger Agreement, including, without limitation, the indemnification obligations and procedures set forth in Article XI of the Merger Agreement, and Sections 7.3 and 7.4 of the Merger Agreement and (ii) the terms and conditions of the Escrow Agreement, shall be binding on the undersigned and his, her or its Successors-in-Interest to the same extent as if the undersigned were a party to the Merger Agreement and the Escrow Agreement.

The undersigned hereby acknowledges and agrees that, as a result of the Merger, the undersigned has ceased to have any rights with respect to or arising from the shares of Company Securities formerly represented by the Certificates, except the right to receive the portion of the merger consideration upon the surrender of such

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Certificates pursuant to this Letter of Transmittal in accordance with, in the amounts of and at the times specified in, the Merger Agreement and the Escrow Agreement.

Unless otherwise indicated below under Box 3 (“Special Issuance Instructions”) the undersigned hereby requests that shares of the AMN Common Stock and AMN Preferred Stock in book-entry form be issued in the name(s) of the registered holder(s) appearing above in Box 1 (“Description of Certificate(s) Surrendered”). Similarly, unless otherwise indicated below in Box 4 (“Special Delivery Instructions”), the undersigned hereby requests that evidence of book-entry of shares of AMN Common Stock and AMN Preferred Stock be mailed to the address(es) of the registered holder(s) appearing above in Box 4 (“Description of Certificate(s) Surrendered”). In the event that Box 3 (“Special Issuance Instructions”) and Box 4 (“Special Delivery Instructions”) are completed, the undersigned hereby requests that shares of AMN Common Stock and AMN Preferred Stock in book-entry form be issued in the name(s) of, and evidence thereof (and accompanying documents, as appropriate) be mailed to, the person(s) so indicated.

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BOX 2

SIGNATURE

PLEASE SIGN HERE

(TO BE COMPLETED BY ALL SURRENDERING STOCKHOLDERS)

(See Instructions 1 and 4 and the following paragraph)

X

X

Signature(s) of Registered Holder(s)	Date

Must be signed by the registered holder(s) as the name(s) appear(s) on the Certificates, or by person(s) authorized to be registered holder(s) by endorsements and documents transmitted herewith. See Instruction 4. If signature is by a trustee, executor, administrator, guardian, officer or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4(f). Please type or print the following information:

Name(s):

Capacity (Full Title):

Address:

Daytime Phone No.:

SIGNATURE GUARANTEE

(If required by Instructions 1 and 4)

Signature(s) Guaranteed by an Eligible Institution
(Authorized Signature)

(Title)

(Name of Firm)

(Phone No.)	(Date)

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BOX 3

SPECIAL ISSUANCE INSTRUCTIONS

(See Instructions 1, 4, 5 and 7)

To be completed ONLY if any shares of AMN Preferred Stock or AMN Common Stock in book-entry form are to be issued in the name of someone other than the person or persons whose name(s) appear(s) above on this Letter of Transmittal.

Issue to:

(Please Type or Print)

Name:

Address:

Zip Code

Employer Identification or Social Security No.: See Substitute Form W-9

BOX 4

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 1, 4, 5 and 7)

To be completed ONLY if evidence of book-entry shares of AMN Preferred Stock or AMN Common Stock are to be sent to someone other than the person or persons whose name(s) appear(s) above on this Letter of Transmittal or an address other than that shown on the second page of this Letter of Transmittal.

Mail to:

(Please Type or Print)

Name:

Address:

Zip Code

Employer Identification or Social Security No.: See Substitute Form W-9

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INSTRUCTIONS FOR SURRENDERING CERTIFICATES

(1) Guarantee of Signatures.    All signatures on this Letter of Transmittal must be guaranteed by a financial institution (which includes most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (each such entity, an “Eligible Institution”), unless this Letter of Transmittal is signed by the registered holder(s) of the shares of Company Securities and such holder(s) has (have) not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” above. See Instruction 4.

(2) Requirements of Delivery.    This Letter of Transmittal, properly completed and duly executed, together with the surrendered Certificates and any documents required by this Letter of Transmittal, should be sent by mail, overnight courier or hand delivery to the Exchange Agent at the applicable address shown on the front page of this Letter of Transmittal. The method of delivery of the Certificates and any other documents is at the election and risk of the holder of the Certificates. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

(3) Inadequate Space.    If the space provided under Box 1 (Description of Certificates(s) Surrendered) is inadequate, the Certificate numbers and the number of shares formerly represented by the Certificates should be listed on a separate schedule and attached hereto.

(4) Signatures on Letter of Transmittal, Stock Powers and Endorsements.

(a) The signatures of the registered holders of the Certificates on this Letter of Transmittal must correspond with the names as written on the face of the Certificates without alteration, enlargement or any change whatsoever.

(b) If any of the Certificates are held of record by two or more persons, all such persons must sign this Letter of Transmittal.

(c) If any of the Certificates are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal and any necessary accompanying documents as there are different registrations. Certificates and Letters of Transmittal representing all of the shares of Company Securities beneficially owned by a particular holder as of the effective time of the Merger must be submitted concurrently.

(d) If this Letter of Transmittal is signed by the registered holder(s) of the Certificates, no endorsements of the Certificates or separate stock powers are required, unless shares of AMN Preferred Stock or AMN Common Stock in book-entry form are to be issued in the name of, or evidence of book-entry of shares of AMN Preferred Stock or AMN Common Stock are to be delivered to, any person other than such registered holder(s). If shares of AMN Preferred Stock or AMN Common Stock in book-entry form are to be issued in the name of, or evidence of book-entry of shares of AMN Preferred Stock or AMN Common Stock are to be delivered to, any person other than the registered holder(s) of the Certificates, all signatures on the Certificates or stock powers must be guaranteed by an Eligible Institution (unless signed by an Eligible Institution).

(e) If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Certificates, the Certificates must be endorsed or accompanied by appropriate stock powers and, in either case, signed exactly as the names of the registered holder(s) appear on the Certificates. Signatures of any such person on any of the Certificates or any stock powers must be guaranteed by an Eligible Institution (unless signed by an Eligible Institution).

(f) If this Letter of Transmittal or any of the Certificates or stock powers are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Surviving Corporation, proper evidence satisfactory to the Surviving Corporation of the authority of such person to so act must be submitted with this Letter of Transmittal.

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(5) Special Issuance and Delivery Instructions.    If any shares of AMN Preferred Stock or AMN Common Stock in book-entry form are to be issued in the name of a person other than the person(s) signing this Letter of Transmittal or if any evidence of book-entry shares of AMN Preferred Stock or AMN Common Stock are to be sent to someone other than to the person(s) signing this Letter of Transmittal or to the person(s) signing this Letter of Transmittal but at an address other than that shown in Box 1 (Description of Certificate(s) Surrendered), then Box 3 (Special Issuance Instructions) and/or Box 4 (Special Delivery Instructions), as appropriate, must be completed. If no such instructions are given, all shares of AMN Preferred Stock and AMN Common Stock in book-entry form will be issued in the name and all evidence of book-entry shares of AMN Preferred Stock and AMN Common Stock will be sent to the address appearing in Box 1 (Description of Certificate(s) Surrendered).

(6) Substitute Form W-9.    A surrendering stockholder (and, if applicable, the other person designated in Box 3 above to be issued any shares of AMN Preferred Stock or AMN Common Stock in book-entry form) that is a U.S. person within the meaning of the United States Internal Revenue Code (including, among others, a U.S. resident alien) generally is required to provide the Company and any other payor of Merger Consideration with a correct taxpayer identification number (“TIN”) on Substitute Form W-9, which is provided under “Important Tax Information” in Schedule B to this Letter of Transmittal, and to certify that the surrendering stockholder (and, if applicable, such other person) is not subject to backup withholding. If a surrendering stockholder or such other person has been notified by the United States Internal Revenue Service (the “IRS”) that such person is subject to backup withholding, such person must cross out item (2) of the Certification box of the Substitute Form W-9, unless such person has since been notified by the IRS that such person is no longer subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the surrendering stockholder (and, if applicable, the other person designated in Box 3 above to be issued any shares of AMN Preferred Stock or AMN Common Stock in book-entry form) to backup withholding at the then-applicable rate (which as of the date hereof is 28%) on any payments made in respect of surrendered Certificates. The phrase “Applied for” may be written in Part I of the Substitute Form W-9 if the surrendering stockholder or other person designated in Box 3 above has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If “Applied for” is written in Part I, (i) the Company or other payor may subject payments made in respect of surrendered Certificates to backup withholding and (ii) if a TIN is not provided within 60 days, the Company or such other payor may subject the stockholder to backup withholding on payments made until a TIN is provided.

(7) Stock Transfer Taxes.    If issuance of shares of AMN Preferred Stock or AMN Common Stock in book-entry form in respect of surrendered Certificates are to be made to any person(s) other than the registered holder(s) of such Certificates, the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of such transfer will be deducted from the consideration payable in exchange for the surrendered Certificates unless satisfactory evidence of payment of such taxes, or exemption therefrom, is submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the Certificates surrendered herewith, or for funds to cover such stamps to be provided with this Letter of Transmittal.

(8) Mutilated, Lost, Stolen, or Destroyed Certificates.    If any certificate representing shares of Company Securities has been mutilated, lost, stolen or destroyed, the former stockholder of the Company should promptly complete the Affidavit Regarding Certificate attached to this Letter of Transmittal as Exhibit A. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing mutilated, lost, stolen or destroyed certificates have been followed.

(9) Requests for Assistance or Additional Copies.    All questions relating to procedures for surrendering Certificates, as well as requests for assistance or additional copies of this Letter of Transmittal, should be directed to the Exchange Agent at the address set forth on the first page of this Letter of Transmittal.

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IMPORTANT TAX INFORMATION

United States federal tax law generally requires that a stockholder that is a U.S. person within the meaning of the United States Internal Revenue Code (including, among others, a U.S. resident alien) surrendering Certificates provide the Company and any other payor of Merger Consideration with such stockholder’s correct TIN on Substitute Form W-9, which, in the case of a surrendering stockholder who is an individual, is his or her social security number. If a stockholder does not provide the correct TIN or if any other information is not correctly provided, such stockholder may be subject to a penalty of up to $500 imposed by the IRS. In addition, such stockholder may be subject to backup withholding at the then-applicable rate (which as of the date hereof is 28%) on any payments received in respect of surrendered Certificates.

Certain persons are not subject to backup withholding. An exempt stockholder, other than a non-U.S. person, should enter the stockholder’s name, address, status and TIN on the face of the Substitute Form W-9, check the “Exempt” box in Part II of the Substitute Form W-9, and sign, date and return the Substitute Form W-9. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (the “W-9 Guidelines”) for additional instructions.

A surrendering stockholder that is not a U.S. person within the meaning of the United States Internal Revenue Code (a “non-U.S. stockholder”) should not complete the Substitute Form W-9. A non-U.S. stockholder instead should obtain the applicable IRS Form W-8 from the Exchange Agent or from the IRS website at www.irs.gov. The non-U.S. stockholder should then complete, sign and return the appropriate IRS Form W-8 in accordance with the instructions to such form in order to avoid any applicable withholding taxes. Non-U.S. stockholders should consult with their tax advisors regarding any questions they may have with respect to the completion of the appropriate IRS Form W-8.

If backup withholding applies, AMN or such other payor, as applicable, generally is required to withhold at the then-applicable rate on any consideration to be received by a payee. Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of such withholding provided the required information is furnished to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided that the required information is furnished to the IRS.

To prevent backup withholding, each surrendering stockholder (other than an exempt or non-U.S. stockholder subject to the requirements set forth above) should provide such stockholder’s correct TIN by completing the “Substitute Form W-9” set forth below, certifying that (i) the TIN provided is correct (or that such stockholder is awaiting a TIN) and (ii) the stockholder is not subject to backup withholding because (a) the stockholder is exempt from backup withholding, (b) the stockholder has not been notified by the IRS that such stockholder is subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified the stockholder that such stockholder is no longer subject to backup withholding and (iii) the stockholder is a U.S. person.

The surrendering stockholder (other than an exempt or non-U.S. stockholder subject to the requirements set forth above) is required to give the TIN (e.g., the social security number or employer identification number) of the record holder of the Certificates. If the Certificates are in more than one name or are not in the name of the actual owner, consult the W-9 Guidelines for information on which TIN to report. If the stockholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, the stockholder may return a properly completed, signed Substitute Form W-9 with “Applied for” written in Part I. If “Applied for” is written in Part I, the stockholder must also complete the Certificate of Awaiting Taxpayer Identification Number in order to avoid backup withholding. If “Applied for” is written in Part I, (i) AMN or other payor may subject the consideration payable in respect of surrendered Certificates to backup withholding and (ii) if a TIN is not provided within sixty (60) days, backup withholding may begin with respect to the consideration payable and continue until the stockholder furnishes its TIN.

For United States federal income tax purposes, the Merger will be considered to occur in the taxable period during which the Merger is effective, regardless of whether the surrendering stockholder surrenders Certificates in that taxable period.

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TO BE COMPLETED BY HOLDERS THAT ARE U.S. PERSONS

(INCLUDING U.S. RESIDENT ALIENS)

(See “Guidelines for Certification of TIN on Substitute Form W-9” below)

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN) and Certification

PART I — PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION NUMBER IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for instructions.

Social Security Number(s) OR Employer Identification Number(s) (If awaiting TIN, write “Applied For”)
Please Fill in Your Name, Address and Status Below Name: Address (Number and Street) City, State and Zip Code Status (individual, corporation, partnership, other)	PART II — ☐ Check this box if you are exempt from backup withholding

PART III — CERTIFICATION:

UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)    I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)    I am a U.S. person (including a U.S. resident alien).

Signature:                                                           Date:

CERTIFICATION GUIDELINES — You must cross out item (2) of the above certification if you have been notified by the IRS that you are subject to backup withholding because of under reporting of interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the payer, (a) the specified rate of all reportable payments made to me shall be withheld, (b) such withheld amounts, other than in respect of reportable interest or dividend payments, shall be remitted to the Internal Revenue Service as backup withholding and (c) if I do not provide my taxpayer identification number within sixty (60) days, such withheld amounts in respect of reportable interest or dividend payments shall be remitted to the Internal Revenue Service as backup withholding and the specified rate of all reportable payments made to me thereafter will be withheld and remitted to the Internal Revenue Service until I provide a taxpayer identification number.

Signature:	Date:

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF THE SPECIFIED RATE OF ANY PAYMENTS PAYABLE TO YOU. PLEASE REVIEW THE ENCLOSED “GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9” FOR ADDITIONAL DETAILS.

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the United States Internal Revenue Code of 1986, as amended (the “Code”). “IRS” is the United States Internal Revenue Service.

For this type of account:	Give the SOCIAL SECURITY NUMBER OF —	For this type of account:	Give the EMPLOYER IDENTIFICATION NUMBER OF—
1. An individual’s account	The individual	6. Sole proprietorship account or single-owner limited liability company	The owner(3)
		7. A valid trust, estate, or pension trust	The legal entity(4)
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	8. Corporate account or limited liability company electing corporate status on Form 8832	The corporation
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	9. Association, club, religious, charitable, educational, or other tax-exempt organization account	The organization
4. a.The usual revocable savings trust account (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under State law	The grantor-trustee(1) The actual owner(1)	10. Partnership account or multimember limited liability company	The partnership
5. Sole proprietorship account or single-owner limited liability company	The owner(3)	11. A broker or registered nominee	The broker or nominee
		12. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s social security number.

(3)	You must show your individual name. You may also enter your business name. You may use either your Social Security number or your Employer Identification number.

(4)

List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

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Obtaining a Number

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals) or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or from the Internal Revenue Service (the “IRS”) and apply for a number. U.S. resident aliens who cannot obtain a Social Security number must apply for an ITIN (Individual Taxpayer Identification Number) on Form W-7.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•

An organization exempt from tax under Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or an individual retirement plan or a custodial account under Section 403(b)(7) of the Code, if the account satisfies the requirements of Section 401(f)(2) of the Code.

•	The United States or any agency or instrumentality thereof.
•	A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
•	An international organization or any agency or instrumentality thereof.

Other payees that MAY BE EXEMPT from backup withholding include the following:

•	A corporation.
•	A financial institution.
•	A dealer in securities or commodities required to register in the U.S., the District of Columbia or a possession of the U.S.
•	A real estate investment trust.
•	A common trust fund operated by a bank under Section 584(a) of the Code.
•	A trust exempt from tax under Section 664 of the Code or a trust described in Section 4947 of the Code.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A foreign central bank of issue.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A middleman known in the investment community as a nominee or custodian.

Payments Exempt from Backup Withholding

Payment of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441 of the Code.
•	Payments to certain partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.
•	Payments of patronage dividends where the amount received is not paid in money.
•	Payments made by certain foreign organizations.
•	Code Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•	Payment of interest on obligations issued by individuals.

Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payment of tax-exempt interest (including exempt interest dividends under Section 852 of the Code).
•	Payments described in Section 6049(b)(5) to nonresident aliens.
•	Payments made by certain foreign organizations.
•	Mortgage or student loan interest paid to you.

Exempt payees described above that are U.S. persons (including a U.S. resident alien individual) should file Form W-9 to avoid possible erroneous backup withholding. ENTER YOUR NAME, ADDRESS, STATUS AND TAXPAYER IDENTIFICATION NUMBER, CHECK “EXEMPT” IN PART II OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER. IF YOU ARE A NONRESIDENT ALIEN OR A NON-U.S. ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH THE PAYER A COMPLETED INTERNAL REVENUE SERVICE FORM W-8BEN, W-8ECI, W-8IMY or W-8EXP, AS APPLICABLE .

Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see Sections 6041, 6041A, 6042, 6044, 6045, 6049, and 6050A and 6050N of the Code and the regulations promulgated thereunder.

Privacy Act Notice. Section 6109 of the Code requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4) Misuse of TINs. If the requester discloses or uses TINs in violation of Federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

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Exhibit A

AFFIDAVIT REGARDING CERTIFICATE

1.	The undersigned former stockholder, warrant holder or option holder (as applicable, the “Former Holder”) of NF Investors, Inc., a Delaware corporation, being duly sworn, deposes, says and agrees as follows:

That the Former Holder is the sole record, legal and beneficial owner of the shares, options or warrants, as applicable, formerly represented by a Certificate (or, with respect to options and warrants, other evidence) (the “Certificate”) described above in Box 1 in the enclosed Letter of Transmittal; and (i) the Certificate was never, in whole or in part, assigned, transferred, sold, pledged or otherwise hypothecated or disposed of by the undersigned and (ii) the Certificate has not been located by the undersigned and that, to the best knowledge and belief of the undersigned, such Certificate has been lost, stolen or destroyed.

2.	The Former Holder does hereby further agree as follows:

a.	that this Affidavit Regarding Certificate is being executed by the Former Holder for the purpose of documenting and verifying for the Surviving Corporation that the Certificate has been lost, stolen or destroyed;

b.	that the Former Holder will immediately surrender to Surviving Corporation the Certificate, should the Certificate hereafter come into the possession or control of the Former Holder;

c.	that the Former Holder will at all times protect, indemnify and hold harmless each of AMN, the Company, the Surviving Corporation and Merger Sub and their respective subsidiaries and related companies, and each of their respective successors and assigns (collectively, the “Indemnitees”), from and against any and all actions, causes of action, claims, demands, liabilities, losses, damages or expenses of whatsoever kind and nature, including attorneys’ fees and including expenses which the Indemnitees shall or may at any time sustain or incur by reason of or in consequence of the Certificates, if applicable, having been destroyed, lost or stolen, such indemnity extending to and including, but not being limited to, any expense, loss, or other matter or any litigation or other expenditures in any way arising from or connected with, directly or indirectly, the Certificates; and

d.	that the agreement by the Holder to indemnify the Indemnitees shall be binding upon the Holder’s successors and assigns and shall inure to the benefit of the Indemnitees.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the enclosed Letter of Transmittal.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Affidavit Regarding Certificate as of this      day of                     , 2010.

FORMER HOLDER

By:
Name:
Title:

A-1

EXHIBIT G

AMN Healthcare to Acquire Medfinders

Expands Nation’s Largest Healthcare Staffing and Workforce Solutions Company

Increases Growing Clinical Workforce Managed Services Capability

SAN DIEGO, July 28 /PRNewswire-FirstCall/ — AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing and workforce solutions company, entered into a definitive agreement to acquire the parent company of Arlington, Texas-based Nursefinders, Inc. (dba Medfinders), one of the nation’s leading providers of clinical workforce managed services programs. Through its multi-brand strategy, Medfinders also provides travel nurse and allied staffing, locum tenens, physician search services, and home healthcare services, as well as local nurse and allied staffing in support of its managed services programs.

“Bringing together the experience and diverse capabilities of both companies in healthcare staffing and managed services will create significant short and long-term benefits for our clients,” said Susan Nowakowski, President and CEO of AMN Healthcare. “The expansion of our service lines resulting from this combination will substantially improve our ability to deliver an innovative, total workforce management and staffing solution to our broad and growing client base. This is a strategic opportunity for two leaders in healthcare staffing to come together to achieve additional sales and operating efficiencies while immediately enhancing and expanding our service offerings.”

“This is an ideal combination for our clients, healthcare professionals, and team members,” said Bob Livonius, CEO of Medfinders. “As an integrated and increasingly diverse company, we will be even more effective and efficient in delivering high quality and innovative workforce management solutions to our clients across the full spectrum of clinical specialties and services.”

Under the terms of the agreement, AMN will acquire all of the outstanding equity of Medfinders’ parent company for approximately 6.3 million shares of AMN Healthcare Services, Inc. common stock, and approximately 5.7 million shares of AMN Series A Conditional Convertible Preferred Stock with a liquidation preference of $10.00 per share and a dividend rate of 11% per annum. Initially, the preferred stock will be non-voting and will not be convertible into shares of AMN common stock. Following the closing of the transaction, AMN shareholders will be asked to approve at a shareholders’ meeting the voting rights of the preferred stock and the convertibility on a one-for-one basis. AMN expects to file a proxy statement with the Securities and Exchange Commission following the closing. If AMN’s shareholders approve the conversion and the voting features of the preferred stock within 180 days of the closing of the transaction, the preferred stock shall cease to accrue dividends and any accrued dividends will be forgiven.

In connection with the transaction, AMN Healthcare is expected to refinance its existing Term B facility of approximately $107 million and pay off Medfinders’ existing debt facilities totaling approximately $132 million. AMN Healthcare expects to amend and extend its current Term B loan and increase its balance by an estimated $68 million to $175 million and issue a second lien term loan of $50 million. In addition, AMN Healthcare expects to amend and extend its existing revolving credit facility, which is expected to be undrawn at closing.

Valuing all of the equity securities to be issued in the transaction using AMN Healthcare’s closing share price on the day immediately preceding the execution of the definitive agreement, and assuming conversion of the preferred securities to be issued by AMN Healthcare, the transaction has a value of approximately $220 million (including approximately $132 million of Medfinders’ indebtedness to be refinanced). Upon consummation of the transaction, former Medfinders’ shareholders will own approximately 26% of AMN Healthcare Services, Inc. (on an as-converted, fully-diluted basis). The transaction, which is expected to be accretive to full year earnings in 2011, is expected to close in the third quarter of 2010, and is subject to customary closing conditions, regulatory approvals and receipt of debt financing.

“Our clients are seeking new, more sophisticated, value-added workforce solutions, and they desire a partner who can deliver a broad suite of offerings with their changing needs,” noted Ms. Nowakowski. “The combined capabilities of AMN Healthcare and Medfinders will provide immediate benefit to our clients and position us to be a more capable, innovative partner.

“Expanding into home healthcare also represents an opportunity to capitalize on future growth in a fragmented industry that we anticipate, similar to our core staffing businesses, will be fueled by the long-term dynamics of an aging population. This acquisition advances our long-term strategy of leveraging our core competencies, operational infrastructure, and extensive network of clinicians seeking career opportunities at a local and national level. We believe the value, breadth and depth of services we can offer to our clients will be unparalleled within the industry.”

Conference Call on July 29, 2010

AMN Healthcare will host a live conference call and webcast on Thursday, July 29, 2010 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss the acquisition and second quarter 2010 earnings results. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 553-0326 in the U.S. or (612) 332-0720 internationally. A telephonic replay of the call will be available at 11:00 a.m. Eastern Time on July 30, 2010, and can be accessed until 11:59 p.m. Eastern Time on August 19, 2010, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 163114. Alternatively, a replay of the webcast will be available at the company’s website at 11:00 a.m. Eastern Time on July 30, 2010.

About AMN Healthcare

AMN Healthcare Services, Inc. is the nation’s largest provider of comprehensive healthcare staffing and workforce solutions. As a leading provider of travel nurse and allied staffing services, locum tenens (temporary physician staffing) and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States, ranging from acute-care hospitals and physician practice groups to other healthcare settings. AMN Healthcare also offers flexible, customized workforce management solutions to healthcare organizations through its managed services program and recruitment process outsourcing services. For more information, visit http://www.amnhealthcare.com.

About Medfinders

Nursefinders, Inc. (dba Medfinders) is a leading provider of clinical managed services programs, also known as vendor management services, to healthcare facilities across the country. The company also provides nursing and allied health local and travel staffing, locum tenens, physician permanent placement services, as well as home healthcare services. The company has more than 80 offices across the U.S. and places thousands of healthcare professionals in healthcare assignments each year. For more information, visit http://www.medfinders.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding the terms, value and anticipated benefits of the acquisition, including sales and operational efficiencies and expanded service offerings, the anticipated shareholder vote, refinancing of the company’s credit facility, accretion to earnings, home healthcare opportunities, dynamics of an aging population and advancement of the company’s long-term strategy, and the value, breadth and depth of the company’s services. The company based these forward-looking statements on its current expectations and projections about

2

future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Important Information

AMN Healthcare intends to file a proxy statement and other relevant materials with the SEC to obtain shareholder approval of (i) the convertibility of the preferred stock to be issued to Medfinders’ shareholders in the acquisition into shares of AMN Healthcare common stock and (ii) the voting rights of such preferred stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by AMN Healthcare with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from AMN Healthcare’s website at www.amnhealthcare.com or by writing to: AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, Attention: Investor Relations.

AMN Healthcare and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of AMN Healthcare in connection with the Stockholder Approval. Information regarding AMN Healthcare’s directors and executive officers is included in AMN Healthcare’s definitive proxy statement for its 2010 annual meeting of stockholders held on April 14, 2010, which was filed with the SEC on March 12, 2010. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.

Cautionary Statement

The issuance of the securities in the transactions described in this press release have not been registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

CONTACT: Amy C. Chang, Vice President, Investor Relations of AMN Healthcare Services, Inc., 1-866-861-3229

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EXHIBIT H

CERTIFICATE OF DESIGNATIONS OF SERIES A CONDITIONAL CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, OF AMN HEALTHCARE SERVICES, INC.

Pursuant to Sections 151 and 103 of the General Corporation Law of the State of Delaware

AMN HEALTHCARE SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution on                     , 2010, and the resolution was adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors under Article Fourth of the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of              (            ) shares of Preferred Stock, par value $0.01 per share, of the Company, having the voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to the authority expressly vested in it by the provisions of the Certificate of Incorporation as follows:

Section 1. Designation.    The designation of the series of preferred stock of the Company is “Series A Conditional Convertible Preferred Stock”, par value $0.01 per share (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 2. Number of Shares.    The authorized number of shares of Series A Preferred Stock is              (            ). Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Company, shall revert to authorized but unissued shares of Preferred Stock.

Section 3. Defined Terms and Rules of Construction.

(a) Definitions.    As used herein with respect to the Series A Preferred Stock:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law, regulation or executive order to close.

“Bylaws” shall mean the Sixth Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, including by this Certificate of Designations.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Change of Control” shall mean the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a pledge or grant of a security interest to a bona fide lender; (2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any or all of the Permitted Holders, shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Company’s Capital Stock entitling such Person to exercise a majority of the total voting power of all classes of Voting Stock of the Company; (3) the Company merges or consolidates with or into any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) merges with or into the Company or (4) the Company engages in any recapitalization, reclassification or other transaction in which a majority of the Common Stock is exchanged for or converted into cash, securities or other property, in each case, other than a merger, consolidation, recapitalization, reclassification or other transaction (A) that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; (B) which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or (C) where the Voting Stock of the Company outstanding immediately prior to such transaction is converted or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

For purposes of this definition, (i) any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clauses (2) and (3) above, provided that no “person” or “group” (other than another such holding company or any or all of the Permitted Holders) Beneficially Owns, directly or indirectly, a majority of the voting power of the Voting Stock of such holding company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of the Company is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of the Company immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Close of Business” shall mean 5:00 p.m., eastern time, on any Business Day.

“Closing Price” shall mean, with respect to a share of Capital Stock of a Person, the price per share of the final trade of the Capital Stock on the applicable Trading Day on the principal national securities exchange on which the Capital Stock is listed or admitted to trading; provided, however, that, if the Capital Stock is not so listed or traded, the Closing Price shall be equal to the fair market value of such share, as determined in good faith by the Board of Directors.

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“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall mean AMN Healthcare Services, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.

“Conversion Rate” shall mean ten (10), subject to adjustment as set forth in Section 7.

“Dividend Rate” shall mean eleven percent (11.00%).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock (i) as to the payment of dividends or (ii) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

“Liquidation Preference” shall mean ten dollars ($10.00) per share of Series A Preferred Stock, which Liquidation Preference shall be adjusted from time to time to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Series A Preferred Stock), reorganization, recapitalization, reclassification or similar change with respect to shares of Series A Preferred Stock having a Record Date on or after the Original Issue Date.

“Mandatory Conversion Date” shall mean the earlier to occur of (i) if at any time after the receipt by the Company of the Stockholder Approval the Closing Price of the Common Stock is equal to or greater than $10.00 per share (adjusted from time to time to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification or similar change with respect to shares of Common Stock having a Record Date on or after the Original Issue Date) for a period of thirty (30) consecutive Trading Days, such thirtieth (30th) consecutive Trading Day and (y) if the Stockholder Approval has been obtained, the tenth anniversary of the Original Issue Date.

“Original Issue Date” shall mean                     , 2010.

“Parity Stock” shall mean any class or series of Capital Stock that ranks equally with the Series A Preferred Stock both (i) in the priority of payment of dividends and (ii) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Permitted Holder” shall mean, collectively, any of GSUIG, LLC, HWP Capital Partners II, L.P., Pharos Capital Partners II, L.P., Pharos Capital Partners II-A, L.P., Dallas Police and Fire Pension System and Nightingale Partners, L.P. and any of their respective Affiliates (including commonly controlled or commonly managed investment funds).

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“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Preferred Stock” shall mean any and all series of preferred stock of the Company, including the Series A Preferred Stock.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or holder of shares of Series A Preferred Stock, in accordance with Section 4(b)) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract, this Certificate of Designations or otherwise).

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Stockholder Approval” shall mean all approvals of the stockholders of the Company necessary to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (i) the conversion of the Series A Preferred Stock into shares of Common Stock and (ii) the voting rights of the Series A Preferred Stock.

“Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity for which the Company owns at least 50% of the Voting Stock of such entity.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

(b) Rules of Construction.    Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principals in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (x) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (xi) references to sections of the Code shall be deemed to include any substitute, replacement or successor sections as well as the Treasury Regulations promulgated thereunder from time to time; and (xii) headings are for convenience only.

Section 4. Dividends.

(a) In the event that the Company shall declare a dividend or make any other distribution (including in cash, in Capital Stock (including any options, warrants or other rights to acquire Capital Stock) of the Company, whether or not pursuant to a shareholder rights plan, “poison pill” or similar arrangement, or

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other property or assets) to holders of Common Stock, then the Board of Directors shall declare, and the holder of each share of Series A Preferred Stock shall be entitled to receive, a dividend or distribution, as applicable, in an amount equal to the amount of such dividend or distribution, as applicable, received by a holder of the number of shares of Common Stock for which such share of Series A Preferred Stock is convertible on the Record Date for such dividend or distribution (whether or not such holder of shares of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such date). Any such amount shall be paid to the holders of shares of Series A Preferred Stock at the same time such dividend or distribution, as applicable, is paid to holders of Common Stock.

(b) Commencing on the Original Issue Date and lasting until and including the date on which Stockholder Approval is obtained, in addition to participation in dividends on Common Stock as set forth in Section 4(a), holders of shares of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, dividends payable at an annual rate equal to the Dividend Rate on the sum of (x) the Liquidation Preference plus (y) on each anniversary following the Original Issue Date, an amount equal to any dividends on such share of Series A Preferred Stock which have accrued on any such anniversary pursuant to this Section 4(b) that have not been paid on or prior to such date. Dividends payable pursuant to this Section 4(b) with respect to any share of Series A Preferred Stock shall accrue daily from and after the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared and shall be calculated on the basis of a 360-day year. On the date, if any, that is immediately following the date on which Stockholder Approval is obtained, shares of Series A Preferred Stock shall no longer be entitled to receive dividends pursuant to this Section 4(b), other than any such dividends pursuant to this Section 4(b) which have accrued from the Original Issue Date through and including the date on which the Stockholder Approval is obtained and have not previously been paid; provided, if the Company shall obtain Shareholder Approval within the one hundred eighty (180) day period following the Original Issue Date, then the holders of shares of Series A Preferred Stock shall not be entitled to receive any dividend described in this Section 4(b). Dividends that are payable on shares of Series A Preferred Stock pursuant to this Section 4(b) shall be payable in cash except that, at the option of the Board of Directors, such dividends may be paid in kind with additional shares of Series A Preferred Stock. Dividends that are payable on shares of Series A Preferred Stock shall be payable to holders of record of the shares of Series A Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be no more than 60 days or less than 15 days prior to the date fixed for payment thereof.

(c) The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation.    In the event of (i) any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, or (ii) any Change of Control, holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (x) the sum of (a) the Liquidation Preference per share of Series A Preferred Stock plus (b) an amount per share of Series A Preferred Stock equal to the declared but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(a), if any, plus (c) an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) to but excluding the date fixed for such liquidation, dissolution, winding up or Change of Control, if any, and (y) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock that such holder of Series A Preferred Stock would have been entitled to receive had it converted such Series A

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Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company or Change of Control, as applicable (whether or not such holder of shares of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such date). To the extent such amount is paid in full to all holders of Series A Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

(b) Partial Payment.    If, in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series A Preferred Stock and all holders of Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such other Parity Stock.

Section 6. Conversion.

(a) Conversion at Option of Holders.    At any time after the receipt of the Stockholder Approval, each share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock equal to the number obtained by dividing (x) the sum of (A) the Liquidation Preference plus (B) except to the extent paid in cash as contemplated by Section 6(c) at the time of the conversion, an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) through, but excluding, the conversion date, if any, by (y) the Conversion Rate in effect at such time. The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Company. The conversion date shall be the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Company. The Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock on that date. As promptly as practicable on or after the conversion date (and in any event no later than five Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion. Any shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be delivered by the Company to the appropriate holder on a book-entry basis.

(b) Mandatory Conversion.    Each share of Series A Preferred Stock shall be automatically converted, immediately at the Close of Business on the Mandatory Conversion Date, with no further action required to be taken by the Company or the holder thereof, into the number of shares of Common Stock equal to the number obtained by dividing (x) the sum of (A) the Liquidation Preference plus (B) except to the extent paid in cash as contemplated by Section 6(c) at the time of the conversion, an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) through, but excluding, the conversion date, if any, by (y) the Conversion Rate in effect at such time. Immediately upon conversion as provided herein (i) each holder of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, notwithstanding that the share register of the Company shall then be closed or that book-entry evidence shall not then actually be delivered to such Person and (ii) each converted shares of Series A Preferred Stock as provided herein shall be retired and cancelled automatically with no further action required to be taken by the Company or the holder thereof. As promptly as practicable on or after the Mandatory Conversion Date (and in any event no later than five Trading Days thereafter), the Company shall provide notice to the holders of the Series A Preferred Stock of the occurrence of the Mandatory Conversion Date, which notice shall set forth procedures for the surrender of the shares of Series A Preferred Stock which have been converted to the

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office of the Company. The Company shall promptly issue the number of whole shares of Common Stock issuable upon conversion against the surrender of the shares of Series A Preferred Stock. Any shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be delivered by the Company to the appropriate holder on a book-entry basis.

(c) Option to Pay Accrued Dividends in Cash.    When shares of Series A Preferred Stock are converted pursuant to this Section 6, all dividends accrued but not yet paid on the Series A Preferred Stock so converted from and including the Original Issue Date to and including the date of conversion may, at the election of the Company, be paid, in whole or in part, in cash; it being understood that the amount of any accrued dividend so paid in cash shall reduce the amount added to the Liquidation Preference pursuant to clause (B) of Section 6(a) and clause B of Section 6(b).

(d) Common Stock Reserved for Issuance.    The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable and (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time.

(e) Taxes.    The Company shall pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(f) Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series A Preferred Stock so converted at one time by the same holder, the Company shall pay in cash an amount equal to the product of (i) the Closing Price of a share of Common Stock on the last Trading Day before (x) the Mandatory Conversion Date in the case of a mandatory conversion pursuant to Section 6(b) or (y) the date of delivery of a notice of conversion to the Company pursuant to Section 6(a) and (ii) such fraction of a share of Common Stock otherwise issuable upon conversion of the shares of Series A Preferred Stock.

Section 7. Conversion Rate Adjustments.    The Conversion Rate shall be adjusted from time to time (successively and for each event described) by the Company as follows:

(a) In the event that the Company shall at any time or from time to time after the Original Issue Date (i) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 4(a)) on the outstanding shares of Common Stock in capital stock (which, for purposes of this Section 7 shall include, without limitation, any options, warrants or other rights to acquire Capital Stock) of the Company, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, (iv) issue any shares of its capital stock in a reclassification of the Common Stock or (v) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 4(a)) on the outstanding shares of Common Stock in securities of the Company pursuant to a shareholder rights plan, “poison pill” or similar arrangement, then, and in each such case, the Conversion Rate in effect immediately prior to such event shall be increased or decreased, as applicable, (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of

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any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event (whether or not such holder of shares of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such date). An adjustment made pursuant to this Section 7(a) shall become effective retroactively (i) in the case of any such dividend or distribution, to a date immediately following the Close of Business on the Record Date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the Close of Business on the day upon which such corporate action becomes effective.

(b) In the event that the Company shall, at any time or from time to time after the Original Issue Date distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding (i) dividends or distributions paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 4(a), and (ii) dividends payable in shares of Common Stock (or any options, warrants or other rights to acquire Common Stock) for which adjustment is made under Section 7(a)) or rights or warrants to subscribe for or purchase securities of the Company (excluding those in respect of which an adjustment in the Conversion Rate is made pursuant to Section 7(a)), then, and in each such case, the Conversion Rate then in effect shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Closing Price of the Common Stock on the Record Date referred to below less the then fair market value of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such numerator not to be less than zero) and (y) the denominator of which shall be the Closing Price of the Common Stock on such Record Date. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the Close of Business on the Record Date for the determination of stockholders entitled to receive such distribution.

(c) In the event that the Company, at any time or from time to time after the Original Issue Date, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Section 7(a) or Section 7(b) (but not including any action described in any such Section and without any duplication of any adjustments made pursuant to such Sections) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Rate as a result of such action, then, and in each such case, the Conversion Rate shall be increased or decreased, as applicable, in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be sent to the holders of the Series A Preferred Stock).

(d) Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate. Any adjustment to the Conversion Rate carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series A Preferred Stock pursuant to Sections 6(a) and (b).

Section 8. Redemption.

(a) Optional Redemption.    In the event the Stockholder Approval has not been obtained by the tenth anniversary of the Original Issue Date, the shares of Series A Preferred Stock may be redeemed, in whole or in part, at any time on or after the tenth anniversary of the Original Issue Date, at the option of the Company out of funds lawfully available therefor upon giving notice of redemption pursuant to Section 8(b), at a redemption price per share of Series A Preferred Stock equal to the greater of (x) the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share of Series A

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Preferred Stock equal to the declared but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(a), if any, plus (c) an amount per share of Series A Preferred Stock equal to the accrued but unpaid dividends to which such holder of shares of Series A Preferred Stock is entitled to receive pursuant to Section 4(b) to but excluding the date fixed for such redemption, if any, and (y) the product of (a) the Market Price per share of Common Stock and (b) the number of shares of Common Stock that such holder of Series A Preferred Stock would have been entitled to receive had it converted each such share of Series A Preferred Stock (whether or not such holder of Series A Preferred Stock had been eligible to convert its shares of Series A Preferred Stock on such redemption date). For purposes of this Section 8(a), “Market Price” means the average Closing Price for the ten (10) consecutive Trading Days immediately preceding, but not including, the date as of which the Market Price is to be determined.

(b) Notice of Redemption at the Option of the Company.    Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 8(a) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 8(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(c) Partial Redemption.    In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption.    If notice of redemption has been duly given, then, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest.

Section 9. Voting Rights; Information Rights.

(a) Prior to receipt of the Stockholder Approval, the holders of shares of Series A Preferred Stock shall not be entitled to vote, except as otherwise provided herein or as otherwise required by applicable law. The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws.

(b) At any time and from time to time after receipt of the Stockholder Approval, the holders of shares of Series A Preferred Stock shall be entitled to vote as required by applicable law and with the holders of shares of Common Stock, as a single class, on all matters submitted to a vote of stockholders of the Company, except as otherwise provided herein or as required by applicable law. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted pursuant to Section 6 at the Record Date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed.

(c) Notwithstanding whether or not the Stockholder Approval shall have been obtained, the holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting delivered to the

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holders of Common Stock in accordance with the Bylaws and to otherwise receive all other notices and information made available or delivered by the Company to the holders of Common Stock.

Section 10. Record Holders.    To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 11. Notices.

(a) General.    All notices or communications in respect of the Series A Preferred Stock shall be given to the holders of the Series A Preferred Stock in any manner permitted by the Depository Trust Company or any similar facility through which the Series A Preferred Stock is issued in book-entry form.

(b) Notice of Certain Events.    The Company shall, to the extent not included in the Exchange Act reports of the Company, provide reasonable written notice to each holder of the Series A Preferred Stock of any event the occurrence of which would result in an adjustment to the Conversion Rate, including the then applicable Conversion Rate.

Section 12. Other Rights.    The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this      day of                     , 2010.

AMN HEALTHCARE SERVICES, INC.

By:

Name:

Title:

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